Commission File Number: 30-246



                       SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549-1004



                                    FORM U5S

                                  ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 2003



       Filed pursuant to the Public Utility Holding Company Act of 1935 by


                               NORTHEAST UTILITIES


        174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010

                               (Corporate Address)

                  Selden Street, Berlin, Connecticut 06037-1616

                            (Principal Headquarters)

                               NORTHEAST UTILITIES

                             FORM U5S ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 2003


                                TABLE OF CONTENTS
                                -----------------



ITEM                                                                        PAGE
----                                                                        ----

1.   System Companies and Investments Therein..............................    2

2.   Acquisitions or Sales of Utility Assets...............................    8

3.   Issue, Sale, Pledge, Guarantee, or Assumption of
     System Securities.....................................................    9

4.   Acquisition, Redemption or Retirement of System
     Securities............................................................   10

5.   Investments in Securities of Nonsystem
     Companies.............................................................   10

6.   Officers and Directors................................................   12

7.   Contributions and Public Relations....................................   44

8.   Service, Sales and Construction Contracts.............................   44

9.   Wholesale Generators and Foreign Utility
     Companies.............................................................   45

10.  Financial Statements and Exhibits.....................................   48

     Independent Auditors' Consent.........................................  F-1

     Signature.............................................................  F-5

ITEM 1.     SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003


                                                                                                Number of                % of
Tier       Name of Company (Company Abbreviation)                                             Shares Owned           Voting Power
----       --------------------------------------                                             ------------           ------------

           Northeast Utilities (NU) (a)
   1       The Connecticut Light and Power Company (CL&P) (b) (d)                              6,035,205               100%
                Unsecured Debt (Note B)                                                              N/A                N/A
   2         CL&P Receivables Corporation (CRC)                                                      100               100%
   2         CL&P Funding LLC                                                                          -               100%
   1       Public Service Company of New Hampshire (PSNH) (b)                                        301               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   2         Properties, Inc.                                                                        200               100%
   2         PSNH Funding LLC                                                                          -               100%
   2         PSNH Funding LLC 2                                                                        -               100%
   1       Western Massachusetts Electric Company (WMECO) (b)                                    434,653               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   2         WMECO Funding LLC                                                                         -               100%
   1       North Atlantic Energy Corporation (NAEC)                                                    6               100%
   1       North Atlantic Energy Service Corporation (NAESCO)*                                     1,000               100%
   1       Holyoke Water Power Company (HWP)                                                     480,000               100%
                Unsecured Debt (Note B)                                                              N/A                N/A
   2         Holyoke Power and Electric Company (HP&E)                                             4,850               100%
   1       Yankee Energy System, Inc. (YES)                                                        1,000               100%
   2         Yankee Gas Services Company (Yankee Gas)                                              1,000               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   2         Norconn Properties, Inc. (Norconn)                                                      100               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   2         Yankee Energy Services Company (YESCO)                                                  200               100%
   2         Yankee Energy Financial Services Company (YEFSCO)                                       200               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   2         Housatonic Corporation*                                                                 100               100%
   2         R.M. Services, Inc. (RMS)                                                            10,000 (f)            10%
   1       Northeast Utilities Service Company (NUSCO)                                                 1               100%
   1       NU Enterprises, Inc. (NUEI)                                                                89               100%
   2         Northeast Generation Company (NGC)                                                        6               100%
   2         Northeast Generation Services Company (NGS)                                             100               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   3           Greenport Power LLC (Greenport) (e)                                                   N/A                50%
   3           E.S. Boulos Company (Boulos)                                                          100               100%
   3           NGS Mechanical, Inc.                                                                  100               100%
   3           Woods Electrical Co., Inc.                                                            100               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   2         Mode 1 Communications, Inc.                                                             100               100%
   2         Woods Network Services, Inc.                                                            100               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   2         Select Energy, Inc. (Select Energy)                                                     100               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   3           Select Energy New York, Inc. (SENY)                                                10,000               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   2         Select Energy Services, Inc. (SESI)                                                     100               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   3           Select Energy Contracting, Inc.                                                       100               100%
   3           Reeds Ferry Supply Co., Inc.                                                          100               100%
   3           HEC/Tobyhanna Energy Project, Inc.                                                    100               100%
   3           HEC/CJTS Energy Center LLC                                                              -               100%
   1       The Quinnehtuk Company                                                                  3,500               100%
                 Unsecured Debt (Note B)                                                             N/A                N/A
   1       The Rocky River Realty Company (RRR)                                                      100               100%
                   Unsecured Debt (Note B)                                                           N/A                N/A
* Inactive.

ITEM 1.    SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

  Issuer                  Owner's
Book Value              Book Value
 (000's)                  (000's)                 Type of Business
 -------                  -------                 ----------------

                                           Registered Holding Company
 $698,427               $698,427           Electric Utility
   91,125                 91,125
  235,063                235,063           Special Purpose Entity (SPE)
    7,193                  7,193           SPE
  380,260                380,260           Electric Utility
   48,900                 48,900
    6,412                  6,412           Real Estate (c)
    3,126                  3,126           SPE
      251                    251           SPE
  152,003                152,003           Electric Utility
   31,400                 31,400
      776                    776           SPE
    5,179                  5,179           Electric Utility
    1,635                  1,635           Service Company*
    4,755                  4,755           Electric Utility
   11,000                 11,000
      199                    199           Electric Utility
  525,134                525,134           Intermediate Holding Company
  508,757                508,757           Gas Utility
   72,500                 72,500
      439                    439           Real Estate (c)
    1,100                  1,100
    4,691                  4,691           Rule 58 Energy-Related Company
    1,551                  1,551           Financial Services
    3,600                  3,600
     (191)                  (191)          *
    4,942                  4,942           Receivables Services
    1,778                  1,778           Service Company
  573,616                573,616           Intermediate Holding Company
  438,449                438,449           Exempt Wholesale Generator
   13,299                 13,299           Rule 58 Energy-Related Company
   15,500                 15,500
      N/A                    N/A           Rule 58 Energy-Related Company
   13,022                 13,022           Rule 58 Energy-Related Company
        8                      8           Rule 58 Energy-Related Company
    4,483                  4,483           Rule 58 Energy-Related Company
    5,250                  5,250
   14,651                 14,651           Exempt Telecommunications Company
    3,060                  3,060           Exempt Telecommunications Company
    4,150                  4,150
   42,202                 42,202           Rule 58 Energy-Related Company
  150,000                150,000
   37,999                 37,999           Rule 58 Energy-Related Company
   14,699                 14,699
   35,535                 35,535           Energy Services Company
    1,250                  1,250
   17,582                 17,582           Rule 58 Energy-Related Company
      (42)                   (42)          Rule 58 Energy-Related Company
      902                    902           SPE, Rule 58 Energy-Related Company
        1                      1           SPE, Rule 58 Energy-Related Company
   (2,632)                (2,632)          Real Estate (c)
    4,000                  4,000
   22,322                 22,322           Real Estate (c)
   21,500                 21,500

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003 (CONTINUED)

                                                                                          Number of                % of
Tier       Name of Company (Company Abbreviation)                                       Shares Owned           Voting Power
----       --------------------------------------                                       ------------           ------------

   1         Northeast Nuclear Energy Company (NNECO)*                                         30                  100%
   1         Charter Oak Energy, Inc. (COE)*                                                  100                  100%

*Inactive.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003 (CONTINUED)

   Issuer                     Owner's
 Book Value                 Book Value
  (000's)                     (000's)                 Type of Business
  -------                     -------                 ----------------

   1,173                       1,173                   Service Company*
     155                         155                          *

(a) For information regarding NU's investment in the hydro-transmission companies see Note A to Item 1.

(b) For information regarding CL&P's, PSNH's and WMECO's investments in regional nuclear generating companies see Note A to Item 1.

(c) Constructs, acquires or leases some of the property and facilities used by one or more of NU's subsidiaries.

(d) CL&P has four inactive subsidiaries not listed in this table: The Connecticut Steam Company, The Nutmeg Power Company, Electric Power Incorporated and CL&P Capital L.P.

(e) Greenport is a limited liability company that was established to enter into an engineering, procurement and construction agreement with Global Common LLC for the performance of design, engineering, procurement, construction and other services in connection with an electrical generation facility construction project.

(f)        Preferred stock.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003 (CONTINUED)

Note A: The following are CL&P's, PSNH's and WMECO's total investments in regional nuclear generating companies and NU's investments in New England Hydro-Transmission Electric Company, Inc. and New England Hydro-Transmission Corporation:




                                                                                            No. of            %          Carrying
                                                                                            Common            of           Value
                                                                                             Shares         Voting          to
Name of Owner                Name of Issuer                                                  Owned           Power        Owners
-------------                --------------                                                  -----           -----        ------
                                                                                                                          (000's)
The Connecticut Light and Power Company:
  Connecticut Yankee Atomic Power Co. (a)                                                    120,750         34.5%         $16,460
  Maine Yankee Atomic Power Co. (a)                                                           34,716         12.0            5,303
  Yankee Atomic Electric Co. (a)                                                               1,879         24.5                -

Public Service Company of New Hampshire:

  Connecticut Yankee Atomic Power Co. (a)                                                     17,500          5.0            2,385
  Maine Yankee Atomic Power Co. (a)                                                           14,465          5.0            2,210
  Yankee Atomic Electric Co. (a)                                                                 537          7.0                -

Western Massachusetts Electric Company:

  Connecticut Yankee Atomic Power Co. (a)                                                     33,250          9.5            4,533
  Maine Yankee Atomic Power Co. (a)                                                            8,679          3.0            1,326
  Yankee Atomic Electric Co. (a)                                                                 537          7.0                -

Total System Investment:

  Connecticut Yankee Atomic Power Co. (a)                                                    171,500         49.0           23,378
  Maine Yankee Atomic Power Co. (a)                                                           57,860         20.0            8,839
  Yankee Atomic Electric Co. (a)                                                               2,953         38.5                -

Northeast Utilities:

  New England Hydro-Transmission
    Electric Company, Inc.                                                                   465,624         22.66           6,296
  New England Hydro-Transmission Corp.                                                         2,153         22.66           3,768


(a) Yankee Atomic Electric Co.'s, Connecticut Yankee Atomic Power Co.'s and Maine Yankee Atomic Power Co.'s nuclear power plants were shut down permanently on February 26, 1992, December 4, 1996, and August 6, 1997, respectively.

Note B: This table represents all system money pool borrowings and NU Parent advances at December 31, 2003.

                                System Money Pool                                Principal           Issuer         Owner's
Name of Company              and NU Parent Advances                             Amount Owed        Book Value      Book Value
---------------              ----------------------                             -----------        ----------      ----------
                                                                                              (Thousands of Dollars)

CL&P                         1% System Money Pool                                  $ 91,125         $ 91,125         $ 91,125

PSNH                         1% System Money Pool                                    48,900           48,900           48,900

WMECO                        1% System Money Pool                                    31,400           31,400           31,400

HWP                          1% System Money Pool                                     1,400            1,400            1,400
                             Variable Rate, Payable Upon Demand (a)                   9,600            9,600            9,600
                                                                                   --------         --------         --------
                                                                                     11,000           11,000           11,000
                                                                                   --------         --------         --------

Yankee Gas                   1% System Money Pool                                    67,500           67,500           67,500
                             Non-interest bearing, Payable Upon Demand                5,000            5,000            5,000
                                                                                   --------         --------         --------
                                                                                     72,500           72,500           72,500
                                                                                   --------         --------         --------

Norconn                      1% System Money Pool                                     1,100            1,100            1,100

YESCO                        1% System Money Pool                                     3,600            3,600            3,600

NGS                          1% System Money Pool                                    10,500           10,500           10,500
                             7.25% Payable Upon Demand                                5,000            5,000            5,000
                                                                                   --------         --------         --------
                                                                                     15,500           15,500           15,500
                                                                                   --------         --------         --------

Woods Electrical Company     1% System Money Pool                                       800              800              800
                             7.25% Payable Upon Demand                                4,450            4,450            4,450
                                                                                   --------         --------         --------
                                                                                      5,250            5,250            5,250
                                                                                   --------         --------         --------

Woods Network Services       7.25% Payable Upon Demand                                4,150            4,150            4,150

Select Energy                4.10% Payable Upon Demand                              150,000          150,000          150,000

SENY                         Variable Rate, Payable Upon Demand (a)                  14,699           14,699           14,699

SESI                         1% System Money Pool                                     1,250            1,250            1,250

The Quinnehtuk Company       1% System Money Pool                                     4,000            4,000            4,000

RRR                          1% System Money Pool                                    16,500           16,500           16,500
                             7.25% Payable Upon Demand                                5,000            5,000            5,000
                                                                                   --------         --------         --------
                                                                                     21,500           21,500           21,500
                                                                                   --------         --------         --------

(a) Interest rate is based on the 3-month Eurodollar plus applicable margin. The interest rate at December 31, 2003 was 2.01 percent.

ITEM 2.    ACQUISITIONS OR SALES OF UTILITY ASSETS

In 2003, WMECO sold the Chicopee Substation land and other assets to Chicopee Municipal Lighting Plant for total consideration of $3,375,000.

In December 2003, PSNH sold a building and associated land to W&E Realty, LLC for total consideration of $1,100,000.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE, OR ASSUMPTION OF SYSTEM SECURITIES

Descriptions of transactions involving the issue, sale, pledge, guarantee, or assumption of system securities, including short-term borrowings, have been filed pursuant to Rule 24, with the exception of certain NU guarantees incident to the procurement of surety bonds and the issue of certain securities, as described below.

In the ordinary course of their businesses, the NU subsidiary companies are required to provide surety or performance bonds. From time to time, NU guarantees the payment of such a bond by its subsidiary through the indemnification of the surety company or agency which has agreed to provide the bond. NU's guarantee of these surety bonds is exempt from the provisions of
Section 12(b) of the Public Utility Holding Company Act of 1935, pursuant to Rule 45(b)(6) thereunder. As of December 31, 2003, NU had $41 million of such guarantees outstanding, which was the highest amount outstanding during 2003.

At various times from January 1, 2003 through December 31, 2003, Select Energy has issued debt to NU in reliance on Rule 52. The highest balance outstanding through the year was $84 million on November 25, 2003 and the balance at the end of 2003 was $65 million. The interest rate matched the interest rate charged to NU under its revolving credit facility at the time of the issuance. At December 31, 2003, the weighted average interest rate was 2.19% (excluding utilization fees). Also, Select Energy issued a note in the amount of $150 million to NU on June 3, 2003 at a rate of 3.3% in reliance on the exemption in Rule 52.

In addition, information relating to the following issuances has been filed on Form U-6B-2 in accordance with Rule 52:

1. On September 1, 2003, Western Massachusetts Electric Company, The Bank of New York, as Trustee, and certain participating banks therein named, entered into an indenture agreement to issue a series of 5.00% Senior Notes, Series A, due 2013, in the aggregate principal amount of $55,000,000. Form U-6B-2 for this transaction was filed on October 2, 2003.

2. On September 23, 2003, The Connecticut Light and Power Company, the Connecticut Development Authority, the U.S. Bank National Association, as trustee, and certain participating banks therein named, entered into a Compensation and Multiannual Mode Agreement to convert the 1996 Series A Pollution Control Revenue Bonds to a multiannual interest rate. The 1996 Series A Pollution Control Revenue Bonds were converted from bearing interest at a weekly rate to bearing interest at a multiannual rate of 3.35% for a 5 year period and that upon conversion, the bonds would cease to be supported by the 2000 Standby Bond Purchase Agreement. Form U-6B-2 for this transaction was filed on October 2, 2003.

ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)



                                                    Name of Company
                                                      Acquiring,
                                                     Redeeming or                   Shares or
Name of Issuer and Title of Issue                      Retiring                   Principal Amount               Consideration
---------------------------------                      --------                   ----------------               -------------

NU, Common Shares (2)                                     NU                       1,495,608 shares                $20,537,000

NNECO, Common Stock (3)                                  NNECO                       1,497 shares                  $15,043,000

NGC, 4.998% Series A (2)                                  NGC                       $27,000,000                    $27,000,000
                                                                                    ===========                    ===========

NU Parent, 8.58% (2)                                   NU Parent                    $18,000,000                    $18,000,000
NU Parent, 8.38% Series B Note (2)                     NU Parent                      5,000,000                      5,000,000
                                                                                    -----------                    -----------
                                                                                    $23,000,000                    $23,000,000
                                                                                    ===========                    ===========

RRR, 7.875% Installment Note (4)(5)                       RRR                       $   913,000                    $   913,000
RRR, 6.620% Mortgage Note (2)                             RRR                            95,846                         95,846
RRR, 8.810% Series A Note (2)(6)                          RRR                         1,285,253                      1,285,253
                                                                                    -----------                    -----------
                                                                                    $ 2,294,099                    $ 2,294,099
                                                                                    ===========                    ===========

YGS, First Mortgage Bonds -                               YGS                       $   950,000                    $   950,000
 10.07% Series A-E (2)                                                              ===========                    ===========


NorConn, 6.24% NorConn Properties, Inc.                NorConn                      $ 1,400,000                    $ 1,400,000
 - Series A-B, (4)                                                                  ===========                    ===========



(1) For acquisitions, redemptions or retirements of system securities, other than preferred stock, all transactions exempt pursuant to Rule 42, except as noted.
(2)  Held for further disposition.
(3)  Transaction pursuant to Commission Order, 35-27748, November 8, 2003.
(4)  Extinguished.
(5)  Unsecured.
(6)  Secured.

ITEM 5.    INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES


Name of Owner (1)                                Name of Issuer                     Security Owned
-----------------                                --------------                     ---------------

Western Massachusetts                            Massachusetts Mutual               Note
Electric Company                                 Life Insurance
                                                 (Insurance)

Public Service Company                           Amoskeag Industries, Inc.          Stock
of New Hampshire                                 (Manufacturer)

Northeast Utilities                              Connecticut Seed                   Limited
(Parent)                                         Ventures, Ltc.                     Partnership
                                                 (Venture Capital)                  Interest

11 Subsidiaries (2)                              Various                            Stock,
                                                                                    Debentures
                                                                                    and Notes


Name of Owner (1)                                Name of Issuer                          Security Owned
-----------------                                --------------                          ---------------

Mode 1 Communications,                           NEON Communications, Inc.               Stock
Inc.                                             (Telecommunications)

NU Enterprises, Inc.                             Acumentrics Corporation                 Stock
                                                 (Energy Related)

YESCO                                            BMC Energy LLC                          Note
                                                 (Energy Related)

                                                                            % of              Carrying
                                                    Number of               Voting            Value to
Name of Owner                                    Shares/Book Value          Power              Owners
-------------                                    -----------------          -----             --------
                                                                                                (000's)

Western Massachusetts                                     -                    -               $   190
Electric Company                                                                               =======

Public Service Company                             1,000 shares                -               $   100
of New Hampshire                                                                               =======

Northeast Utilities                                       -                    -               $    13
(Parent)                                                                                       =======

11 Subsidiaries                                           -                    -               $   154
                                                                                               =======

Mode 1 Communications,                           1,786,622 shares             7%               $ 9,861
Inc.                                                                                           =======

NU Enterprises, Inc.                               500,000 shares             5%               $ 7,500
                                                                                               =======

YESCO                                            $4.7 million note             -               $ 4,036
                                                                                               =======


(1) Recorded at cost on owners' books. Partnership interests are accounted for under the equity method of accounting.

(2) Comprised of CL&P, WMECO, HWP, The Quinnehtuk Company, NUSCO, NU Parent, PSNH, Yankee, NUEI, SESI and RRR.

ITEM 6.    OFFICERS AND DIRECTORS

Part I.    As of December 31, 2003

1. The following is a list of the names and principal business addresses of the individuals who are Trustees of Northeast Utilities (NU), but who are not officers or directors of any other NU system company. The names of the officers and directors of system companies appear in Section 2 below.


     Mr. Richard H. Booth                        Elizabeth T. Kennan
     Hartford Steam Boiler Inspection            c/o Northeast Utilities
       & Insurance Company                       P.O. Box 270
     One State Street                            Hartford, CT 06141-0270
     Hartford, CT 06102


     Cotton Mather Cleveland                     Robert E. Patricelli
     Mather Associates                           Women's Health USA, Inc.
     75 Newport Road, Suite 208                  and Evolution Benefits, Inc.
     New London, NH 03257                        22 Waterville Road
                                                 Avon, CT 06001

     Sanford Cloud, Jr.                          John F. Swope
     The National Conference for                 c/o Northeast Utilities
     Community and Justice                       P.O. Box 270
     475 Park Avenue South, 19th Floor           Hartford, CT 06141-0270
     New York, NY 10016


     Mr. James F. Cordes
     c/o Northeast Utilities
     P.O. Box 270
     Hartford, CT 06141-0270


     E. Gail de Planque, Ph.D
     c/o Northeast Utilities
     P.O. Box 270
     Hartford, CT 06141-0271


     John G. Graham
     c/o Northeast Utilities
     P.O. Box 270
     Hartford, CT 06141-0271

2. Following are the names of and positions held by the officers and directors of all system companies (excluding the Trustees of Northeast Utilities who are listed in Section 1 above).

 NAMES OF SYSTEM COMPANIES WITH WHICH CONNECTED AS OF DECEMBER 31, 2003



                                                       NU                        NUSCO                  CL&P

 Michael G. Morris (1)                                 CHB, P, CEO, T            CH, P, CEO, D
 John H. Forsgren                                      VC, EVP, CFO, T           EVP, CFO, D            EVP, CFO
 Cheryl W. Grise                                       PU                        PU, D                  CEO, D
 Charles W. Shivery                                    PC                        PC, D
 Kerry J. Kuhlman (2)
 Gary A. Long (3)
 Leon J. Olivier                                                                                        P, COO, D
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                                                            VP                     VP, D
 Gregory B. Butler                                     SVP, S, GC                SVP, S, GC
 Mark W. Fagan                                                                   VP
 Mary Jo Keating                                                                 VP
 Jeffrey R. Kotkin                                                               VP
 Jean M. LaVecchia                                                               VP
 Dana L. Louth                                                                                          VP
 John M. MacDonald (3)
 David R. McHale                                       VP, TRS                   VP, TRS
 Margaret L. Morton                                                              VP
 James A. Muntz                                                                                         VP
 William J. Nadeau (4)
 Raymond P. Necci                                                                VP
 Rodney O. Powell                                                                                       VP
 Paul E. Ramsey (3)
 John P. Stack                                         VP, C                     VP, C                  VP, C
 Lisa J. Thibdaue                                                                VP
 Roger C. Zaklukiewicz                                                                                  VP
 Robert A. Bersak (3)
 O. Kay Comendul                                                                                        S
 Randy A. Shoop                                                                                         TRS
 Daniel P. Venora
 Patricia A. Wood (2)
 Cynthia A. Reames (5)
 Christopher T. Burt (6)
 Michelle Moezzi (6)
 Murry K. Staples (7)
 Gregory C. Picklesimer (7)



                                                       HP&E                     HWP                     PSNH

 Michael G. Morris                                     P, D                     P, D                    C, D
 John H. Forsgren                                                                                       EVP, CFO, D
 Cheryl W. Grise                                       D                        D                       CEO, D
 Charles W. Shivery
 Kerry J. Kuhlman                                      D                        D
 Gary A. Long                                                                                           P, COO, D
 Leon J. Olivier
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                                                                                   VP, D
 Gregory B. Butler
 Mark W. Fagan
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald                                                                                      VP
 David R. McHale                                       VP, TRS                  VP, TRS                 VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau                                     VP                       VP
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey                                                                                         VP
 John P. Stack                                         VP, C                    VP, C                   VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz                                 VP                       VP                      VP
 Robert A. Bersak
 O. Kay Comendul                                       S, CL                    S, CL                   S
 Randy A. Shoop
 Daniel P. Venora
 Patricia A. Wood
 Cynthia A. Reames
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer


                                                       WMECO                    Mode 1                  PI


 Michael G. Morris                                     C, D                     P, CEO, D
 John H. Forsgren                                      EVP, CFO, D              D
 Cheryl W. Grise                                       CEO, D
 Charles W. Shivery                                                             D
 Kerry J. Kuhlman                                      P, COO, D
 Gary A. Long                                                                                           P, D
 Leon J. Olivier
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                                  VP, D
 Gregory B. Butler
 Mark W. Fagan
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                                       VP, TRS                  VP, TRS                 VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey                                                                                         VP, D
 John P. Stack                                         VP, C                    VP, C                   VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz                                 VP
 Robert A. Bersak                                                                                       S, D
 O. Kay Comendul                                                                S
 Randy A. Shoop
 Daniel P. Venora
 Patricia A. Wood                                      CL
 Cynthia A. Reames
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer


                                                       Quinn.                   RRR                     CRC

 Michael G. Morris
 John H. Forsgren
 Cheryl W. Grise                                       D                        D                       D
 Charles W. Shivery
 Kerry J. Kuhlman                                      P, D
 Gary A. Long
 Leon J. Olivier                                                                P, D                    P, D
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                                  D                        D                       D
 Gregory B. Butler
 Mark W. Fagan
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                                       VP, TRS                  VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey
 John P. Stack                                         VP, C                    VP, C                   VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz                                 VP                       VP
 Robert A. Bersak
 O. Kay Comendul                                                                S                       S
 Randy A. Shoop                                                                                         TRS
 Daniel P. Venora
 Patricia A. Wood                                      CL
 Cynthia A. Reames                                                                                      D
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer



                                                       Conn Steam               Nutmeg Power            EPI

 Michael G. Morris
 John H. Forsgren
 Cheryl W. Grise                                       D                        D                       D
 Charles W. Shivery
 Kerry J. Kuhlman
 Gary A. Long
 Leon J. Olivier
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                                  P                        P                       P
 Gregory B. Butler
 Mark W. Fagan
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey
 John P. Stack                                         VP, C                    VP, C                   VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul                                       S, D                     S, D                    S, D
 Randy A. Shoop                                        TRS                      TRS                     TRS
 Daniel P. Venora                                      D                        D                       D
 Patricia A. Wood
 Cynthia A. Reames
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer



                                                       CL&P Cap. (8)            YES                     YEFSCO

 Michael G. Morris                                                              C, D                    C, D
 John H. Forsgren                                                               EVP, CFO, D             EVP, CFO, D
 Cheryl W. Grise                                                                CEO, D                  CEO, D
 Charles W. Shivery
 Kerry J. Kuhlman
 Gary A. Long
 Leon J. Olivier
 Dennis E. Welch                                                                P, COO, D               P, COO, D
 Christopher L. Beschler
 David H. Boguslawski
 Gregory B. Butler                                                              SVP, S, GC              SVP, S, GC
 Mark W. Fagan
 Mary Jo Keating
 Jeffery R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                                                                VP, TRS                 VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey
 John P. Stack                                                                  VP, C                   VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul
 Randy A. Shoop
 Daniel P. Venora
 Patricia A. Wood
 Cynthia A. Reames
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer



                                                       YGSCO                    YESCO                  NORCONN

 Michael G. Morris                                     C, D                     C, D                    C, D
 John H. Forsgren                                      EVP, CFO, D              EVP, CFO, D             EVP, CFO, D
 Cheryl W. Grise                                       CEO, D                   CEO, D                  CEO, D
 Charles W. Shivery
 Kerry J. Kuhlman
 Gary A. Long
 Leon J. Olivier
 Dennis E. Welch                                       P, COO, D                P, COO, D               P, COO, D
 Christopher L. Beschler                               VP
 David H. Boguslawski
 Gregory B. Butler                                     SVP, S, GC               SVP, S, GC              SVP, S, GC
 Mark W. Fagan
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                                       VP, TRS                  VP, TRS                 VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey
 John P. Stack                                         VP, C                    VP, C                   VP, C
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul
 Randy A. Shoop
 Daniel P. Venora
 Patricia A. Wood
 Cynthia A. Reames
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer


                                                       HOUSATONIC               RMS                     CLP FUNDING (9)

 Michael G. Morris                                     C, D
 John H. Forsgren                                      EVP, CFO, D
 Cheryl W. Grise                                       CEO, D
 Charles W. Shivery
 Kerry J. Kuhlman
 Gary A. Long
 Leon J. Olivier
 Dennis E. Welch                                       P, COO, D
 Christopher L. Beschler
 David H. Boguslawski                                                                                   D, MC
 Gregory B. Butler                                     SVP, S, GC
 Mark W. Fagan
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                                       VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell                                                                                       D, MC
 Paul E. Ramsey
 John P. Stack                                         VP, C                                            VP, TRS
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul                                                                                        S
 Randy A. Shoop                                                                                         P, D, MC
 Daniel P. Venora
 Patricia A. Wood
 E. Edward Booker
 Christopher T. Burt                                                                                    D, MC
 Michelle Moezzi                                                                                        D, MC
 Murry K. Staples                                                               P, CEO, D
 Gregory C. Picklesimer                                                         S, TRS




                                                       PSNH FUNDING (10)        PSNH FUNDING 2(10)      WMECO FUNDING (11)

 Michael G. Morris
 John H. Forsgren
 Cheryl W. Grise
 Charles W. Shivery
 Kerry J. Kuhlman                                                                                       D, MC
 Gary A. Long                                          D, MC                    D, MC
 Leon J. Olivier
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski                                                                                   D, MC
 Gregory B. Butler
 Mark W. Fagan
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey                                        D, MC                    D, MC
 John P. Stack                                         VP, TRS                  VP, TRS                 VP, TRS
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul                                       S                        S                       S
 Randy A. Shoop                                        P, D, MC                 P, D, MC                P, D, MC
 Daniel P. Venora
 Patricia A. Wood
 Cynthia A. Reames
 Christopher T. Burt                                   D, MC                    D, MC                   D, MC
 Michelle Moezzi                                       D, MC                    D, MC                   D, MC
 Murry K. Staples
 Gregory C. Picklesimer



                                                       NAEC                     NAESCO                  NNECO


 Michael G. Morris                                     P, CEO, D                P, CEO, D               P, CEO, D
 John H. Forsgren                                      D                        D                       D
 Cheryl W. Grise                                       D                        D                       D
 Charles W. Shivery
 Kerry J. Kuhlman
 Gary A. Long
 Leon J. Olivier
 Dennis E. Welch
 Christopher L. Beschler
 David H. Boguslawski
 Gregory B. Butler
 Mark W. Fagan
 Mary Jo Keating
 Jeffrey R. Kotkin
 Jean M. LaVecchia
 Dana L. Louth
 John M. MacDonald
 David R. McHale                                       VP, TRS                  VP, TRS                 VP, TRS
 Margaret L. Morton
 James A. Muntz
 William J. Nadeau
 Raymond P. Necci
 Rodney O. Powell
 Paul E. Ramsey
 John P. Stack
 Lisa J. Thibdaue
 Roger C. Zaklukiewicz
 Robert A. Bersak
 O. Kay Comendul                                       S                        S                       S
 Randy A. Shoop
 Daniel P. Venora
 Patricia A. Wood
 Cynthia A. Reames
 Christopher T. Burt
 Michelle Moezzi
 Murry K. Staples
 Gregory C. Picklesimer


                                                       COE                      SESI                    HEC/CJTS

 William W. Schivley                                                            CHB, D
 James B. Redden (12)                                                           P, D                    P, D
 Armando J. Barone (13)
 Joseph F. Bellefeuille (14)
 Richard J. Cohen (15)
 Annette M. Durnack (15)
 Stephen J. Fabiani
 Linda A. Jensen (12)                                                           VP, TRS, CL             TRS, S, D
 William J. Nadeau                                     D
 John J. Roman
 Frank P. Sabatino                                     VP, D
 Jeffrey M. Warren (14)
 Carol L. Carver (12)
 Christopher Fogarty (14)
 Frederic Lee Klein                                    S
 John M. Boardman
 Dennis R. Brown (4)
 Thomas M. Driscoll (16)
 Michael A. Paolella (4)
 Christopher T. Burt                                                                                    D
 Alan J. Giantomaso (17)                                                                                D
 Michelle Moezzi                                                                                        D
 Neil Petchers (18)
 Barbara Casey (12)
 Britta MacIntosh (12)
 Scott Silver (18)
 Brian J. Grosjean (4)
 Richard C. Neugebaur (19)
 Michael J. Giarratano  (19)
 Stephen C. Persutti  (4)




                                                       ERI/HEC (20)             HTEP                    RFS

 William W. Schivley
 James B. Redden                                       MC                       P, D                    D
 Armando J. Barone
 Joseph F. Bellefeuille                                                                                 SVP
 Richard J. Cohen
 John J. Roman
 Annette M. Durnack
 Stephen J. Fabiani                                                                                     D
 Linda A. Jensen                                       TRS                      VP, TRS, CL, D          TRS
 William J. Nadeau
 Frank P. Sabatino
 Jeffrey M. Warren                                                                                      VP
 Carol L. Carver                                                                                        S
 Christopher Fogarty
 Frederic Lee Klein
 John M. Boardman
 Dennis R. Brown
 Thomas M. Driscoll
 Michael A. Paolella
 Christopher T. Burt
 Alan J. Giantomaso
 Michelle Moezzi
 Neil Petchers                                         VC, MC
 Barbara Casey                                         S
 Britta MacIntosh                                      C, MC
 Scott Silver                                          MC
 Brian J. Grosjean
 Richard C. Neugebaur
 Michael J. Giarratano
 Stephen C. Persutti



                                                       NEI                      NGC                     NGS

 William W. Schivley                                   VP, D                    D
 James B. Redden
 Armando J. Barone
 Joseph F. Bellefeuille
 Richard J. Cohen
 Annette M. Durnack
 Stephen J. Fabiani
 Linda A. Jensen
 William J. Nadeau                                                              VP                      VP, COO, D
 John J. Roman                                         VP, C
 Frank P. Sabatino                                     VP                       VP
 Jeffrey M. Warren
 Carol L. Carver
 Christopher Fogarty
 Frederic Lee Klein                                    S                        S                       S
 John M. Boardman
 Dennis R. Brown                                                                                        D
 Thomas M. Driscoll
 Michael A. Paolella
 Christopher T. Burt
 Alan J. Giantomaso
 Michelle Moezzi
 Neil Petchers
 Barbara Casey
 Britta MacIntosh
 Scott Silver
 Brian J. Grosjean
 Richard C. Neugebaur
 Michael J. Giarratano
 Stephen C. Persutti



                                                       WEC                      WNS                     GREENPORT (21)

 William W. Schivley
 James B. Redden
 Armando J. Barone
 Joseph F. Bellefeuille
 Richard J. Cohen
 Annette M. Durnack
 Stephen J. Fabiani
 Linda A. Jensen
 William J. Nadeau                                     VP, COO, D               VP, COO, D
 John J. Roman
 Frank P. Sabatino
 Jeffrey M. Warren
 Carol L. Carver
 Christopher Fogarty
 Frederic Lee Klein                                    S                        S
 John M. Boardman
 Dennis R. Brown
 Thomas M. Driscoll                                    D                        D
 Michael A. Paolella
 Christopher T. Burt
 Alan J. Giantomaso
 Michelle Moezzi
 Neil Petchers
 Barbara Casey
 Britta MacIntosh
 Scott Silver
 Brian J. Grosjean                                                                                      D
 Richard C. Neugebaur                                                                                   D
 Michael J. Giarratano                                                                                  P
 Stephen C. Persutti                                                                                    VP, S, TRS

                                              Select                    SENY                      SECI

 William W. Schivley                          P, D                      P, D
 James B. Redden                                                                                  P, D
 Armando J. Barone                                                                                VP
 Joseph F. Bellefeuille                                                                           SVP
 Richard J. Cohen                                                       VP
 Annette M. Durnack                                                     VP
 Stephen J. Fabiani                           VP, D                     D                         D
 Linda A. Jensen                                                                                  TRS
 William J. Nadeau
 John J. Roman
 Frank P. Sabatino                            SVP, D                    D
 Jeffrey M. Warren                                                                                VP
 Carol L. Carver                                                                                  CL
 Christopher Fogarty                                                                              C
 Frederic Lee Klein                           S                         S
 John M. Boardman                             C                         TRS
 Dennis R. Brown
 Thomas M. Driscoll
 Michael A. Paolella
 Christopher T. Burt
 Alan J. Giantomaso
 Michelle Moezzi
 Neil Petchers
 Barbara Casey
 Britta MacIntosh
 Scott Silver
 Brian J. Grosjean
 Richard C. Neugebaur
 Michael J. Giarratano
 Stephen C. Persutti

                                              ESB                       NGSM

 William W. Schivley
 James B. Redden
 Armando J. Barone
 Joseph F. Bellefeuille
 Richard J. Cohen
 Annette M. Durnack
 Stephen J. Fabiani
 Linda A. Jensen
 William J. Nadeau                            VP, COO, D                VP, COO, D
 John J. Roman
 Frank P. Sabatino
 Jeffrey M. Warren
 Carol L. Carver
 Christopher Fogarty
 Frederic Lee Klein                           S                         S
 John M. Boardman
 Dennis R. Brown
 Thomas M. Driscoll                           D
 Michael A. Paolella                                                    D
 Christopher T. Burt
 Alan J. Giantomaso
 Michelle Moezzi
 Neil Petchers
 Barbara Casey
 Britta MacIntosh
 Scott Silver
 Brian J. Grosjean
 Richard C. Neugebaur
 Michael J. Giarratano
 Stephen C. Persutti

                                              CYAPCO                    YAEC                      MYAPCO
 Bruce D. Kenyon (22)                         CEO, D, CHB               CEO, D, CHB               D
 Richard M. Kacich (23)                                                 P                         D
 Wayne Norton (22)                            P, D
 Thomas W. Bennet, Jr. (23)                   VP, CFO                   VP, CFO
 Kenneth J. Heider (22)                       VP
 Gregory A. Maret (23)                                                  VP
 Gerald Garfield (24)                                                   GC
 Merrill J. Atkins (23)                       AGC, S                    AGC, CL
 Kethleen Jewell-Kelleher (23)                TRS, C                    TRS, C
 Michael J. Hager (25)                        D                         D                         D
 William S. Hass (25)                         D                         D                         D
 Neven Rabadjija (26)                         D                         D
 Robert H. Martin (27)                        D                         D                         D
 Raymond P. Necci                             D                         D
 Frederic E. Greenman (28)                    D                         D                         D
 Stephen W. Page (29)                         D                         D                         D
 Randy A. Shoop                               D                         D
 William J. Quinlan                           D
 James A. Muntz                               D
 Frank Rothen (30)                            D
 James F. Crowe (22)                          D
 Gerald C. Poulin (31)                        D                         D                         CHB, D
 Ted C. Feigenbaum (32)                                                                           P, CEO
 Michael J. Meisner (32)                                                                          VP, CNO
 Michael E. Thomas (32)                                                                           VP, CFO
 Carrie D. Guerrette (32)                                                                         TRS
 William M. Finn (33)                                                                             S
 Joseph D. Fay (32)                                                                               CL
 Brent M. Boyles (34)                                                                             D
 Sara J. Burns (33)                                                                               D
 Curtis I. Call (35)                                                                              D
 James L. Connors (36)                                                                            D
 Robert J. DeAngelo                                                                               D
 R. Scott Mahoney (33)                                                                            D
 Peter J. Moynihan (37)                                                                           D
 Thomas E. Murley (38)                                                                            D
 Kirk L. Ramsauer (39)                                                                            D

The principal business address of the individuals listed above is 107 Selden Street, Berlin, Connecticut 06037, except as otherwise noted.

(1)      Retired effective January 1, 2004.

(2) Principal business address is: Western Massachusetts Electric Company, 174 Brush Hill Avenue, West Springfield, Massachusetts 01089.

(3) Principal business address is: Public Service Company of New Hampshire, 780 N. Commercial Street, Manchester, New Hampshire 03101.

(4) Principal business address is: Northeast Generation Services Company, 301 Hammer Mill Road, Rocky Hill, Connecticut 06043.

(5) Principal business address is: AMACAR Group, 6526 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211.

(6) Principal business address is: Global Securitization Services, LLC, 114 West 47th Street, Suite 1715, New York, New York 10036.

(7) Principal business address is: R. M. Services, Inc., 222 Pitkin Street, East Hartford, Connecticut 06108.

(8)      CL&P Capital is a partnership in which CL&P serves as general partner.

(9) CLP Funding LLC is a Delaware limited liability company formed to issue rate reduction bonds. CL&P is the sole member.

(10) PSNH Funding LLC and PSNH Funding LLC2 are Delaware limited liability companies formed to issue rate reduction bonds. PSNH is the sole member of each.

(11) WMECO Funding LLC is a Delaware limited liability company formed to issue rate reduction bonds. WMECO is the sole member.

(12) Principal business address is: Select Energy Services, Inc., 24 Prime Parkway, Natick, Massachusetts 01760.

(13) Principal business address is: Select Energy Contracting, Inc., 383 Middle Street, Suite 101, Bristol, Connecticut 06010.

(14) Principal business address is: Select Energy Contracting, Inc., 605 Front Street, Manchester, New Hampshire 03102.

(15) Principal business address is: Select Energy New York, Inc., 507 Plum Street, Syracuse, New York 13204.

(16) Principal business address is: E. S. Boulos Company, Five Star Industrial Park, Westbrook, Maine 04092.

(17) Principal business address is: Select Energy Services, Inc., 811 Jericho Turnpike, Suite 101 W, Smithtown, New York 11787.

(18) Principal business address is: ERI Services, Inc., 350 Fairfield Avenue, Bridgeport, Connecticut 06604.

(19) Principal business address is: Hawkeye Electric, LLC, 2 Access Road, Patchogue, New York 11772.

(20) ERI/HEC EFA-Med, LLC is a Delaware limited liability company formed to perform energy services work for the United States Navy. Select Energy Services, Inc. owns 50% membership interest and ERI Services, Inc., owns 50% membership ownership interest.

(21) Greenport Power, LLC is a New York limited liability company formed to construct a peaking power plant for Global Common LLC in Greenport, Long Island, New York. Northeast Generation Services Company owns 50% membership interest and Hawkeye Electric, LLC owns 50% membership ownership interest.

(22) Principal business address is: Connecticut Yankee Atomic Power Company, 362 Injun Hollow Road, East Hampton, Connecticut 06424.

(23) Principal business address is: Yankee Atomic Electric Company, 19 Midstate Drive, Auburn, Massachusetts 01501.

(24) Principal business address is: Day, Berry & Howard LLP, CityPlace I, Hartford, Connecticut 06103.

(25) Principal business address is: 55 Bearfoot Road, Northboro, Massachusetts 01532.

(26) Principal business address is: NSTAR Electric & Gas Corporation, 800 Boylston Street, 17th Floor, Boston, Massachusetts 02199.

(27) Principal business address is: NSTAR Electric & Gas Corporation, One NSTAR Way, NE220, Westwood, Massachusetts 02090.

(28) Principal business address is: National Grid USA Service Company, Inc., 42 Fuller Brook Road, Wellesley, Massachusetts 02181.

(29) Principal business address is: Central Vermont Public Service Corp., 77 Grove Street, Rutland, Vermont 05701

(30) Principal business address is: 188 Great Neck Road, Waterford, Connecticut 06385.

(31)     Principal business address is: 64 Tallwood Drive, Readfield, Maine
         04355.

(32) Principal business address is: Maine Yankee Atomic Power Company, 321 Old Fery Road, Wiscasset, Maine 04578.

(33) Principal business address is: Central Maine Power Company, Edison Drive, Augusta, Maine 04336.

(34) Principal business address is: Maine Public Service Company, 209 State Street, P. O. Box 1209, Presque Isle, Maine 04769.

(35) Principal business address is: Energy East Management Corporation, 52 Farm View Drive, New Gloucester, Maine 04260.

(36) Principal business address is: EMERA Energy, Inc., 1894 Barrington Street, Barrington Tower, Halifax, Nova Scotia, Canada B3J2A8.

(37)     Principal business address is: 103 Brookside Road, Portland, Maine
         04103.

(38)     Principal business address is: 9106 McDonald Drive, Bethesda, Maryland
         20817.

(39) Principal business address is: National Grid USA Service Company, Inc., 25 Research Drive, Westborough, Massachusetts 01582.

KEY:
AGC        -      Assistant General Counsel
AT         -      Associate Trustee
AVP        -      Assistant Vice President
C          -      Controller
CAO        -      Chief Administrative Officer
CEO        -      Chief Executive Officer
CFO        -      Chief Financial Officer
CIO        -      Chief Information Officer
CH         -      Chairman
CHB        -      Chairman of the Board
CH(E)      -      Chairman of the Executive Committee
CL         -      Clerk
COMP       -      Comptroller
CNO        -      Chief Nuclear Officer
D          -      Director
DS         -      Director of Services
EVP        -      Executive Vice President
ED         -      Executive Director
GC         -      General Counsel
MC         -      Member of Management Committee
P          -      President
PC         -      President - Competitive Group
PG         -      President - Generation Group
PN         -      President - Nuclear Group
PU         -      President - Utility Group
PCT        -      President - Connecticut Division
PNH        -      President - New Hampshire Division
S          -      Secretary
SVP        -      Senior Vice President
T          -      Trustee
TRS        -      Treasurer
VC         -      Vice Chairman
VP         -      Vice President

NU                             -     Northeast Utilities
ESB                            -     E. S. Boulos Company
CL&P                           -     The Connecticut Light and Power Company
CL&P Cap.                      -     CL&P Capital, L.L.C.
CL&P Funding                   -     CL&P Funding LLC
COE                            -     Charter Oak Energy, Inc.
Conn Steam                     -     The Connecticut Steam Company
CRC                            -     CL&P Receivables Corporation
CYAPCO                         -     Connecticut Yankee Atomic Power Company
EPI                            -     Electric Power, Incorporated
ERI/HEC                        -     ERI/HEC EFA-Med, LLC
GREENPORT                      -     Greenport Power, LLC
HEC/CJTS                       -     HEC/CJTS Energy Center LLC
HOUSATONIC                     -     Housatonic Corporation
HWP                            -     Holyoke Water Power Company
Mode 1                         -     Mode 1 Communications, Inc.
MYAPCO                         -     Maine Yankee Atomic Power Company
NAEC                           -     North Atlantic Energy Corporation
NAESCO                         -     North Atlantic Energy Service Corporation
NGC                            -     Northeast Generation Company
NGS                            -     Northeast Generation Services Company
NGSM                           -     NGS Mechanical, Inc.
NNECO                          -     Northeast Nuclear Energy Company
NORCONN                        -     NorConn Properties, Inc.
NUEI                           -     NU Enterprises, Inc.
NUSCO                          -     Northeast Utilities Service Company
Nutmeg Power                   -     The Nutmeg Power Company
PI                             -     Properties, Inc.
PSNH                           -     Public Service Company of New Hampshire

PSNH Funding                   -     PSNH Funding LLC
PSNH Funding 2                 -     PSNH Funding LLC 2
Quinn.                         -     The Quinnehtuk Company
RFS                            -     Reeds Ferry Supply Co., Inc.
RMS                            -     R. M. Services, Inc.
RRR                            -     The Rocky River Realty Company
SECI                           -     Select Energy Contracting, Inc.
Select                         -     Select Energy, Inc.
SENY                           -     Select Energy New York, Inc.
SESI                           -     Select Energy Services, Inc.
WES                            -     Woods Electrical Co., Inc.
WMECO                          -     Western Massachusetts Electric Company
WMECO Funding                  -     WMECO Funding LLC
WNS                            -     Woods Network Services, Inc.
YES                            -     Yankee Energy System, Inc.
YEFSCO                         -     Yankee Energy Financial Services Company
YESCO                          -     Yankee Energy Services Company
YGSCO                          -     Yankee Gas Services Company
YAEC                           -     Yankee Atomic Electric Company


Part II. The following is a list of the officers, Directors and Trustees who have financial connections within the provisions of Section 17(c) of the Act.

                      Name and                    Position
Name of               Location of                 Held in       Applicable
Officer or            Financial                   Financial     Exemption
Director              Institution                 Institution   Rule*
   (1)                   (2)                         (3)        (4)


Cotton M. Cleveland   Ledyard National Bank       Director       A
                      Ledyard, New Hampshire

James F. Cordes       Comerica Bank               Director       B
                      Texas


Michael G. Morris     Webster Financial Director                 A, C, E, F
                      Corporation
                      Waterbury, CT


"A" designates Rule 70(a)
"B" designates Rule 70(b)
"C" designates Rule 70(c)
"D" designates Rule 70(d)
"E" designates Rule 70(e)
"F" designated Rule 70(f)

Part III. The information provided herein is applicable to all system companies, except as indicated otherwise.

     a. The compensation of Trustees, Directors, and Executive Officers of system companies:

          i.  Compensation of NU Trustees

Each Trustee who is not an employee of Northeast Utilities or its subsidiaries receives an annual retainer of $20,000 payable quarterly. The Chair of the Audit Committee is paid an additional annual retainer of $10,000, the Chair of the Compensation Committee is paid an additional annual retainer of $5,000, and the Chairs of the Corporate Affairs, Corporate Governance, and Finance Committees are paid an additional annual retainer of $4,000 ($3,750 in 2003), each payable quarterly. In addition to the above compensation, The Lead Trustee is paid an additional annual retainer of $50,000 ($40,000 in 2003) payable quarterly for the extra services performed as Lead Trustee.

A non-employee Trustee receives $1,500 ($1,000 prior to July 1, 2003) and $1,000 for each meeting attended of the Board or its Committees, respectively, or, for participation in a meeting by conference telephone, $1,000 for a Board meeting and $675 for a Committee meeting. However, members of the Audit Committee will receive $1,000 for certain meetings held by conference telephone during 2004.

A non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra Board-related services in the interest of the Northeast Utilities system may receive additional compensation of $750 per half-day ($1,000 per day prior to July 1, 2003) plus necessary expenses.

In December 2003 the Board elected Dr. Kennan as interim Chairman of the Board and formed a Search Committee following Mr. Morris's announced retirement. In January 2004, the Compensation Committee approved compensation for the interim Chairman of the Board and for members of the Search Committee. During her tenure as interim Chairman of the Board, which ended upon the election of Mr. Shivery as a Trustee and as Chairman of the Board, President and Chief Executive Officer on March 29, 2004, Dr. Kennan was paid $40,000 per month in lieu of all retainers and meeting fees, and Dr. Kennan received $20,000 additional compensation for extra services performed during December 2003. Members of the Search Committee (except for Dr. Kennan) received a one-time payment of $10,000, and the Chair of the Search Committee (Mr. Cordes) received a one-time payment of $20,000, in lieu of normal meeting fees for all meetings of the Search Committee held during the search for a new chief executive officer for the Company.

Under the terms of the Northeast Utilities Incentive Plan, each non-employee Trustee is also eligible for stock-based grants. During 2003, each non-employee Trustee received 2,000 common shares of Northeast Utilities, and was granted 1,000 restricted common shares under the Incentive Plan, which vested in March 2004, subject in each case to any deferral election in effect. In January 2004, Dr. Kennan was granted 5,000 restricted share units and each other non-employee Trustee was granted 3,000 restricted share units under the Incentive Plan. A portion of these units is subject to forfeiture if the Trustee leaves the Board prior to January 10, 2005. Absent forfeiture, and subject to any deferral election in effect, half of these units will be paid as newly-issued shares in January 2005 and half will be paid as newly-issued shares in January 2009.

Prior to the beginning of each calendar year, non-employee Trustees may irrevocably elect to have all or any portion of their retainers and fees paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

              ii.   Compensation of Subsidiary Directors

         Employees serving as Directors of CL&P, PSNH and WMECO receive no special compensation on account of such service. CL&P, PSNH and WMECO had no non-employee Directors during 2003. During 2002 each non-employee Director of PSNH and WMECO was compensated at an annual rate of $10,000 cash, and received $500 for each meeting attended of the Board of Directors or, in the case of PSNH, its committees. A non-employee Director who participated in a meeting of the Board of Directors or any of its committees by conference telephone received $300 per meeting. Also, committee chairs were compensated at an additional annual rate of $1,500.

              iii.  Compensation of Executive Officers

                           SUMMARY COMPENSATION TABLE

     The following tables present the cash and non-cash compensation received by the Chief Executive Officer and the next four highest paid executive officers of NU, CL&P, PSNH, and WMECO during 2003, in accordance with rules of the SEC:

------------------------------------------------------------------------------------------------------
                       Annual Compensation                     Long-Term Compensation
                       -------------------               -----------------------------------
                                                                   Awards            Payouts
                                                            ------------------------ ---------
                                                            Restricted   Securities Long-Term   All
                                                              Stock     Underlying  Incentive  Other
                                               Other Annual  Award(s)  Options/Stock Program Compensa-
    Name and                Salary   Bonus    Compensation     ($)   Appreciation    Payouts  tion ($)
Principal Position     Year ($)       ($)    (Note 2)    (Note 3)    Rights (#)       ($)     (Note 3)

Michael G. Morris     2003  957,692  2,600,000 227,914   1,060,500        -            -        28,731
Chairman of the
Board, President      2002  915,385    558,000 209,883        -        630,600         -        27,462
and Chief Executive
Officer of NU and     2001  900,000    869,805 238,924        -        220,000         -        27,000
Chairman of
PSNH and WMECO
(Note 4)

John H. Forsgren      2003  574,615  1,086,175  17,384     427,495        -            -       187,574
Executive Vice
President and         2002  556,154    165,000    -           -         54,400         -       179,674
Chief Financial
Officer and Vice      2001  524,423    200,000    -           -         98,000         -         5,100
Chairman of NU

Charles W. Shivery    2003  554,616    674,000   8,946     220,004        -            -        16,639
President -
Competitive Group     2002  306,731    200,000 244,594        -         29,204         -         7,615
of NU (NU Table
only (See Note 5)     2001     -          -       -           -           -            -          -

Cheryl W. Grise       2003  451,538    581,513  13,216     324,994        -            -       184,587
President -
Utility Group of NU   2002  409,231    280,000    -           -         39,600         -       180,523
and Chief Executive
Officer of CL&P,      2001  338,654    180,000    -           -         76,000         -        10,119
PSNH and WMECO

Gregory B. Butler     2003  244,615    232,200   4,473     109,995        -            -         6,000
Senior Vice Presi-
dent, Secretary       2002  206,154     70,000    -           -         13,200         -         6,000
and General Counsel
of NU and NUSCO       2001  189,269     70,000    -           -          7,600         -         5,100

Leon J. Olivier       2003  317,100    275,000   3,192      78,505        -            -        18,343
President and Chief
Operating Officer     2002  303,908    138,000    -           -          9,900         -         9,117
of CL&P
(CL&P Table Only)     2001  194,232    123,000    -        100,009      22,500         -          -

Gary A. Long          2003  185,154    140,000   2,643      65,002        -            -         5,555
President and Chief
Operating Officer     2002  178,154     70,000    -           -          8,100         -         5,345
of PSNH
(PSNH Table Only)     2001  171,846     55,000    -           -          6,750         -         5,100

Kerry J. Kuhlman      2003  180,015    125,000   2,542      62,499        -            -         5,400
President and Chief
Operating Officer     2002  173,093     62,000    -           -          7,900         -         5,193
of WMECO
(WMECO Table Only)    2001  166,846     45,000    -           -          6,200         -         5,005

Notes:

     1. Other annual compensation for Mr. Morris includes personal use of the Company's airplane, having a cost to the Company of $170,984 in 2003, $180,886 in 2002, and $219,088 in 2001. Other annual compensation for Mr. Shivery in 2002 includes $144,000 of relocation expenses, per his employment agreement.

     2. At December 31, 2003, the aggregate restricted stock holdings by the individuals named in the table for NU, CL&P, PSNH and WMECO were 130,773, 122,439, 119,634 and 119,811 common shares of NU, respectively, with a value of $2,637,691, $2,469,595, $2,413,018, and 2,416,588, respectively. Restricted stock was awarded as long term incentive compensation to each of these individuals in 2003, except that Mr. Morris's award was in restricted share units that were forfeited upon his retirement; payment of 50 percent of the 2002 and 2001 annual bonuses of each of Mr. Morris, Mr. Forsgren, and Mrs. Grise was made in the form of restricted shares vesting over three years; payment of 50 percent of the 2003 annual bonuses of each of Mr. Forsgren, Mr. Shivery and Mrs. Grise was made in the form of restricted share units vesting over three years. Dividends on restricted stock are paid out.

     3. "All Other Compensation" for 2003 consists of employer matching contributions under the Northeast Utilities Service Company 401k Plan, generally available to all eligible employees (each of Messrs. Morris, Forsgren, Shivery, Butler and Olivier and Mrs. Grise - $6,000, Mr. Long - $5,555 and Mrs. Kuhlman - $5,400) and matching contributions under the Deferred Compensation Plan for Executives (Mr. Morris - $22,731, Mr. Shivery - $10,639, Mrs. Grise - $7,546 and Mr. Olivier - $3,513). For Mr. Forsgren and Mrs. Grise, it also includes vested deferred compensation paid out in 2003 of $181,574 and $171,041, respectively (See Employment Contracts and Termination of Employment and Change in Control Arrangements, Below), and for Mr. Olivier it includes $8,830 in non-qualified pension payments in accordance with his employment agreement.

     4. Retired January 1, 2004.

     5. Served as interim President of NU effective January 1, 2004 and elected Chairman of the Board, President and Chief Executive Officer of NU on March 29, 2004.

                                                  AGGREGATED OPTIONS/SAR EXERCISES IN LAST
                                                  FISCAL YEAR AND FY-END OPTION/SAR VALUES
                        Shares With
                        Respect to                  Number of Securities       Value of Unexercised
                          Which                    Underlying Unexercised          In-the-Money
                       Options Were   Value             Options/SARs
  Options/SARs
                         Exercised   Realized       at Fiscal Year End (#)     at Fiscal Year End ($)
       Name                 (#)        ($)     Exercisable   Unexercisable   Exercisable Unexercisable
------------------------------------------------------------------------------------------------------
Michael G. Morris        150,000     994,650       863,124        660,402     4,812,597      1,952,103
John H. Forsgren          81,919     153,940        83,464         68,936        33,598         60,048
Charles W. Shivery          -           -            9,674         19,350        12,286         24,574
Cheryl W. Grise             -           -          119,492         51,736       217,469         43,809
Gregory B. Butler         15,716      55,726        18,466         11,334        22,589         13,992
Leon J. Olivier             -           -            9,967          9,933         6,847         11,294
Gary A. Long                -           -           20,399          7,651        46,669          8,586
Kerry J. Kuhlman            -           -           21,529          7,335        50,850          8,375
------------------------------------------------------------------------------------------------------

          LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

Grants of performance units were made during 2003 under the Northeast Utilities Incentive Plan to the Company's officers. Payments will be made in cash following the close of the performance period. Threshold, target, and maximum payouts will be determined based on net income over the performance period. Grants to the executive officers named in the Summary Compensation Table were as follows:

(a)                     (b)               (c)            (d)           (e)        (f)
                     Number of        Performance         Estimated Future Payouts
                       Shares,          or Other       Under Non-Stock Price-Based Plans
                      Units or        Period Until
                        Other          Maturation
                       Rights          Or Payout       Threshold     Target     Maximum
Name                     (#)                              ($)          ($)        ($)
-----                 --------    -------------------  ---------     ------     -------
Michael G. Morris      10,450     1/1/2003-12/31/2005   418,000     1,045,000  1,463,000
John H. Forsgren        4,275     1/1/2003-12/31/2005   171,000       427,500    598,500
Charles W. Shivery      2,200     1/1/2003-12/31/2005    88,000       220,000    308,000
Cheryl W. Grise         3,250     1/1/2003-12/31/2005   130,000       325,000    455,000
Gregory B. Butler       1,100     1/1/2003-12/31/2005    44,000       110,000    154,000
Leon J. Olivier           785     1/1/2003-12/31/2005    31,400        78,500    109,900
Gary A. Long              650     1/1/2003-12/31/2005    26,000        65,000     91,000
Kerry J. Kuhlman          625     1/1/2003-12/31/2005    25,000        62,500     87,500

         b. Their interest in the securities of system companies including options or other rights to acquire securities:

     NU owns 100 percent of the outstanding common stock of registrants CL&P, PSNH, and WMECO. As of March 1, 2004, (except that Mr. Morris's beneficial ownership is given as of December 31, 2003, his last day as an Executive Officer of these companies) the Directors and Executive Officers of NU, CL&P, PSNH, and WMECO beneficially owned the number of shares of each class of equity securities of NU listed below. No equity securities of CL&P, PSNH, or WMECO are owned by the Directors and Executive Officers of CL&P, PSNH, and WMECO. Unless otherwise noted, each Director and Executive Officer of CL&P, PSNH, and WMECO has sole voting and investment power with respect to the listed shares.

Title of                              Amount and Nature of   Percent of
Class        Name                     Beneficial Ownership        Class

NU Common    David H. Boguslawski    (1)          39,807          (2)
NU Common    Richard H. Booth        (3)           6,000          (2)
NU Common    Gregory B. Butler       (4)          39,832          (2)
NU Common    Cotton Mather Cleveland (5)          20,232          (2)
NU Common    Sanford Cloud, Jr.      (6)          21,818          (2)
NU Common    James F. Cordes         (3)          11,500          (2)
NU Common    E. Gail de Planque      (5)          20,640          (2)
NU Common    John H. Forsgren        (7)         150,120          (2)
NU Common    John G. Graham                        1,000          (2)
NU Common    Cheryl W. Grise         (8)         182,553          (2)
NU Common    Elizabeth T. Kennan     (9)          18,755          (2)
NU Common    Kerry J. Kuhlman       (10)          37,222          (2)
NU Common    Gary A. Long           (11)          35,715          (2)
NU Common    Michael G. Morris      (12)         974,832          (2)
NU Common    Leon J. Olivier        (13)          22,498          (2)
NU Common    Robert E. Patricelli    (5)          27,522          (2)
NU Common    Charles W. Shivery     (14)          26,406          (2)
NU Common    John F. Swope           (9)          22,361          (2)

Amount beneficially owned by Directors and Executive Officers as a group:

                                    Amount and Nature of    Percent of
Company    Number of Persons        Beneficial Ownership    Outstanding

NU                 15               1,595,658 (15)             1.2%
CL&P                7               1,436,049 (16)             1.12%
PSNH                7               1,449,265 (16)             1.13%
WMECO               7               1,450,773 (16)             1.13%

 (1) Includes 29,154 shares that could be acquired by Mr. Boguslawski pursuant to currently exercisable options and 3,978 shares as to which Mr. Boguslawski has sole voting and no dispositive power.

 (2) As of March 1, 2004, each Trustee and Executive Officer of NU and Director and Executive Officer of CL&P, PSNH, or WMECO owned less than one percent of the shares outstanding.

 (3) Includes 5,000 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

 (4) Includes 25,400 shares that could be acquired by Mr. Butler pursuant to currently exercisable options and 5,835 shares as to which Mr. Butler has sole voting and no dispositive power.

 (5) Includes 12,500 shares that could be acquired by the beneficial owner pursuant to currently exercisable options and 1,000 shares as to which the beneficial owner has sole voting and no dispositive power.

 (6) Includes 7,500 shares that could be acquired by Mr. Cloud pursuant to currently exercisable options and 1,000 shares as to which Mr. Cloud has sole voting and no dispositive power.

 (7) Includes 112,598 shares that could be acquired by Mr. Forsgren pursuant to currently exercisable options and 28,343 shares as to which Mr. Forsgren has sole voting and no dispositive power.

 (8) Includes 141,359 shares that could be acquired by Mrs. Grise pursuant to currently exercisable options, 25,426 shares as to which Mrs. Grise has sole voting and no dispositive power, and 265 shares held by Mrs. Grise's husband as custodian for her children, with whom she shares voting and dispositive power.

 (9) Includes 12,500 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.


(10) Includes 26,230 shares that could be acquired by Mrs. Kuhlman pursuant to currently exercisable options and 3,315 shares as to which Ms. Kuhlman has sole voting and no dispositive power.

(11) Includes 25,349 shares that could be acquired by Mr. Long pursuant to currently exercisable options and 3,448 shares as to which Mr. Long has sole voting and no dispositive power.

(12) Includes 863,124 shares that could have been acquired by Mr. Morris as of December 31, 2003 pursuant to then exercisable options and 31,732 shares as to which Mr. Morris had sole voting and no dispositive power until his retirement in 2004.

(13) Includes 13,266 shares that could be acquired by Mr. Olivier pursuant to currently exercisable options and 5,837 shares as to which Mr. Olivier has sole voting and no dispositive power.

(14) Includes 9,674 shares that could be acquired by Mr. Shivery pursuant to currently exercisable options and 12,566 shares as to which Mr. Shivery has sole voting and no dispositive power.

(15) Includes 52,416 shares that could be acquired by an executive officer other than those named in the table above pursuant to currently exercisable options, and 19,669 shares beneficially owned by such officer, as to 7,009 of which such officer has sole voting and no dispositive power.

(16) Includes 9,674 shares that could be acquired by an executive officer other than those named in the table pursuant to currently exercisable options, 401 shares held in an ESOP by such officer, as to which he has sole voting power and no dispositive power, and 11,670 shares as to which such officer has sole voting and no dispositive power.

In addition, NU's proxy statement reflects that NU's trustees and named executive officers owned the following numbers of "restricted share units" and "deferred shares or units" as of March 1, 2004 (except for Mr. Morris, whose ownership is given as of December 31, 2003). "Restricted share units" includes restricted share units issued under the Northeast Utilities Incentive Plan receipt of which has not been deferred. "Deferred shares or units" includes common shares and restricted share units receipt of which has been deferred, and which are recorded in the executive officer's or Trustee's account under the Northeast Utilities Deferred Compensation Plan for Trustees or the Northeast Utilities Deferred Compensation Plan for Executives. In each case the named individual has neither voting nor dispositive power with respect to these deferred shares or deferred restricted share units nor the ability to obtain beneficial ownership of the shares represented thereby within 60 days.

Name                              Number of               Number of
----                        Restricted Share Units  Deferred Shares and Units
                            ----------------------  -------------------------

Richard H. Booth                         0                  7,689
Gregory B. Butler                   13,021                      0
Cotton Mather Cleveland                  0                  5,935
Sanford Cloud, Jr.                   3,000                    889
James F. Cordes                      3,000                  3,083
E. Gail de Planque                       0                  3,000
John H. Forsgren                    51,442                      0
John G. Graham                           0                  7,600
Cheryl W. Grise                     35,326                  1,539
Elizabeth T. Kennan                      0                  8,083
Michael G. Morris                   75,000                  6,052
Robert E. Patricelli                 3,000                      0
Charles W. Shivery                  30,000                  1,119
John F. Swope                            0                  5,048

    SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table sets forth the number of Common Shares of Northeast Utilities issuable under the equity compensation plans of the Northeast Utilities System, as well as their weighted exercise price, in accordance with the rules of the SEC:

                                                                   Number of securities
                    Number of securities  Weighted-average       remaining available for
                     to be issued upon    exercise price of       future issuance under
                     exercise of            outstanding         equity compensation plans
                    outstanding options,  options, warrants      (excluding securities
Plan Category       warrants and rights        and rights        reflected in column (a))
----------------------------------------------------------------------------------------
                                 (a)              (b)                        (c)
----------------------------------------------------------------------------------------
    Equity                    3,225,593         $17.033                  See Note 1
 compensation
plans approved by
security holders

    Equity                      350,000         $ 9.625                    None
 compensation
  plans not
 approved by
 security holders

    Total                     3,575,593         $16.308                  See Note 1

Notes to table:

1. Under the Northeast Utilities Incentive Plan, 5,385,371 shares were available for issuance as of December 31, 2003. In addition, an amount equal to one percent of the outstanding shares as of the end of each year becomes available for issuance under the Incentive Plan the following year. Under the Northeast Utilities Employee Share Purchase Plan II, 6,921,265 additional shares are available for issuance. Each such plan expires in 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Trustees and certain officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Based on such reports, or written representations that no Form 5 was required, Northeast Utilities believes that for the year ended December 31, 2003, all such reporting requirements were complied with in a timely manner.

      c. Their contracts and transactions with system companies:

     Northeast Utilities has entered into an employment agreement with Mr. Morris and NUSCO has entered into employment agreements or arrangements with Messrs. Butler, Forsgren, Olivier and Shivery and Mrs. Grise; Mr. Olivier and each of the other named executive officers participate in the Special Severance Program for Officers of Northeast Utilities Companies. The agreements and the Special Severance Program are also binding on Northeast Utilities and on certain majority-owned subsidiaries of Northeast Utilities.

     The agreements with Messrs. Morris, Shivery, Butler and Forsgren and Mrs. Grise obligate the officer to perform such duties as may be directed by the NUSCO Board of Directors or the Northeast Utilities Board of Trustees, protect the Company's confidential information, refrain, while employed by the Company and for a period of time thereafter, from competing with the Company in a specified geographic area, and provide that the officer's base salary will not be reduced below certain levels without the consent of the officer. These agreements also provide that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan or other supplemental retirement programs and/or in certain executive incentive programs at specified incentive opportunity levels, for a specified employment term and for automatic one-year extensions of the employment term unless at least six months' notice of non-renewal is given by either party. The employment term may also be ended by the Company for "cause", as defined, at any time (in which case no supplemental retirement benefit, if any, shall be due), or by the officer on thirty days' prior written notice for any reason. Absent "cause", the Company may remove the officer from his or her position on sixty days' prior written notice, but in the event the officer is so removed and signs a release of all claims against the Company, the officer will receive one or two years' base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of specified long-term incentive compensation.

     Under the terms of these agreements and the Special Severance Program, upon any termination of employment following a change of control, as defined, between
(a) the earlier of the date shareholders approve a change of control transaction or a change of control transaction occurs and (b) the earlier of the date, if any, on which the Board of Trustees abandons the transaction or the date two years following the change of control, if the officer signs a release of all claims against the Company, the officer will be entitled to certain payments including a multiple (not to exceed three) of "base compensation", as defined, annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock. Certain of the change of control provisions may be modified by the Board of Trustees prior to a change of control, on at least two years' notice to the affected officer(s).

     Besides the terms described above, the agreements of Messrs. Morris, Shivery and Forsgren provide for a specified salary, cash, restricted stock and/or stock options upon employment, special incentive programs and/or special retirement benefits. The agreements of Mr. Forsgren and Mrs. Grise were supplemented during 2001 to provide for special deferred compensation of $520,000 and $500,000, respectively, vesting in even installments (adjusted to reflect investment performance) on June 28, 2002, 2003 and 2004, so long as such officer remains in the employ of Northeast Utilities Service Company, and vesting sooner in the event of a change of control of the Company or involuntary termination without cause.

     Letter agreements reflecting the terms of employment of Messrs. Boguslawski and Olivier provide for specified salary, cash, restricted stock, stock options or other benefits upon employment.

      The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.

         d. Their indebtedness to system companies:

         No Trustee, Director or executive officer was indebted to a system company during 2003.

         e. Their participation in bonus and profit-sharing arrangements and other benefits:

         Besides the discussion of compensation in Part III, Section (a) above, see the following:

PENSION BENEFITS
The tables on the following page show the estimated annual retirement benefits payable to an executive officer of Northeast Utilities upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the Northeast Utilities Service Company Retirement Plan (the Retirement Plan) but also eligible for either the make-whole benefit or the make-whole benefit plus the target benefit under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental Plan). The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers. The make-whole benefit under the Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes as "compensation" awards under the executive incentive plans and deferred compensation (as earned). The target benefit further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to participate in the target benefit and who remain in the employ of Northeast Utilities companies until at least age 60 (unless the Board of Trustees sets an earlier age).

Mr. Morris's Employment Agreement provides that upon retirement he will be entitled to receive a special retirement benefit calculated by applying the benefit formula of the CMS Energy/Consumers Energy Company (CMS) Supplemental Executive Retirement Plan to all compensation earned from the Northeast Utilities system (the Company) and to all service rendered to the Company and CMS. Mr. Morris's Employment Agreement also provides that if he retired after age 60, his special retirement benefit would be no less than that which he would have received had he been eligible for a make-whole benefit plus a target benefit under the Supplemental Plan.

Messrs. Butler, Forsgren, and Shivery and Mrs. Grise are currently eligible for a make-whole plus a target benefit. Messrs. Olivier and Long and Mrs. Kuhlman are eligible for the make-whole benefit but not the target benefit.

Mr. Forsgren's Employment Agreement provides for supplemental pension benefits based on crediting up to ten years of additional service and providing payments equal to 25 percent of final average compensation (not to exceed 170 percent of highest average base compensation received in any 36 month period) for up to 15 years following retirement, reduced by four percentage points for each year that his age is less than 65 years at retirement. In addition, if Mr. Forsgren retires after age 58, he will be eligible for a make-whole plus a target benefit under the Supplemental Plan based on crediting three extra years of service, unreduced for early commencement.

Mr. Shivery's Employment Agreement provides for a special retirement benefit, following completion of five years of service with the Company, consisting of the excess over benefits otherwise payable from the Retirement Plan and the Supplemental Plan needed to give him the equivalent of fully-vested benefits under the Retirement Plan and the Supplemental Plan calculated by adding three additional years to his actual service and utilizing an early commencement reduction factor of 2 percent per year for each year younger than age 65 at commencement, if better than the factors then in use under the Retirement Plan.

     The terms of Mr. Olivier's employment provide for certain supplemental pension benefits in lieu of a make-whole benefit if certain requirements are met, in order to provide a benefit similar to that provided by his previous employer. If Mr. Olivier remains in continuous employment with the Company until September 10, 2011 (or earlier with the Company's permission), he will be eligible for a special benefit, subject to reduction for termination prior to age 65, of three percent of Final Average Compensation for each of his first 15 years of service since September 10, 2001 plus one percent of Final Average Compensation for each of the second 15 years of service. Alternatively, if he does not voluntarily terminate his employment with the Company prior to his 60th birthday, or upon earlier termination upon a Change of Control, as defined in the Special Severance Program, he may receive upon retirement a lump sum payment of $2,050,000 in lieu of the make-whole benefit and the benefit described in the preceding sentence.

         ANNUAL BENEFIT FOR OFFICERS ELIGIBLE FOR MAKE-WHOLE BENEFIT

      Final                       Years of Credited Service
     Average
  Compensation       15         20          25          30           35

   $200,000     $43,264    $57,686     $72,107     $86,760     $101,413
   $250,000     $54,514    $72,686     $90,857    $109,260     $127,663
   $300,000     $65,764    $87,686    $109,607    $131,760     $153,913
   $350,000     $77,014   $102,686    $128,357    $154,260     $180,163
   $400,000     $88,264   $117,686    $147,107    $176,760     $206,413
   $450,000     $99,514   $132,686    $165,857    $199,260     $232,663
   $500,000    $110,764   $147,686    $184,607    $221,760     $258,913
   $600,000    $133,264   $177,686    $222,107    $266,760     $311,413
   $700,000    $155,764   $207,686    $259,607    $311,760     $363,913
   $800,000    $178,264   $237,686    $297,107    $356,760     $416,413
   $900,000    $200,764   $267,686    $334,607    $401,760     $468,913
 $1,000,000    $223,264   $297,686    $372,107    $446,760     $521,413
 $1,100,000    $245,764   $327,686    $409,607    $491,760     $573,913
 $1,200,000    $268,264   $357,686    $447,107    $536,760     $626,413
 $1,300,000    $290,764   $387,686    $484,607    $581,760     $678,913
 $1,400,000    $313,264   $417,686    $522,107    $626,760     $731,413
 $1,500,000    $335,764   $447,686    $559,607    $671,760     $783,913

                  ANNUAL BENEFIT FOR OFFICERS ELIGIBLE FOR
                       MAKE-WHOLE PLUS TARGET BENEFIT

      Final                       Years of Credited Service
     Average
  Compensation       15         20          25          30           35

 $  200,000    $ 72,000   $ 96,000    $120,000    $120,000     $120,000
    250,000      90,000    120,000     150,000     150,000      150,000
    300,000     108,000    144,000     180,000     180,000      180,000
    350,000     126,000    168,000     210,000     210,000      210,000
    400,000     144,000    192,000     240,000     240,000      240,000
    450,000     162,000    216,000     270,000     270,000      270,000
    500,000     180,000    240,000     300,000     300,000      300,000
    600,000     216,000    288,000     360,000     360,000      360,000
    700,000     252,000    336,000     420,000     420,000      420,000
    800,000     288,000    384,000     480,000     480,000      480,000
    900,000     324,000    432,000     540,000     540,000      540,000
  1,000,000     360,000    480,000     600,000     600,000      600,000
  1,100,000     396,000    528,000     660,000     660,000      660,000
  1,200,000     432,000    576,000     720,000     720,000      720,000
  1,300,000     468,000    624,000     780,000     780,000      780,000
  1,400,000     504,000    672,000     840,000     840,000      840,000
  1,500,000     540,000    720,000     900,000     900,000      900,000

The benefits presented in the tables above are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annuity payments. Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Final average compensation for purposes of calculating the make-whole benefit is the highest average annual compensation of the participant during any 60 consecutive months compensation was earned. Compensation for these benefits includes the annual salary and bonus shown in the Summary Compensation Table and, for the make-whole benefit for officers hired before November 2001, and for the target benefit for officers who were hired before November 2001 and eligible for the target benefit prior to October 2003, an amount that represents the annual value of long term incentive compensation for 2002 and 2003. Compensation for purposes of these benefits does not include employer matching contributions under the 401k Plan. In the event that an officer's employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by Northeast Utilities and its subsidiaries under long term disability plans and policies.

Mr. Morris is not eligible to participate in the Supplemental Plan, but he does participate in the Retirement Plan. The amount of his annual compensation covered by the Retirement Plan was limited by the IRS to $200,000 for 2003. The compensation covered by the Supplemental Plan in 2003 for Mr. Forsgren, Mr. Shivery, Mrs. Grise, Mr. Butler, Mr. Olivier, Mr. Long, and Mrs Kuhlman was $1,871,931, $906,616, $1,169,601, $508,140, $634,627, $348,005, and $328,233,
respectively.

As of December 31, 2003, the executive officers named in the Summary Compensation Table had approximately the following years of credited service for purposes of the Supplemental Plan: Mr. Forsgren - 7, Mr. Shivery - 1, Mrs. Grise
- 23, Mr. Butler - 7, Mr. Olivier - 5, Mr. Long - 28, and Mrs. Kuhlman - 23. Mr. Morris had 25 years of service for purpose of his special retirement benefit. In addition, Mr. Forsgren had 15 years of service for purposes of his supplemental pension benefit and would have 28 years of service for such purpose if he were to retire at age 65.

         f. Their rights to indemnity:

         No disclosures were made in any system company's most recent proxy statement or annual report on Form 10-K with respect to the rights to indemnity of Trustees, Directors or executive officers.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

1. There were no expenditures, disbursements or payments made during 2003 in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefore; and

2. There were no expenditures, disbursements or payments made during 2003 to citizens groups or public relations counsel.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I:  Intercompany Service Contracts


                                                       Serving         Receiving                                            Contract
Transaction                                            Company          Company                  Compensation                 Date
-----------                                            -------          -------                  ------------                 ----
                                                                                             (Millions of Dollars)
Plant operations and
  maintenance services                                   NGS              NGC                        $22.8                    2000
Plant operations and
  maintenance services                                   NGS              HWP                        $12.0                    2000
Plant operations and
  maintenance services                                   NGS             SESI                        $ 5.0                    2002
Engineering and
  construction services                                  NGS           Greenport                     $ 2.6                    2003
Electrical maintenance and
  construction services                                Boulos            PSNH                        $ 3.3                    2003
Electrical maintenance and
  construction services                                Boulos            CL&P                        $ 1.4                    2003

These contracts were all in place at December 31, 2003.

PART II:

See Item 6, Part III(c).

PART III:

None to be reported.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I:

(a)  Identification of Company

         1.    Northeast Generation Company (NGC)

         2.    Location:

               107 Selden Street
               Berlin, CT 06037

         3.    Business Address:

               Same

         4.    Description:

               NGC owns and operates a portfolio of 1,293.1 MW of generating assets in New England. The table below lists these generating assets:

                                                                               Capacity
Asset                       Location                Type                         (MW)
-----                       --------                ----                       --------

Northfield Mountain        Erving, MA               Pumped Storage             1,080.0
Cabot                      Montague, MA             Conventional Hydro            58.8
Turners Falls              Montague, MA             Conventional Hydro             6.4
Falls Village              Falls Village, CT        Conventional Hydro            11.0
Bulls Bridge               New Milford, CT          Conventional Hydro             8.4
Rocky River                New Milford, CT          Conventional Hydro/
                                                      Pumped Storage              29.0
Shepaug                    Southbury, CT            Conventional Hydro            42.6
Stevenson                  Monroe, CT               Conventional Hydro            28.9
Robertsville               Colebrook, CT            Conventional Hydro             0.6
Bantam                     Litchfield, CT           Conventional Hydro             0.3
Scotland                   Windham, CT              Conventional Hydro             2.2
Tunnel                     Preston, CT              Conventional Hydro             2.1
Taftville                  Norwich, CT              Conventional Hydro             2.0
Tunnel ICU                 Preston, CT              Internal Combustion
                                                      Unit                        20.8
                                                                               -------
Total                                                                          1,293.1
                                                                               =======

         5.    System Company that Holds Interest:

               Northeast Generation Company, a Connecticut corporation, is a wholly-owned subsidiary of NU Enterprises, Inc., the holding company for Northeast Utilities competitive businesses.

         6.    EWG or FUCO:

               EWG

(b) Capital Investment in Company by NU, Direct or Indirect

         1.    Type:  Capital contribution
         2.    Amount:  $448.2 million
         3.    Debt:  None
         4. Other financial obligations with recourse to NU or another system company: None
         5.    Guarantees by NU: None

         Transfer of assets to an affiliated EWG or FUCO:

         Market value:  None
         Book value:  None
         Sale price:  None

(c) State the ratio of debt to common equity and earnings as of 12/31/03:

         Ratio of debt to common equity as of 12/31/03:  0.887
         Ratio of debt to earnings as of 12/31/03:  10.102

(d) Service, Sales or Construction Contracts:


         NGC has a Management and Operation Agreement, dated February 1, 2000, as amended March 1, 2000, with Northeast Generation Services Company
         (NGS), an affiliate of NGC, to manage and operate the NGC generating assets. This agreement is in effect until March 15, 2006. The scope of services that NGS renders to NGC under this agreement includes management, operations, maintenance, administration, labor, consumables, water, supervision, and other goods and services necessary for the safe, efficient and reliable management, operation and maintenance of the NGC assets on a daily basis. During 2003, NGC paid NGS $22.8 million under this contract.

         NGC has a Service Contract with Northeast Utilities Service Company (NUSCO), an affiliate of NGC, dated January 4, 1999. This agreement has been extended through the year 2003 in a series of one-year extensions. Under this contract, NUSCO agrees to provide NGC with services such as corporate and secretarial, financial planning, accounting, taxes, insurance, budgets, data processing, purchasing, and other administrative services. During 2003, NGC paid NUSCO $1.5 million under this contract.

PART II.

An organizational chart showing the relationship of the exempt wholesale generator to other NU system companies is provided as Exhibit G. Required financial data is provided as Exhibit H.

PART III.

(a) NU's aggregate investment in EWGs and FUCOs, respectively, as of 12/31/03:

         EWGs:    $448.2 million
         FUCOS:   $0.0 million

(b) Ratio of aggregate investment to aggregate retained earnings of NU's public-utility subsidiary companies as of 12/31/03: 0.55

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

                                                                                    Page
                                                                                    ----
Financial Statements filed pursuant to the
  Public Utility Holding Company Act of 1935

Independent Auditors' Consent                                                       F-1

Signature                                                                           F-5

Financial Statements as of and for the year ended
  December 31, 2003

 Northeast Utilities and Subsidiaries:

    Consolidating Balance Sheet                                                 F-7 --F-10
    Consolidating Statement of Income                                           F-11--F-12
    Consolidating Statement of Retained Earnings                                F-13--F-14
    Consolidating Statement of Capital Surplus, Paid In                         F-13--F-14
    Consolidating Statement of Cash Flows                                       F-15--F-16

  The Connecticut Light and Power Company and Subsidiaries:

    Consolidating Balance Sheet                                                 F-17--F-18
    Consolidating Statement of Income                                              F-19
    Consolidating Statement of Retained Earnings                                   F-20
    Consolidating Statement of Capital Surplus, Paid In                            F-20
    Consolidating Statement of Cash Flows                                          F-21

  Public Service Company of New Hampshire and Subsidiaries:

    Consolidating Balance Sheet                                                 F-23--F-24
    Consolidating Statement of Income                                              F-25
    Consolidating Statement of Retained Earnings                                   F-26
    Consolidating Statement of Capital Surplus, Paid In                            F-26
    Consolidating Statement of Cash Flows                                          F-27

  Western Massachusetts Electric Company and Subsidiary:

    Consolidating Balance Sheet                                                 F-29--F-30
    Consolidating Statement of Income                                              F-31
    Consolidating Statement of Retained Earnings                                   F-32
    Consolidating Statement of Capital Surplus, Paid In                            F-32
    Consolidating Statement of Cash Flows                                          F-33

  Holyoke Water Power Company and Subsidiary:

    Consolidating Balance Sheet                                                 F-35--F-36
    Consolidating Statement of Income                                              F-37
    Consolidating Statement of Retained Earnings                                   F-38
    Consolidating Statement of Capital Surplus, Paid In                            F-38
    Consolidating Statement of Cash Flows                                          F-39

                                                                                    Page
                                                                                    ----
  Yankee Energy System, Inc. and Subsidiaries:

    Consolidating Balance Sheet                                                 F-41--F-44
    Consolidating Statement of Income                                           F-45--F-46
    Consolidating Statement of Retained Earnings                                F-47--F-48
    Consolidating Statement of Capital Surplus, Paid In                         F-47--F-48
    Consolidating Statement of Cash Flows                                       F-49--F-50

  NU Enterprises, Inc. and Subsidiaries:

    Consolidating Balance Sheet                                                 F-51--F-54
    Consolidating Statement of Income                                           F-55--F-56
    Consolidating Statement of Retained Earnings                                F-57--F-58
    Consolidating Statement of Capital Surplus, Paid In                         F-57--F-58
    Consolidating Statement of Cash Flows                                       F-59--F-60

  Northeast Generation Services Company and Subsidiaries:

    Consolidating Balance Sheet                                                 F-61--F-62
    Consolidating Statement of Income                                              F-63
    Consolidating Statement of Retained Earnings                                   F-64
    Consolidating Statement of Capital Surplus, Paid In                            F-64
    Consolidating Statement of Cash Flows                                          F-65

  Select Energy, Inc. and Subsidiary:

    Consolidating Balance Sheet                                                 F-67--F-68
    Consolidating Statement of Income                                              F-69
    Consolidating Statement of Retained Earnings                                   F-70
    Consolidating Statement of Capital Surplus, Paid In                            F-70
    Consolidating Statement of Cash Flows                                          F-71

  Select Energy Services, Inc.:

    Consolidating Balance Sheet                                                 F-73--F-76
    Consolidating Statement of Income                                           F-77--F-78
    Consolidating Statement of Retained Earnings                                F-79--F-80
    Consolidating Statement of Capital Surplus, Paid In                         F-79--F-80
    Consolidating Statement of Cash Flows                                       F-81--F-82

Notes to Financial Statements                                                      F-83

Exhibits                                                                        E-1--E-30

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Northeast Utilities (the "Company") Form U5S Annual Report to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2003, of our report dated February 23, 2004 relating to the consolidated financial statements of the Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference in the Annual Report on Form 10-K of Northeast Utilities for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective January 1, 2001, and its adoption in 2003 of Emerging Issues Task Force Issue 03-11, Reporting Realized Gains and Losses on Derivative Instruments that are Subject to Financial Accounting Standards Board (FASB) Statement No. 133 and not "Held for Trading Purposes" as Defined in Issue No. 02-3; and its adoption of FASB Interpretation No. 46, Consolidation of Variable Interest Entities, effective July 1, 2003, and SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002, respectively).


                                          /s/ DELOITTE & TOUCHE LLP
                                              DELOITTE & T0UCHE LLP



April 29, 2004
Hartford, CT

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Northeast Utilities Form U5S Annual Report to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2003, of our report dated February 23, 2004 relating to the consolidated financial statements of The Connecticut Light and Power Company as of December 31, 2003 and 2002 and each of the three years in the period ended December 31, 2003 incorporated by reference in the Annual Report on Form 10-K of The Connecticut Light and Power Company for the year ended December 31, 2003.



                                          /s/ DELOITTE & TOUCHE LLP
                                              DELOITTE & TOUCHE LLP



April 29, 2004
Hartford, CT

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Northeast Utilities Form U5S Annual Report to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2003, of our report dated February 23, 2004 relating to the consolidated financial statements of Public Service Company of New Hampshire as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference in the Annual Report on Form 10-K of Public Service Company of New Hampshire for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption in 2003 of Emerging Issues Task Force Issue 03-11, Reporting Realized Gains and Losses on Derivative Instruments that are Subject to Financial Accounting Standards Board Statement No. 133 and not "Held for Trading Purposes" as defined in issue No. 02-3).



                                          /s/ DELOITTE & TOUCHE LLP
                                              DELOITTE & TOUCHE LLP



April 29, 2004
Hartford, CT

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Northeast Utilities Form U5S Annual Report to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2003, of our report dated February 23, 2004 relating to the consolidated financial statements of Western Massachusetts Electric Company as of and for the years ended December 31, 2003 and 2002 incorporated by reference in the Annual Report on Form 10-K of Western Massachusetts Electric Company for the year ended December 31, 2003.


                                          /s/ DELOITTE & TOUCHE LLP
                                              DELOITTE & TOUCHE LLP



April 29, 2004
Hartford, CT

                                    SIGNATURE



Northeast Utilities, a registered holding company, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                           NORTHEAST UTILITIES




                      By:   /s/ John P. Stack
                           -----------------------------------------------------
                                John P. Stack
                                Vice President - Accounting and
                                Controller





April 29, 2004

                       THIS PAGE INTENTIONALLY LEFT BLANK

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                                  The                         Western
                                                              Connecticut  Public Service  Massachusetts
                                                               Light and     Company of      Electric         North
                                                 Northeast   Power Company  New Hampshire     Company        Atlantic
                                                 Utilities   (consolidated) (consolidated) (consolidated)     Energy
                                                 (parent)         (b)            (b)             (b)        Corporation
                                               -------------  -------------  -------------  -------------  -------------
ASSETS
Current Assets:
  Cash and cash equivalents                     $         -    $     5,814    $     2,737    $         1    $         -
  Unrestricted cash from counterparties                   -              -              -              -              -
  Restricted cash - LMP costs                             -         93,630              -              -              -
  Special deposits                                        -              -         30,104              -              -
  Investments in securitizable assets                     -        166,465              -              -              -
  Receivables, net                                    3,116         60,759         67,121         40,103              -
  Accounts receivable from affiliated
    companies                                         1,973         73,986         11,291             20              -
  Unbilled revenues                                     -            6,961         39,220         10,299              -
  Taxes receivable                                    2,314              -              -              -              -
  Notes receivable from affiliated companies        259,600              -              -              -          5,400
  Fuel, materials and supplies,
    at average cost                                       -         31,583         54,533          1,584              -
  Derivative assets                                       -        115,370          1,510            -                -
  Prepayments and other                                 313         12,521          9,945          1,139            121
                                               -------------  -------------  -------------  -------------  -------------
                                                    267,316        567,089        216,461         53,146          5,521
                                               -------------  -------------  -------------  -------------  -------------

Property, Plant and Equipment:
  Electric utility                                        -      3,355,794      1,517,513        612,450              -
  Gas utility                                             -              -              -              -              -
  Competitive energy                                      -              -              -              -              -
  Other                                                   -              -          5,707              -              -
                                               -------------  -------------  -------------  -------------  -------------
                                                          -      3,355,794      1,523,220        612,450              -
     Less:  Accumulated depreciation                      -      1,018,173        635,029        177,803              -
                                               -------------  -------------  -------------  -------------  -------------
                                                          -      2,337,621        888,191        434,647              -
  Construction work in progress                           -        224,277         37,401         13,124              -
                                               -------------  -------------  -------------  -------------  -------------
                                                          -      2,561,898        925,592        447,771              -
                                               -------------  -------------  -------------  -------------  -------------

Deferred Debits and Other Assets:
  Regulatory assets                                       -      1,673,010        969,434        268,180              -
  Accumulated deferred income taxes                       -              -              -              -              -
  Goodwill                                                -              -              -              -              -
  Purchased intangible assets, net                        -              -              -              -              -
  Prepaid pension                                         -        305,320              -         75,386              -
  Investments in subsidiary companies,
    at equity                                     2,544,819              -              -              -              -
  Other                                              14,565         99,577         60,324         19,081          1,462
                                               -------------  -------------  -------------  -------------  -------------
                                                  2,559,384      2,077,907      1,029,758        362,647          1,462
                                               -------------  -------------  -------------  -------------  -------------

Total Assets                                    $ 2,826,700    $ 5,206,894    $ 2,171,811    $   863,564    $     6,983
                                               =============  =============  =============  =============  =============




                                                 Holyoke
                                               Water Power      Northeast
                                                 Company        Utilities
                                              (consolidated)     Service
                                                    (b)          Company
                                              --------------  -------------
ASSETS
Current Assets:
  Cash and cash equivalents                     $        81    $       475
  Unrestricted cash from counterparties                   -              -
  Restricted cash - LMP costs                             -              -
  Special deposits                                        -              -
  Investments in securitizable assets                     -              -
  Receivables, net                                       17         37,679
  Accounts receivable from affiliated
    companies                                         4,049         50,401
  Unbilled revenues                                       -              -
  Taxes receivable                                      263              -
  Notes receivable from affiliated companies              -        278,075
  Fuel, materials and supplies,
    at average cost                                   7,788              -
  Derivative assets                                       -              -
  Prepayments and other                                 221          5,129
                                               -------------  -------------
                                                     12,419        371,759
                                               -------------  -------------

Property, Plant and Equipment:
  Electric utility                                        -              -
  Gas utility                                             -              -
  Competitive energy                                 36,751              -
  Other                                                   -        111,466
                                               -------------  -----------
                                                     36,751        111,466
     Less:  Accumulated depreciation                 34,122         76,195
                                               -------------  -------------
                                                      2,629         35,271
  Construction work in progress                       3,889         11,184
                                               -------------  -------------
                                                      6,518         46,455
                                               -------------  -------------

Deferred Debits and Other Assets:
  Regulatory assets                                     672              -
  Accumulated deferred income taxes                       -          6,074
  Goodwill                                                -              -
  Purchased intangible assets, net                        -              -
  Prepaid pension                                     2,515         35,819
  Investments in subsidiary companies,
    at equity                                             -              -
  Other                                               1,590         61,276
                                               -------------  -------------
                                                      4,777        103,169
                                               -------------  -------------

Total Assets                                    $    23,714    $   521,383
                                               =============  =============


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)


                                                 Northeast                                                 Yankee Energy
                                                  Nuclear     North Atlantic      The         The Rocky    Systems, Inc.
                                                   Energy     Energy Service   Quinnehtuk    River Realty (consolidated)
                                                  Company      Corporation      Company        Company          (b)
                                               -------------  -------------  -------------  -------------  -------------
ASSETS
Current Assets:
  Cash and cash equivalents                     $       103    $     9,342    $        54    $       130    $     1,378
  Unrestricted cash from counterparties                   -              -              -              -              -
  Restricted cash - LMP costs                             -              -              -              -              -
  Special deposits                                        -              -              -              -              -
  Investments in securitizable assets                     -              -              -              -              -
  Receivables, net                                      300          1,460              -              -         56,799
  Accounts receivable from affiliated
    companies                                            27              -              -            759          8,135
  Unbilled revenues                                       -              -              -              -         16,051
  Taxes receivable                                        7            835              -              -              -
  Notes receivable from affiliated
    companies                                        32,900              -              -              -              -
  Fuel, materials and supplies,
    at average cost                                       -              -              -              -         33,541
  Derivative assets                                       -              -              -              -          2,962
  Prepayments and other                                   -          1,200              4            621          7,373
                                               -------------  -------------  -------------  -------------  -------------
                                                     33,337         12,837             58          1,510        126,239
                                               -------------  -------------  -------------  -------------  -------------

Property, Plant and Equipment:
  Electric utility                                        -              -              -              -              -
  Gas utility                                             -              -              -              -        743,991
  Competitive energy                                      -              -              -              -              -
  Other                                                   -              -          1,639        103,174              -
                                               -------------  -------------  -------------  -------------  -------------
                                                          -              -          1,639        103,174        743,991
     Less: Accumulated depreciation                       -              -          1,373         41,792        223,496
                                               -------------  -------------  -------------  -------------  -------------
                                                          -              -            266         61,382        520,495
  Construction work in progress                           -              -              -          6,395         41,670
                                               -------------  -------------  -------------  -------------  -------------
                                                          -              -            266         67,777        562,165
                                               -------------  -------------  -------------  -------------  -------------

Deferred Debits and Other Assets:
  Regulatory assets                                       -              -              -              -         54,765
  Accumulated deferred income taxes                  26,942          4,516              -              -              -
  Goodwill                                                -              -              -              -        287,591
  Purchased intangible assets, net                        -              -              -              -              -
  Prepaid pension                                         -              -              -              -         41,204
  Investments in subsidiary companies,
    at equity                                             -              -              -              -              -
  Other                                                  51              -          1,141          1,942         10,447
                                               -------------  -------------  -------------  -------------  -------------
                                                     26,993          4,516          1,141          1,942        394,007
                                               -------------  -------------  -------------  -------------  -------------

Total Assets                                    $    60,330    $    17,353    $     1,465    $    71,229    $ 1,082,411
                                               =============  =============  =============  =============  =============




                                                                 NU
                                                             Enterprises,
                                                                 Inc.
                                              Charter Oak   (consolidated)
                                              Energy, Inc.        (b)       Eliminations   Consolidated
                                              -------------  -------------  -------------  -------------
ASSETS
Current Assets:
  Cash and cash equivalents                    $       161    $    16,921    $         -    $    37,196
  Unrestricted cash from counterparties                  -         46,496              -         46,496
  Restricted cash - LMP costs                            -              -              -         93,630
  Special deposits                                       -         49,016              -         79,120
  Investments in securitizable assets                    -              -              -        166,465
  Receivables, net                                       -        437,541              1        704,893
  Accounts receivable from affiliated
    companies                                            -        162,942        313,583              -
  Unbilled revenues                                      -         53,349              -        125,881
  Taxes receivable                                       -         26,945         30,364              -
  Notes receivable from affiliated
    companies                                            -              -        575,975              -
  Fuel, materials and supplies,
    at average cost                                      -          3,087        (21,960)       154,076
  Derivative assets                                      -        181,352              -        301,194
  Prepayments and other                                  -         49,243         24,048         63,780
                                              -------------  -------------  -------------  -------------
                                                       161      1,026,892        922,011      1,772,731
                                              -------------  -------------  -------------  -------------

Property, Plant and Equipment:
  Electric utility                                      40              -         19,944      5,465,854
  Gas utility                                            -              -              -        743,990
  Competitive energy                                     -        849,202              -        885,953
  Other                                                  -              -              -        221,986
                                              -------------  -------------  -------------  -------------
                                                        40        849,202         19,944      7,317,783
     Less: Accumulated depreciation                     40         47,810         11,572      2,244,263
                                              -------------  -------------  -------------  -------------
                                                         -        801,392          8,372      5,073,520
  Construction work in progress                          -         18,453             (1)       356,396
                                              -------------  -------------  -------------  -------------
                                                         -        819,845          8,371      5,429,916
                                              -------------  -------------  -------------  -------------

Deferred Debits and Other Assets:
  Regulatory assets                                      -              -         (7,960)     2,974,022
  Accumulated deferred income taxes                      -              -         37,532              -
  Goodwill                                               -         32,395              -        319,986
  Purchased intangible assets, net                       -         22,956              -         22,956
  Prepaid pension                                        -          1,370        100,908        360,706
  Investments in subsidiary companies,
    at equity                                            -              -      2,544,819              -
  Other                                                  -        208,845         51,734        428,567
                                              -------------  -------------  -------------  -------------
                                                         -        265,566      2,727,033      4,106,237
                                              -------------  -------------  -------------  -------------

Total Assets                                   $       161    $ 2,112,303    $ 3,657,415    $11,308,884
                                              =============  =============  =============  =============


                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)


                                                              The                           Western
                                                          Connecticut    Public Service  Massachusetts                   Holyoke
                                                           Light and      Company of       Electric        North       Water Power
                                              Northeast  Power Company   New Hampshire      Company       Atlantic       Company
                                              Utilities  (consolidated)  (consolidated)  (consolidated)    Energy     (consolidated)
                                              (parent)        (b)             (b)             (b)       Corporation        (b)
                                           ------------- --------------  --------------  -------------- ------------  --------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                    $    65,000   $          -    $     10,000    $     10,000   $        -    $          -
  Notes payable to affiliated companies               -         91,125          48,900          31,400            -           1,400
  Long-term debt - current portion               24,000              -               -               -            -               -
  Accounts payable                                1,834        138,155          48,408          10,173        1,263             905
  Accounts payable to affiliated companies           25        176,948          13,911          13,789            4           1,591
  Accrued taxes                                       -         65,587           2,543             765          537             186
  Accrued interest                                6,048         10,361          10,894           2,544            -               -
  Derivative liabilities                          3,576         54,566           1,414               -            -               -
  Other                                             346         49,674          27,740           9,785            -               -
                                           ------------- --------------  --------------  -------------- ------------  --------------
                                                100,829        586,416         163,810          78,456        1,804           4,082
                                           ------------- --------------  --------------  -------------- ------------  --------------

Rate Reduction Bonds                                  -      1,124,779         472,222         132,960            -               -
                                           ------------- --------------  --------------  -------------- ------------  --------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes               4,261        609,068         338,930         216,547            -           1,496
  Accumulated deferred investment
    tax credits                                       -         90,885           2,096           3,326            -               -
  Deferred contractual obligations                    -        318,043          64,237          86,937            -               -
  Regulatory liabilities                              -        752,992         272,081          27,776            -             170
  Accrued pension                                     -              -          44,766               -            -               -
  Other                                           1,375         79,935          26,124           8,357            -           3,611
                                           ------------- --------------  --------------  -------------- ------------  --------------
                                                  5,636      1,850,923         748,234         342,943            -           5,277
                                           ------------- --------------  --------------  -------------- ------------  --------------

Capitalization:
  Long-Term Debt                                456,115        830,149         407,285         157,202            -               -
                                           ------------- --------------  --------------  -------------- ------------  --------------

  Preferred Stock - Non-redeemable                    -        116,200               -               -            -               -
                                           ------------- --------------  --------------  -------------- ------------  --------------

  Long-Term Debt from NU Parent                       -              -               -               -            -           9,600
                                           ------------- --------------  --------------  -------------- ------------  --------------

  Common Stockholders' Equity:
    Common shares                               751,992         60,352               -          10,866            -           2,400
    Capital surplus, paid in                  1,108,924        326,629         156,555          69,544        1,000           5,966
    Deferred contribution plan -
      employee stock ownership plan             (73,694)             -               -               -            -               -
    Retained earnings/accumulated deficit       808,932        311,793         223,822          71,677        4,179          (3,611)
    Accumulated other comprehensive
      income/(loss)                              25,991           (347)           (117)            (84)           -               -
    Treasury stock                             (358,025)             -               -               -            -               -
                                           ------------- --------------  --------------  -------------- ------------  --------------
  Common Stockholders' Equity                 2,264,120        698,427         380,260         152,003        5,179           4,755
                                           ------------- --------------  --------------  -------------- ------------  --------------
Total Capitalization                          2,720,235      1,644,776         787,545         309,205        5,179          14,355
                                           ------------- --------------  --------------  -------------- ------------  --------------


Total Liabilities and Capitalization        $ 2,826,700   $  5,206,894    $  2,171,811    $    863,564   $    6,983    $     23,714
                                           ============= ==============  ==============  ============== ============  ==============


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)


                                              Northeast      Northeast
                                              Utilities       Nuclear       North Atlantic         The           The Rocky
                                               Service        Energy        Energy Service      Quinnehtuk      River Realty
                                               Company        Company        Corporation         Company          Company
                                            -------------  -------------  ------------------  --------------  ----------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                     $         -    $         -    $              -    $          -    $            -
  Notes payable to affiliated companies          278,100              -                   -           4,000            16,500
  Long-term debt - current portion                     -              -                   -               -             1,453
  Accounts payable                                39,993            134                   1               -               170
  Accounts payable to affiliated companies        78,995              -               1,439               6             2,067
  Accrued taxes                                      306              -                   -              49               304
  Accrued interest                                     -              -                   -               -                40
  Derivative liabilities                               -              -                   -               -                 -
  Other                                           25,950              2                   -               -             1,308
                                            -------------  -------------  ------------------  --------------  ----------------
                                                 423,344            136               1,440           4,055            21,842
                                            -------------  -------------  ------------------  --------------  ----------------

Rate Reduction Bonds                                   -              -                   -               -                 -
                                            -------------  -------------  ------------------  --------------  ----------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                    -              -                   -              35             1,563
  Accumulated deferred investment
    tax credits                                        -              -                   -               -                 -
  Deferred contractual obligations                     -              -                   -               -                 -
  Regulatory liabilities                               -              -                   -               -                 -
  Accrued pension                                      -         48,423               7,719               -                 -
  Other                                           96,261         10,598               6,559               7            16,707
                                            -------------  -------------  ------------------  --------------  ----------------
                                                  96,261         59,021              14,278              42            18,270
                                            -------------  -------------  ------------------  --------------  ----------------

Capitalization:
  Long-Term Debt                                       -              -                   -               -             3,795
                                            -------------  -------------  ------------------  --------------  ----------------

  Preferred Stock - Non-redeemable                     -              -                   -               -                 -
                                            -------------  -------------  ------------------  --------------  ----------------

  Long-Term Debt from NU Parent                        -              -                   -               -             5,000
                                            -------------  -------------  ------------------  --------------  ----------------

  Common Stockholders' Equity:
    Common shares                                      -              -                   1             350                10
    Capital surplus, paid in                           1            322                   9             155            20,000
    Deferred contribution plan -
      employee stock ownership plan                    -              -                   -               -                 -
    Retained earnings/accumulated deficit              -            851               1,625          (3,137)            2,312
    Accumulated other comprehensive
      income/(loss)                                1,777              -                   -               -                 -
    Treasury stock                                     -              -                   -               -                 -
                                            -------------  -------------  ------------------  --------------  ----------------
  Common Stockholders' Equity                      1,778          1,173               1,635          (2,632)           22,322
                                            -------------  -------------  ------------------  --------------  ----------------
Total Capitalization                               1,778          1,173               1,635          (2,632)           31,117
                                            -------------  -------------  ------------------  --------------  ----------------


Total Liabilities and Capitalization         $   521,383    $    60,330    $         17,353    $      1,465    $       71,229
                                            =============  =============  ==================  ==============  ================


                      NORTHEAST UTILITIES AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)


                                                                              NU
                                           Yankee Energy                  Enterprises,
                                           Systems, Inc.                      Inc.
                                           (consolidated)  Charter Oak   (consolidated)
                                                (b)        Energy, Inc.       (b)          Eliminations      Consolidated
                                           --------------  ------------  --------------  ----------------  ----------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                    $     20,000    $        -    $          -    $            -    $      105,000
  Notes payable to affiliated companies           70,400             -          34,150           575,975                 -
  Long-term debt - current portion                   950             -          38,533                 -            64,936
  Accounts payable                                30,863             -         496,886                 1           768,783
  Accounts payable to affiliated companies         5,249             -          19,558           313,583                 -
  Accrued taxes                                   11,255             6             427            30,366            51,598
  Accrued interest                                 3,361             -           8,405                 -            41,653
  Derivative liabilities                             172             -         104,961                 -           164,689
  Other                                           26,066             -         110,219             1,514           249,576
                                           --------------  ------------  --------------  ----------------  ----------------
                                                 168,316             6         813,139           921,439         1,446,235
                                           --------------  ------------  --------------  ----------------  ----------------

Rate Reduction Bonds                                   -             -               -                 -         1,729,960
                                           --------------  ------------  --------------  ----------------  ----------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes               89,301             -          59,411            33,258         1,287,354
  Accumulated deferred investment
    tax credits                                    6,344             -               -                 -           102,652
  Deferred contractual obligations                     -             -               -                 -           469,218
  Regulatory liabilities                         111,268             -               -                 -         1,164,288
  Accrued pension                                      -             -               -           100,908                 -
  Other                                           25,782             -          12,320            40,107           247,526
                                           --------------  ------------  --------------  ----------------  ----------------
                                                 232,695             -          71,731           174,273         3,271,038
                                           --------------  ------------  --------------  ----------------  ----------------

Capitalization:
  Long-Term Debt                                 151,266             -         475,518                 -         2,481,331
                                           --------------  ------------  --------------  ----------------  ----------------

  Preferred Stock - Non-redeemable                     -             -               -                 -           116,200
                                           --------------  ------------  --------------  ----------------  ----------------

  Long-Term Debt from NU Parent                    5,000             -         178,299           197,899                 -
                                           --------------  ------------  --------------  ----------------  ----------------

  Common Stockholders' Equity:
    Common shares                                      -             -               -            73,980           751,992
    Capital surplus, paid in                     484,616        64,344         679,897         1,809,037         1,108,924
    Deferred contribution plan -
      employee stock ownership plan                    -             -               -                 -           (73,694)
    Retained earnings/accumulated deficit         40,518       (64,189)       (130,220)          455,620           808,932
    Accumulated other comprehensive
      income/(loss)                                    -             -          23,939            25,167            25,991
    Treasury stock                                     -             -               -                 -          (358,025)
                                           --------------  ------------  --------------  ----------------  ----------------
  Common Stockholders' Equity                    525,134           155         573,616         2,363,804         2,264,120
                                           --------------  ------------  --------------  ----------------  ----------------
Total Capitalization                             681,400           155       1,227,433         2,561,703         4,861,651
                                           --------------  ------------  --------------  ----------------  ----------------


Total Liabilities and Capitalization        $  1,082,411    $      161    $  2,112,303    $    3,657,415    $   11,308,884
                                           ==============  ============  ==============  ================  ================

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                          The                           Western
                                                      Connecticut    Public Service  Massachusetts                     Holyoke
                                                       Light and      Company of        Electric        North        Water Power
                                        Northeast    Power Company   New Hampshire      Company        Atlantic        Company
                                        Utilities    (consolidated)  (consolidated)  (consolidated)     Energy      (consolidated)
                                        (parent)          (b)             (b)             (b)         Corporation        (b)
                                        --------          ---             ---             ---         -----------        ---

Operating Revenues                     $         -    $  2,704,524    $    888,186    $    391,178    $    (1,134)   $     41,679
                                      -------------  --------------  --------------  --------------  -------------  --------------

Operating Expenses:
  Operation-
    Fuel, purchased and net
      interchange power                          -       1,602,240         400,518         198,985              -          29,836
    Other                                    7,696         380,039         142,550          59,020           (394)          7,771
  Maintenance                                    -          73,066          64,872          15,289              -           4,486
  Depreciation                                   -         104,513          43,322          14,104          1,584             613
  Amortization                                   -          98,670          37,861          41,695              -              (1)
  Amortization of rate reduction
    bonds                                        -         103,285          40,040           9,847              -               -
  Taxes other than income taxes                 24         142,339          33,407          11,844           (545)          1,049
                                      -------------  --------------  --------------  --------------  -------------  --------------
          Total operating expenses           7,720       2,504,152         762,570         350,784            645          43,754
                                      -------------  --------------  --------------  --------------  -------------  --------------
Operating (Loss)/Income                     (7,720)        200,372         125,616          40,394         (1,779)         (2,075)
                                      -------------  --------------  --------------  --------------  -------------  --------------

Interest Expense
  Interest on long-term debt                21,180          39,815          15,408           3,860              -              (7)
  Interest on rate reduction bonds               -          70,284          29,081           8,994              -               -
  Other interest                             1,006             508             727             965              6             206
                                      -------------  --------------  --------------  --------------  -------------  --------------
          Interest expense, net             22,186         110,607          45,216          13,819              6             199
                                      -------------  --------------  --------------  --------------  -------------  --------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries       123,647               -               -               -              -               -
  Other, net                                11,041           4,564          (5,003)          3,167           (628)             57
                                      -------------  --------------  --------------  --------------  -------------  --------------
          Other income/(loss), net         134,688           4,564          (5,003)          3,167           (628)             57
                                      -------------  --------------  --------------  --------------  -------------  --------------

Income/(Loss) Before Income Tax
  (Benefit)/Expense                        104,782          94,329          75,397          29,742         (2,413)         (2,217)
Income Tax (Benefit)/Expense               (11,629)         25,421          29,773          13,530         (2,254)           (751)
                                      -------------  --------------  --------------  --------------  -------------  --------------

Income/(Loss) before cumulative
  effect of accounting change, net
  of tax benefit                       $   116,411    $     68,908    $     45,624    $     16,212    $      (159)   $     (1,466)
Cumulative effect of accounting
  change, net of tax benefit                     -               -               -               -              -               -
                                      -------------  --------------  --------------  --------------  -------------  --------------

Net Income/(Loss)                      $   116,411    $     68,908    $     45,624    $     16,212    $      (159)   $     (1,466)
                                      =============  ==============  ==============  ==============  =============  ==============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                       Northeast    Northeast                                             Yankee Energy
                                       Utilities     Nuclear    North Atlantic     The        The Rocky    System, Inc.
                                         Service      Energy    Energy Service  Quinnehtuk  River Realty  (consolidated)
                                        Company      Company     Corporation     Company       Company          (b)
                                        --------     --------    -----------     --------      --------         ---

Operating Revenues                     $ 249,749    $       -    $          -    $    204    $    8,684    $    361,486
                                      -----------  -----------  --------------  ----------  ------------  --------------

Operating Expenses:
  Operation-
    Fuel, purchased and net
      interchange power                        -            -               -           -             -         216,335
    Other                                214,693            -          (3,003)         26         1,062          61,483
  Maintenance                              5,213            -               -           -             -           9,256
  Depreciation                             9,712            -               -          55         2,695          22,779
  Amortization                                 -            -               -           -             -             702
  Amortization of rate reduction
    bonds                                      -            -               -           -             -               -
  Taxes other than income taxes            9,682            -             511         107         1,416          25,072
                                      -----------  -----------  --------------  ----------  ------------  --------------
          Total operating expenses       239,300            -          (2,492)        188         5,173         335,627
                                      -----------  -----------  --------------  ----------  ------------  --------------
Operating (Loss)/Income                   10,449            -           2,492          16         3,511          25,859
                                      -----------  -----------  --------------  ----------  ------------  --------------

Interest Expense
  Interest on long-term debt                   -            -               -           -           548          12,267
  Interest on rate reduction bonds             -            -               -           -             -               -
  Other interest                              50            -               -          44           602             885
                                      -----------  -----------  --------------  ----------  ------------  --------------
          Interest expense, net               50            -               -          44         1,150          13,152
                                      -----------  -----------  --------------  ----------  ------------  --------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries           -            -               -           -             -               -
  Other, net                             (11,471)           -              82         (26)           81          (6,348)
                                      -----------  -----------  --------------  ----------  ------------  --------------
          Other income/(loss), net       (11,471)           -              82         (26)           81          (6,348)
                                      -----------  -----------  --------------  ----------  ------------  --------------

Income/(Loss) Before Income Tax
  (Benefit)/Expense                       (1,072)           -           2,574         (54)        2,442           6,359
Income Tax (Benefit)/Expense              (1,072)           -             953         (20)          998           2,043
                                      -----------  -----------  --------------  ----------  ------------  --------------

Income/(Loss) before cumulative
  effect of accounting change, net
  of tax benefit                       $       -    $       -    $      1,621    $    (34)   $    1,444    $      4,316
Cumulative effect of accounting
  change, net of tax benefit                   -            -               -           -             -          (4,741)
                                      -----------  -----------  --------------  ----------  ------------  --------------

Net Income/(Loss)                      $       -    $       -    $      1,621    $    (34)   $    1,444    $       (425)
                                      ===========  ===========  ==============  ==========  ============  ==============


                      NORTHEAST UTILITIES AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                           NU
                                                      Enterprises,
                                                          Inc.
                                       Charter Oak    consolidated)
                                       Energy, Inc.       (b)         Eliminations  Consolidated
                                       ------------       ---         ------------  ------------

Operating Revenues                     $          -    $  2,586,355   $ 1,161,756   $ 6,069,156
                                      --------------  --------------  ------------  ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net
      interchange power                           -       2,166,788       884,287     3,730,416
    Other                                        (6)        266,568       237,070       900,437
  Maintenance                                     -          69,606         9,757       232,030
  Depreciation                                    -          15,320        10,309       204,388
  Amortization                                    -           3,749             -       182,675
  Amortization of rate reduction
    bonds                                         -               -             -       153,172
  Taxes other than income taxes                   -          17,448         9,682       232,672
                                      --------------  --------------  ------------  ------------
          Total operating expenses               (6)      2,539,479     1,151,105     5,635,790
                                      --------------  --------------  ------------  ------------
Operating (Loss)/Income                           6          46,876        10,651       433,366
                                      --------------  --------------  ------------  ------------

Interest Expense
  Interest on long-term debt                      -          33,187             -       126,259
  Interest on rate reduction bonds                -               -             -       108,359
  Other interest                                  -          16,180         9,438        11,740
                                      --------------  --------------  ------------  ------------
          Interest expense, net                   -          49,367         9,438       246,358
                                      --------------  --------------  ------------  ------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries              -               -       123,647             -
  Other, net                                      -           2,347        (1,700)         (435)
                                      --------------  --------------  ------------  ------------
          Other income/(loss), net                -           2,347       121,947          (435)
                                      --------------  --------------  ------------  ------------

Income/(Loss) Before Income Tax
  (Benefit)/Expense                               6            (144)      123,160       186,573
Income Tax (Benefit)/Expense                    120           2,631          (118)       59,862
                                      --------------  --------------  ------------  ------------

Income/(Loss) before cumulative
  effect of accounting change, net
  of tax benefit                       $       (114)   $     (2,775)  $   123,278   $   126,711
Cumulative effect of accounting
  change, net of tax benefit                      -               -             -        (4,741)
                                      --------------  --------------  ------------  ------------

Net Income/(Loss)                      $       (114)   $     (2,775)  $   123,278   $   121,970
                                      ==============  ==============  ============  ============

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                                          The                           Western
                                                                      Connecticut    Public Service  Massachusetts
                                                                       Light and      Company of        Electric
                                                        Northeast    Power Company   New Hampshire      Company      North Atlantic
                                                        Utilities    (consolidated)  (consolidated)  (consolidated)      Energy
                                                        (parent)          (b)             (b)             (b)         Corporation
                                                      ------------   --------------  --------------  --------------  ---------------

Balance at beginning of period                         $  765,611     $    308,554    $    194,998    $     77,476    $      20,338

Additions:
  Net income/(loss)                                       116,411           68,908          45,624          16,212             (159)

                                                      ------------   --------------  --------------  --------------  ---------------
                                                          882,022          377,462         240,622          93,688           20,179
                                                      ------------   --------------  --------------  --------------  ---------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company                   -            5,559               -               -                -
    Common shares:
      $9.96 per share                                           -           60,110               -               -                -
      $55,813.98 per share                                      -                -          16,800               -                -
      $50.64 per share                                          -                -               -          22,011                -
      $.575 per share                                      73,090                -               -               -                -
      $2,666,666.67 per share                                   -                -               -               -           16,000
                                                      ------------   --------------  --------------  --------------  ---------------
                                                           73,090           65,669          16,800          22,011           16,000
                                                      ------------   --------------  --------------  --------------  ---------------

Balance at end of period                               $  808,932     $    311,793    $    223,822    $     71,677    $       4,179
                                                      ============   ==============  ==============  ==============  ===============


                                                         Holyoke
                                                       Water Power     Northeast
                                                         Company        Nuclear
                                                      (consolidated)    Energy
                                                           (b)          Company
                                                      --------------  -----------

Balance at beginning of period                         $     (2,145)   $     851

Additions:
  Net income/(loss)                                          (1,466)           -

                                                      --------------  -----------
                                                             (3,611)         851
                                                      --------------  -----------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company                     -            -
    Common shares:
      $9.96 per share                                             -            -
      $55,813.98 per share                                        -            -
      $50.64 per share                                            -            -
      $.575 per share                                             -            -
      $2,666,666.67 per share                                     -            -
                                                      --------------  -----------
                                                                  -            -
                                                      --------------  -----------

Balance at end of period                               $     (3,611)   $     851
                                                      ==============  ===========





                      NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                          The                           Western
                                                                      Connecticut    Public Service  Massachusetts
                                                                       Light and      Company of        Electric
                                                        Northeast    Power Company   New Hampshire      Company      North Atlantic
                                                        Utilities    (consolidated)  (consolidated)  (consolidated)      Energy
                                                        (parent)          (b)             (b)             (b)         Corporation
                                                      ------------   --------------  --------------  --------------  ---------------

Balance at beginning of period                         $1,108,338     $    327,299    $    126,937    $     69,712    $       1,000

Repurchase of common shares                                     -                -               -               -                -
Capital contribution from Northeast Utilities                   -                -          30,000               -                -
Issuance of common shares                                   8,541                -               -               -                -
Capital stock expenses, net                                   185              186               -               -                -
Issuance of restricted shares, net                         (4,110)               -               -               -                -
Allocation of benefits - ESOP                              (4,030)            (856)           (382)           (168)               -
                                                      ------------   --------------  --------------  --------------  ---------------
Balance at end of period                               $1,108,924     $    326,629    $    156,555    $     69,544    $       1,000
                                                      ============   ==============  ==============  ==============  ===============


                                                         Holyoke
                                                       Water Power     Northeast
                                                         Company       Utilities
                                                      (consolidated)    Service
                                                           (b)          Company
                                                      --------------  -----------

Balance at beginning of period                         $      5,969    $       1

Repurchase of common shares                                       -            -
Capital contribution from Northeast Utilities                     -            -
Issuance of common shares                                         -            -
Capital stock expenses, net                                       -            -
Issuance of restricted shares, net                                -            -
Allocation of benefits - ESOP                                    (3)           -
                                                      --------------  -----------
Balance at end of period                               $      5,966    $       1
                                                      ==============  ===========


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                                                                    Yankee Energy
                                                      North Atlantic      The         The Rocky     System, Inc.
                                                      Energy Service   Quinnehtuk    River Realty  (consolidated)  Charter Oak
                                                       Corporation      Company        Company          (b)        Energy, Inc.
                                                      --------------  ------------  -------------  --------------  ------------

Balance at beginning of period                         $          4    $   (3,103)   $       868    $     40,943    $  (64,075)

Additions:
  Net income/(loss)                                           1,621           (34)         1,444            (425)         (114)

                                                      --------------  ------------  -------------  --------------  ------------
                                                              1,625        (3,137)         2,312          40,518       (64,189)
                                                      --------------  ------------  -------------  --------------  ------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company                     -             -              -               -             -
    Common shares:
      $9.96 per share                                             -             -              -               -             -
      $55,813.98 per share                                        -             -              -               -             -
      $50.64 per share                                            -             -              -               -             -
      $.575 per share                                             -             -              -               -             -
      $2,666,666.67 per share                                     -             -              -               -             -
                                                      --------------  ------------  -------------  --------------  ------------
                                                                  -             -              -               -             -
                                                      --------------  ------------  -------------  --------------  ------------

Balance at end of period                               $      1,625    $   (3,137)   $     2,312    $     40,518    $  (64,189)
                                                      ==============  ============  =============  ==============  ============


                                                            NU
                                                       Enterprises,
                                                           Inc.
                                                      (consolidated)
                                                           (b)        Eliminations  Consolidated
                                                      --------------  ------------  ------------

Balance at beginning of period                         $   (127,445)   $  447,263    $  765,611

Additions:
  Net income/(loss)                                          (2,775)      123,278       121,970

                                                      --------------  ------------  ------------
                                                           (130,220)      570,541       887,581
                                                      --------------  ------------  ------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates):
      The Connecticut Light and Power Company                     -             -         5,559
    Common shares:
      $9.96 per share                                             -        60,110             -
      $55,813.98 per share                                        -        16,800             -
      $50.64 per share                                            -        22,011             -
      $.575 per share                                             -             -        73,090
      $2,666,666.67 per share                                     -        16,000             -
                                                      --------------  ------------  ------------
                                                                  -       114,921        78,649
                                                      --------------  ------------  ------------

Balance at end of period                               $   (130,220)   $  455,620    $  808,932
                                                      ==============  ============  ============





                      NORTHEAST UTILITIES AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                       Northeast                                             Yankee Energy
                                                        Nuclear    North Atlantic     The       The Rocky     System, Inc.
                                                        Energy     Energy Service  Quinnehtuk  River Realty  (consolidated)
                                                        Company      Corporation    Company      Company          (b)
                                                      -----------  --------------  ----------  ------------  --------------

Balance at beginning of period                         $  15,350    $         9     $   155     $        -    $    484,769

Repurchase of common shares                              (15,028)             -           -              -               -
Capital contribution from Northeast Utilities                  -              -           -         20,000               -
Issuance of common shares                                      -              -           -              -               -
Capital stock expenses, net                                    -              -           -              -               -
Issuance of restricted shares, net                             -              -           -              -               -
Allocation of benefits - ESOP                                  -              -           -              -            (153)
                                                      -----------  -------------   ---------   ------------  --------------
Balance at end of period                               $     322    $         9     $   155     $   20,000    $    484,616
                                                      ===========  =============   =========   ============  ==============


                                                                          NU
                                                                     Enterprises,
                                                                         Inc.
                                                      Charter Oak   (consolidated)
                                                      Energy, Inc.       (b)        Eliminations   Consolidated
                                                      ------------  --------------  ------------   ------------

Balance at beginning of period                         $   64,344    $    662,976    $1,758,522     $1,108,338

Repurchase of common shares                                     -               -       (15,028)             -
Capital contribution from Northeast Utilities                   -          17,200        67,200              -
Issuance of common shares                                       -               -             -          8,541
Capital stock expenses, net                                     -               -           186            185
Issuance of restricted shares, net                              -               -             -         (4,110)
Allocation of benefits - ESOP                                   -            (279)       (1,843)        (4,030)
                                                      ------------  --------------  ------------   ------------
Balance at end of period                               $   64,344    $    679,897    $1,809,037     $1,108,924
                                                      ============  ==============  ============   ============

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                                                   The                             Western
                                                                               Connecticut     Public Service   Massachusetts
                                                                Northeast       Light and        Company of        Electric
                                                                Utilities     Power Company    New Hampshire       Company
                                                                (parent)      (consolidated)   (consolidated)   (consolidated)
                                                                                   (b)              (b)              (b)
                                                              -------------   --------------   --------------   --------------

Operating Activities:
  Net income/(loss)                                            $   116,411     $     68,908     $     45,624     $     16,212
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                         -          104,513           43,322           14,104
    Deferred income taxes and investment tax credits, net             (411)        (118,425)          (6,670)         (14,315)
    Amortization of regulatory assets                                    -           98,670           37,861           41,695
    Amortization of rate reduction bonds                                 -          103,285           40,040            9,847
    Amortization of recoverable energy costs                             -           19,191           23,388              598
    Prepaid pension                                                      -          (29,147)               -           (7,870)
    Cumulative effect of accounting change                               -                -                -                -
    Regulatory overrecoveries/(refunds)                                  -          275,015           10,778            6,265
    Net other sources/(uses) of cash                                 6,794          (97,544)         (29,046)         (15,683)
    Changes in current assets and liabilities:
      Restricted cash - LMP costs                                        -          (93,630)               -                -
      Unrestricted cash from counterparties                              -                -                -                -
      Receivables and unbilled revenues, net                        (1,918)           3,156           (7,757)           7,079
      Fuel, materials and supplies                                       -              796           (5,351)             237
      Investments in securitizable assets                                -           12,443                -                -
      Other current assets (excludes cash)                          (6,130)           6,886               87              330
      Accounts payable                                                (716)          22,309            3,723               14
      Accrued taxes                                                 (2,460)          31,237          (62,774)          (3,569)
      Other current liabilities                                     17,340            1,385          (10,981)           2,266
                                                              -------------   --------------   --------------   --------------
Net cash flows provided by/(used in) operating activities          128,910          409,048           82,244           57,210
                                                              -------------   --------------   --------------   --------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                                -         (314,628)        (105,626)         (30,386)
    Competitive energy assets                                            -                -                -                -
                                                              -------------   --------------   --------------   --------------
  Cash flows used for investments in plant                               -         (314,628)        (105,626)         (30,386)
  NU system Money Pool borrowing/(lending)                          29,500           93,025           71,900          (54,500)
  Buyout/buydown of IPP contracts                                        -                -          (20,437)               -
  CVEC acquisition special deposit                                       -                -          (30,104)               -
  Other investment activities                                     (218,135)           5,448           15,066            1,377
                                                              -------------   --------------   --------------   --------------
Net cash flows (used in)/provided by investing activities         (188,635)        (216,155)         (69,201)         (83,509)
                                                              -------------   --------------   --------------   --------------

Financing Activities:
  Issuance of common shares                                         13,654                -                -                -
  Repurchase of common shares                                      (20,537)               -                -                -
  Issuance of long-term debt                                       150,000                -                -           55,000
  Retirement of rate reduction bonds                                     -         (120,949)         (38,619)          (9,782)
  Increase in short-term debt                                       16,000                -           10,000            3,000
  Reacquisitions and retirements of long-term debt                 (23,000)               -                -                -
  Advance from parent                                                    -                -                -                -
  Capital contribution from Northeast Utilities                          -                -           30,000                -
  Cash dividends on preferred stock                                      -           (5,559)               -                -
  Cash dividends on common shares                                  (73,090)         (60,110)         (16,800)         (22,011)
  Other financing activities                                        (3,927)            (620)            (206)             (30)
                                                              -------------   --------------   --------------   --------------
Net cash flows provided by/(used in) financing activities           59,100         (187,238)         (15,625)          26,177
                                                              -------------   --------------   --------------   --------------

Net (decrease)/increase in cash for the year                          (625)           5,655           (2,582)            (122)
Cash and cash equivalents - beginning of year                          625              159            5,319              123
                                                              -------------   --------------   --------------   --------------
Cash and cash equivalents - end of year                        $         -     $      5,814     $      2,737     $          1
                                                              =============   ==============   ==============   ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                         $    21,496     $    112,258     $     45,639     $     13,560
                                                              =============   ==============   ==============   ==============
  Income taxes                                                 $   (16,818)    $    105,167     $     97,165     $     31,807
                                                              =============   ==============   ==============   ==============


                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)



                                                                  North          Holyoke
                                                                 Atlantic      Water Power
                                                                  Energy         Company
                                                               Corporation    (consolidated)
                                                                                   (b)
                                                              -------------   --------------

Operating Activities:
  Net income/(loss)                                            $      (159)    $     (1,466)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                     1,584              614
    Deferred income taxes and investment tax credits, net                -             (189)
    Amortization of regulatory assets                                    -               (1)
    Amortization of rate reduction bonds                                 -                -
    Amortization of recoverable energy costs                             -                -
    Prepaid pension                                                      -                -
    Cumulative effect of accounting change                               -                -
    Regulatory overrecoveries/(refunds)                               (167)            (869)
    Net other sources/(uses) of cash                                (1,566)           1,053
    Changes in current assets and liabilities:
      Restricted cash - LMP costs                                        -                -
      Unrestricted cash from counterparties                              -                -
      Receivables and unbilled revenues, net                            36             (535)
      Fuel, materials and supplies                                       -             (427)
      Investments in securitizable assets                                -                -
      Other current assets (excludes cash)                            (121)             565
      Accounts payable                                             (20,278)            (862)
      Accrued taxes                                                (10,313)              24
      Other current liabilities                                         (6)             (34)
                                                              -------------   --------------
Net cash flows provided by/(used in) operating activities          (30,990)          (2,127)
                                                              -------------   --------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                                -                -
    Competitive energy assets                                            -           (1,819)
                                                              -------------   --------------
  Cash flows used for investments in plant                               -           (1,819)
  NU system Money Pool borrowing/(lending)                          37,000            3,500
  Buyout/buydown of IPP contracts                                        -                -
  CVEC acquisition special deposit                                       -                -
  Other investment activities                                        9,990              447
                                                              -------------   --------------
Net cash flows (used in)/provided by investing activities           46,990            2,128
                                                              -------------   --------------

Financing Activities:
  Issuance of common shares                                              -                -
  Repurchase of common shares                                            -                -
  Issuance of long-term debt                                             -                -
  Retirement of rate reduction bonds                                     -                -
  Increase in short-term debt                                            -                -
  Reacquisitions and retirements of long-term debt                       -                -
  Advance from parent                                                    -                -
  Capital contribution from Northeast Utilities                          -                -
  Cash dividends on preferred stock                                      -                -
  Cash dividends on common shares                                  (16,000)               -
  Other financing activities                                             -                -
                                                              -------------   --------------
Net cash flows provided by/(used in) financing activities          (16,000)               -
                                                              -------------   --------------

Net (decrease)/increase in cash for the year                             -                1
Cash and cash equivalents - beginning of year                            -               80
                                                              -------------   --------------
Cash and cash equivalents - end of year                        $         -     $         81
                                                              =============   ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                         $         -     $        255
                                                              =============   ==============
  Income taxes                                                 $     8,423     $       (948)
                                                              =============   ==============


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                                                            North
                                                              Northeast     Northeast      Atlantic                    The Rocky
                                                              Utilities      Nuclear        Energy         The           River
                                                               Service        Energy       Service      Quinnehtuk       Realty
                                                               Company       Company     Corporation     Company        Company

                                                              ----------   -----------   -----------   ------------   -----------

Operating Activities:
  Net income/(loss)                                           $       -     $       -     $   1,621     $      (34)    $   1,444
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                  9,712             -             -             55         2,695
    Deferred income taxes and investment tax credits, net        (2,383)            -           740             24           (45)
    Amortization of regulatory assets                                 -             -             -              -             -
    Amortization of rate reduction bonds                              -             -             -              -             -
    Amortization of recoverable energy costs                          -             -             -              -
    Prepaid pension                                              (1,624)            -             -              -             -
    Cumulative effect of accounting change                            -             -             -              -             -
    Regulatory overrecoveries/(refunds)                               -             -             -              -             -
    Net other sources/(uses) of cash                              3,321           187           887             29        (1,414)
    Changes in current assets and liabilities:
      Restricted cash - LMP costs                                     -             -             -              -             -
      Unrestricted cash from counterparties                           -             -             -              -             -
      Receivables and unbilled revenues, net                    (33,255)          400        13,405              -          (288)
      Fuel, materials and supplies                                  151             -            74              -             -
      Investments in securitizable assets                             -             -             -              -             -
      Other current assets (excludes cash)                        7,601            (7)         (405)            (4)           35
      Accounts payable                                           37,359        (4,101)       (5,858)           (15)         (385)
      Accrued taxes                                                 306          (799)       (5,123)           (84)           93
      Other current liabilities                                  13,432            (3)       (8,629)             -           (36)
                                                              ----------   -----------   -----------   ------------   -----------
Net cash flows provided by/(used in) operating activities        34,620        (4,323)       (3,288)           (29)        2,099
                                                              ----------   -----------   -----------   ------------   -----------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                       (18,657)            -             -              -        (8,525)
    Competitive energy assets                                         -             -             -              -             -
                                                              ----------   -----------   -----------   ------------   -----------
  Cash flows used for investments in plant                      (18,657)            -             -              -        (8,525)
  NU system Money Pool borrowing/(lending)                           25        19,400             -              -       (11,150)
  Buyout/buydown of IPP contracts                                     -             -             -              -             -
  CVEC acquisition special deposit                                    -             -             -              -             -
  Other investment activities                                   (15,954)            -             -              -             -
                                                              ----------   -----------   -----------   ------------   -----------
Net cash flows (used in)/provided by investing activities       (34,586)       19,400             -              -       (19,675)
                                                              ----------   -----------   -----------   ------------   -----------

Financing Activities:
  Issuance of common shares                                           -             -             -              -             -
  Repurchase of common shares                                         -       (15,028)            -              -             -
  Issuance of long-term debt                                          -             -             -              -             -
  Retirement of rate reduction bonds                                  -             -             -              -             -
  Increase in short-term debt                                         -             -             -              -             -
  Reacquisitions and retirements of long-term debt                    -             -             -              -        (2,294)
  Advance from parent                                                 -             -             -              -             -
  Capital contribution from Northeast Utilities                       -             -             -              -        20,000
  Cash dividends on preferred stock                                   -             -             -              -             -
  Cash dividends on common shares                                     -             -             -              -             -
  Other financing activities                                         (9)            -             -              -             -
                                                              ----------   -----------   -----------   ------------   -----------
Net cash flows provided by/(used in) financing activities            (9)      (15,028)            -              -        17,706
                                                              ----------   -----------   -----------   ------------   -----------

Net (decrease)/increase in cash for the year                         25            49        (3,288)           (29)          130
Cash and cash equivalents - beginning of year                       450            54        12,630             83             -
                                                              ----------   -----------   -----------   ------------   -----------
Cash and cash equivalents - end of year                       $     475     $     103     $   9,342     $       54     $     130
                                                              ==========   ===========   ===========   ============   ===========

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                        $       -     $       -     $       -     $       43     $   1,169
                                                              ==========   ===========   ===========   ============   ===========
  Income taxes                                                $  (8,379)    $    (622)    $   6,399     $       12     $     956
                                                              ==========   ===========   ===========   ============   ===========


                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                                                                    NU
                                                              Yankee Energy                    Enterprises,
                                                               System, Inc.    Charter Oak         Inc.
                                                              (consolidated)   Energy, Inc.   (consolidated)
                                                                   (b)                             (b)
                                                              --------------  --------------  --------------

Operating Activities:
  Net income/(loss)                                            $      4,316    $       (114)   $     (2,775)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                     22,779               -          15,320
    Deferred income taxes and investment tax credits, net            10,433              80          11,510
    Amortization of regulatory assets                                   702               -           3,749
    Amortization of rate reduction bonds                                  -               -               -
    Amortization of recoverable energy costs                            697               -               -
    Prepaid pension                                                   2,126               -           1,440
    Cumulative effect of accounting change                           (4,741)              -               -
    Regulatory overrecoveries/(refunds)                             (13,940)              -               -
    Net other sources/(uses) of cash                                    357               -         (46,355)
    Changes in current assets and liabilities:
      Restricted cash - LMP costs                                         -               -               -
      Unrestricted cash from counterparties                               -               -         (29,606)
      Receivables and unbilled revenues, net                         18,774               -         (38,997)
      Fuel, materials and supplies                                  (16,839)              -            (217)
      Investments in securitizable assets                                 -               -               -
      Other current assets (excludes cash)                           (3,437)              -         (44,671)
      Accounts payable                                               (4,935)              -          68,764
      Accrued taxes                                                   2,499             (78)        (19,386)
      Other current liabilities                                         959               -          98,243
                                                              --------------  --------------  --------------
Net cash flows provided by/(used in) operating activities            19,750            (112)         17,019
                                                              --------------  --------------  --------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                           (55,226)              -              (1)
    Competitive energy assets                                             -               -         (15,888)
                                                              --------------  --------------  --------------
  Cash flows used for investments in plant                          (55,226)              -         (15,889)
  NU system Money Pool borrowing/(lending)                            2,000               -        (190,700)
  Buyout/buydown of IPP contracts                                         -               -               -
  CVEC acquisition special deposit                                        -               -               -
  Other investment activities                                        11,562               -         (10,017)
                                                              --------------  --------------  --------------
Net cash flows (used in)/provided by investing activities           (41,664)              -        (216,606)
                                                              --------------  --------------  --------------

Financing Activities:
  Issuance of common shares                                               -               -               -
  Repurchase of common shares                                             -               -               -
  Issuance of long-term debt                                              -               -          63,368
  Retirement of rate reduction bonds                                      -               -               -
  Increase in short-term debt                                        20,000               -               -
  Reacquisitions and retirements of long-term debt                   (2,350)              -         (37,956)
  Advance from parent                                                 5,000               -         144,000
  Capital contribution from Northeast Utilities                           -               -          17,200
  Cash dividends on preferred stock                                       -               -               -
  Cash dividends on common shares                                         -               -               -
  Other financing activities                                              -               -               -
                                                              --------------  --------------  --------------
Net cash flows provided by/(used in) financing activities            22,650               -         186,612
                                                              --------------  --------------  --------------

Net (decrease)/increase in cash for the year                            736            (112)        (12,975)
Cash and cash equivalents - beginning of year                           642             273          29,896
                                                              --------------  --------------  --------------
Cash and cash equivalents - end of year                        $      1,378    $        161    $     16,921
                                                              ==============  ==============  ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                         $     13,104    $          -    $     43,179
                                                              ==============  ==============  ==============
  Income taxes                                                 $     (9,984)   $        118    $     35,048
                                                              ==============  ==============  ==============


                      NORTHEAST UTILITIES AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                              Eliminations   Consolidated
                                                              ------------   ------------

Operating Activities:
  Net income/(loss)                                            $  123,278     $  126,711
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                   10,309        204,388
    Deferred income taxes and investment tax credits, net             954       (120,603)
    Amortization of regulatory assets                                   -        182,675
    Amortization of rate reduction bonds                                -        153,172
    Amortization of recoverable energy costs                            -         43,874
    Prepaid pension                                                (3,260)       (31,816)
    Cumulative effect of accounting change                              -         (4,741)
    Regulatory overrecoveries/(refunds)                             3,367        273,715
    Net other sources/(uses) of cash                              (29,966)      (149,009)
    Changes in current assets and liabilities:
      Restricted cash - LMP costs                                       -        (93,630)
      Unrestricted cash from counterparties                             -        (29,606)
      Receivables and unbilled revenues, net                     (102,453)        62,551
      Fuel, materials and supplies                                 12,648        (34,223)
      Investments in securitizable assets                               -         12,443
      Other current assets (excludes cash)                        (14,404)       (24,863)
      Accounts payable                                            102,453         (7,436)
      Accrued taxes                                                19,642        (90,069)
      Other current liabilities                                    13,897        100,039
                                                              ------------   ------------
Net cash flows provided by/(used in) operating activities         136,465        573,572
                                                              ------------   ------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                            (799)      (532,251)
    Competitive energy assets                                           -        (17,707)
                                                              ------------   ------------
  Cash flows used for investments in plant                           (799)      (549,958)
  NU system Money Pool borrowing/(lending)                              -              -
  Buyout/buydown of IPP contracts                                       -        (20,437)
  CVEC acquisition special deposit                                      -        (30,104)
  Other investment activities                                    (221,917)        21,698
                                                              ------------   ------------
Net cash flows (used in)/provided by investing activities        (222,716)      (578,801)
                                                              ------------   ------------

Financing Activities:
  Issuance of common shares                                             -         13,654
  Repurchase of common shares                                     (15,028)       (20,537)
  Issuance of long-term debt                                            -        268,368
  Retirement of rate reduction bonds                                    -       (169,352)
  Increase in short-term debt                                           -         49,000
  Reacquisitions and retirements of long-term debt                      -        (65,600)
  Advance from parent                                             149,000              -
  Capital contribution from Northeast Utilities                    67,200              -
  Cash dividends on preferred stock                                     -         (5,559)
  Cash dividends on common shares                                (114,921)       (73,090)
  Other financing activities                                            -         (4,792)
                                                              ------------   ------------
Net cash flows provided by/(used in) financing activities          86,251         (7,908)
                                                              ------------   ------------

Net (decrease)/increase in cash for the year                            -        (13,137)
Cash and cash equivalents - beginning of year                           -         50,333
                                                              ------------   ------------
Cash and cash equivalents - end of year                        $        -     $   37,196
                                                              ============   ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                         $    9,388     $  241,315
                                                              ============   ============
  Income taxes                                                 $        -     $  248,344
                                                              ============   ============

                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
                         Consolidating Balance Sheet (b)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                      The
                                                  Connecticut        CL&P
                                                   Light and      Receivables        CL&P
                                                 Power Company    Corporation     Funding LLC     Eliminations      Consolidated
                                                 --------------  -------------  ---------------  ---------------  ----------------
ASSETS
------
Current Assets:
  Cash                                            $      5,813    $         -    $           1    $           -    $        5,814
  Restricted cash - LMP costs                           93,630              -                -                -            93,630
  Investments in securitizable assets                    7,382        246,465                -           87,382           166,465
  Receivables, net                                      60,759              -                -                -            60,759
  Accounts receivable from affiliated companies        155,670        143,602                -          225,286            73,986
  Unbilled revenues                                      6,961              -                -                -             6,961
  Taxes receivable                                           -            225                -              225                 -
  Notes receivable from affiliated companies                 -              -        1,124,779        1,124,779                 -
  Materials and supplies, at average cost               31,583              -                -                -            31,583
  Derivative assets                                    115,370              -                -                -           115,370
  Prepayments and other                                 12,521              -                -                -            12,521
                                                 --------------  -------------  ---------------  ---------------  ----------------
                                                       489,689        390,292        1,124,780        1,437,672           567,089
                                                 --------------  -------------  ---------------  ---------------  ----------------

Property, Plant and Equipment:
  Electric utility                                   3,355,794              -                -                -         3,355,794
    Less:  Accumulated depreciation                  1,018,173              -                -                -         1,018,173
                                                 --------------  -------------  ---------------  ---------------  ----------------
                                                     2,337,621              -                -                -         2,337,621
  Construction work in progress                        224,277              -                -                -           224,277
                                                 --------------  -------------  ---------------  ---------------  ----------------
                                                     2,561,898              -                -                -         2,561,898
                                                 --------------  -------------  ---------------  ---------------  ----------------

Deferred Debits and Other Assets:
  Regulatory assets                                  1,673,010              -                -                -         1,673,010
  Prepaid pension                                      305,320              -                -                -           305,320
  Investments in subsidiary companies, at equity        81,487              -                -           81,487                 -
  Other                                                 80,864              -           18,713                -            99,577
                                                 --------------  -------------  ---------------  ---------------  ----------------
                                                     2,140,681              -           18,713           81,487         2,077,907
                                                 --------------  -------------  ---------------  ---------------  ----------------

Total Assets                                      $  5,192,268    $   390,292    $   1,143,493    $   1,519,159    $    5,206,894
                                                 ==============  =============  ===============  ===============  ================



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company, The Connecticut Steam Company and CL&P Capital L.P.
(b)   Not covered by auditors' report.

                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
                         Consolidating Balance Sheet (b)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)

                                                      The
                                                  Connecticut       CL&P
                                                   Light and     Receivables         CL&P
                                                 Power Company   Corporation      Funding LLC      Eliminations     Consolidated
                                                 --------------  -------------   --------------  ---------------  ----------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                         $           -    $    80,000    $           -    $      80,000    $            -
  Notes payable to affiliated companies              1,215,904              -                -        1,124,779            91,125
  Accounts payable                                     134,821          3,334                -                -           138,155
  Accounts payable to affiliated companies             176,948         40,735                4           40,739           176,948
  Accrued taxes                                         65,812              -                -              225            65,587
  Accrued interest                                      10,361         31,160                -           31,160            10,361
  Derivative liabilities                                54,566              -                -                -            54,566
  Other                                                 38,157              -           11,517                -            49,674
                                                ---------------  -------------  ---------------  ---------------  ----------------
                                                     1,696,569        155,229           11,521        1,276,903           586,416
                                                ---------------  -------------  ---------------  ---------------  ----------------
Rate Reduction Bonds                                         -              -        1,124,779                -         1,124,779
                                                ---------------  -------------  ---------------  ---------------  ----------------
Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                    609,068              -                -                -           609,068
  Accumulated deferred investment tax credits           90,885              -                -                -            90,885
  Deferred contractual obligations                     318,043              -                -                -           318,043
  Regulatory liabilities                               752,992              -                -                -           752,992
  Other                                                 79,935              -                -                -            79,935
                                                ---------------  -------------  ---------------  ---------------  ----------------
                                                     1,850,923              -                -                -         1,850,923
                                                ---------------  -------------  ---------------  ---------------  ----------------
Capitalization:
  Long-Term Debt                                       830,149              -                -                -           830,149
                                                ---------------  -------------  ---------------  ---------------  ----------------

  Preferred Stock - Non-redeemable                     116,200              -                -                -           116,200
                                                ---------------  -------------  ---------------  ---------------  ----------------
  Common Stockholder's Equity:
    Common stock                                        60,352              -                -                -            60,352
    Capital surplus, paid in                           326,629        160,829            7,193          168,022           326,629
    Retained earnings                                  311,793         74,234                -           74,234           311,793
    Accumulated other comprehensive loss                  (347)             -                -                -              (347)
                                                ---------------  -------------  ---------------  ---------------  ----------------
  Common Stockholder's Equity                          698,427        235,063            7,193          242,256           698,427
                                                ---------------  -------------  ---------------  ---------------  ----------------
Total Capitalization                                 1,644,776        235,063            7,193          242,256         1,644,776
                                                ---------------  -------------  ---------------  ---------------  ----------------

Total Liabilities and Capitalization             $   5,192,268    $   390,292    $   1,143,493    $   1,519,159    $    5,206,894
                                                ===============  =============  ===============  ===============  ================



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company, The Connecticut Steam Company and CL&P Capital L.P.
(b)   Not covered by auditors' report.

                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
                      Consolidating Statement of Income (b)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                    The Connecticut       CL&P
                                                    Light and Power    Receivables       CL&P
                                                        Company        Corporation    Funding LLC     Eliminations   Consolidated
                                                    ----------------   -------------  -------------   -------------  --------------
Operating Revenues                                   $    2,704,524     $         -    $   192,327     $   192,327    $  2,704,524
                                                    ----------------   -------------  -------------   -------------  --------------
Operating Expenses:
  Operation-                                                                                                             1,602,240
    Fuel, purchased and net interchange power             1,602,240               -              -               -
    Other                                                   379,426             613        192,327         192,327         380,039
  Maintenance                                                73,066               -              -               -          73,066
  Depreciation                                              104,513               -              -               -         104,513
  Amortization of regulatory assets, net                     98,670               -              -               -          98,670
  Amortization of rate reduction bonds                      103,285               -              -               -         103,285
  Taxes other than income taxes                             142,339               -              -               -         142,339
                                                    ----------------   -------------  -------------   -------------  --------------
    Total operating expenses                              2,503,539             613        192,327         192,327       2,504,152
                                                    ----------------   -------------  -------------   -------------  --------------
Operating Income/(Loss)                                     200,985            (613)             -               -         200,372
                                                    ----------------   -------------  -------------   -------------  --------------
Interest Expense:
  Interest on long-term debt                                 39,815               -              -               -          39,815
  Interest on rate reduction bonds                           70,284               -              -               -          70,284
  Other interest                                                508             610              -             610             508
                                                    ----------------   -------------  -------------   -------------  --------------
    Interest expense, net                                   110,607             610              -             610         110,607
                                                    ----------------   -------------  -------------   -------------  --------------
Other (Loss)/Income, Net
  Equity in earnings of subsidiaries                         16,640               -              -          16,640               -
  Other, net                                                (24,181)         29,355              -             610           4,564
                                                    ----------------   -------------  -------------   -------------  --------------
          Other (loss)/income, net                           (7,541)         29,355              -          17,250           4,564
                                                    ----------------   -------------  -------------   -------------  --------------

Income Before Income Tax Expense                             82,837          28,132              -          16,640          94,329
Income Tax Expense                                           13,929          11,492              -               -          25,421
                                                    ----------------   -------------  -------------   -------------  --------------
Net Income                                           $       68,908     $    16,640    $         -     $    16,640    $     68,908
                                                    ================   =============  =============   =============  ==============


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company, The Connecticut Steam Company and CL&P Capital L.P.
(b)   Not covered by auditors' report.

                     THE CONNECTICUT LIGHT AND POWER COMPANY
                              AND SUBSIDIARIES (a)
                Consolidating Statement of Retained Earnings (b)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                       The Connecticut      CL&P
                                                      Light and Power    Receivables        CL&P
                                                          Company        Corporation    Funding LLC    Eliminations  Consolidated
                                                      ----------------   -------------  -------------  ------------  --------------
Balance at beginning of period                         $      308,554     $    57,594    $         -    $   57,594    $    308,554

Additions:
  Net income                                                   68,908          16,640              -        16,640          68,908
                                                      ----------------   -------------  -------------  ------------  --------------
                                                              377,462          74,234              -        74,234         377,462
                                                      ----------------   -------------  -------------  ------------  --------------

Deductions:
  Dividends declared:
    Preferred stock (at required annual rates)                  5,559               -              -             -           5,559
    Common stock $9.96 per share                               60,110               -              -             -          60,110
                                                      ----------------   -------------  -------------  ------------  --------------
                                                               65,669               -              -             -          65,669
                                                      ----------------   -------------  -------------  ------------  --------------

Balance at end of period                               $      311,793     $    74,234    $         -    $   74,234    $    311,793
                                                      ================   =============  =============  ============  ==============



          THE CONNECTICUT LIGHT AND POWER COMPANY
                   AND SUBSIDIARIES (a)
  Consolidating Statement of Capital Surplus, Paid In (b)
               Year Ended December 31, 2003
                  (Thousands of Dollars)


                                                       The Connecticut       CL&P
                                                      Light and Power    Receivables        CL&P
                                                          Company        Corporation    Funding LLC    Eliminations  Consolidated
                                                      ----------------   -------------  -------------  ------------  --------------
Balance at beginning of period                         $      327,299     $   200,829    $     7,193    $  208,022    $    327,299

Allocation of benefits - ESOP                                    (856)              -              -             -            (856)

Borrowing from The Connecticut
   Light and Power Company                                          -         (40,000)             -       (40,000)              -

Capital stock expenses, net                                       186               -              -             -             186
                                                      ----------------   -------------  -------------  ------------  --------------

Balance at end of period                               $      326,629     $   160,829    $     7,193    $  168,022    $    326,629
                                                      ================   =============  =============  ============  ==============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company, The Connecticut Steam Company and CL&P Capital, L.P.
(b)   Not covered by auditors' report.

            THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES
                  Consolidating Statement of Cash Flows (a) (b)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                               The
                                                           Connecticut
                                                            Light and        CL&P
                                                              Power       Receivables         CL&P
                                                             Company      Corporation     Funding LLC    Eliminations   Consolidated
                                                           ------------  --------------  --------------  -------------  ------------
Operating Activities:
  Net income                                                $   68,908    $    16,640     $         -     $   16,640     $  68,908
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                               104,513              -               -              -       104,513
    Deferred income taxes and investment tax credits, net     (118,425)             -               -              -      (118,425)
    Amortization of regulatory assets                           98,670              -               -              -        98,670
    Amortization of rate reduction bonds                       103,285              -               -              -       103,285
    Amortization of recoverable energy costs                    19,191              -               -              -        19,191
    Prepaid pension                                            (29,147)             -               -              -       (29,147)
    Regulatory overrecoveries                                  275,015              -               -              -       275,015
    Net other uses of cash                                     (97,543)             -               -              -       (97,544)
    Changes in current assets and liabilities:
      Restricted cash - LMP costs                              (93,630)             -               -              -       (93,630)
      Receivables and unbilled revenues, net                    (7,488)       (32,495)              -        (43,137)        3,156
      Materials and supplies                                       796              -               -              -           796
      Investments in securitizable assets                       41,798        (27,557)              -          1,798        12,443
      Other current assets (excludes cash)                       6,886           (225)              -           (225)        6,886
      Accounts payable                                          18,975         44,069              (5)        40,730        22,309
      Accrued taxes                                             32,662         (1,200)              -            225        31,237
      Other current liabilities                                 (2,776)           610           4,161            609         1,385
                                                           ------------ --------------  --------------  -------------  ------------
Net cash flows provided by/(used in) operating activities      421,690           (158)          4,156         16,640       409,048
                                                           ------------ --------------  --------------  -------------  ------------

Investing Activities:
  Investments in plant                                        (314,628)             -               -              -      (314,628)
  NU system money pool (lending)/borrowing                     (27,924)             -         120,949              -        93,025
  Other investment activities                                   (7,036)             -          (4,156)       (16,640)        5,448
                                                           ------------ --------------  --------------  -------------  ------------
Net cash flows (used in)/provided by investing activities     (349,588)             -         116,793        (16,640)     (216,155)
                                                           ------------ --------------  --------------  -------------  ------------

Financing Activities:
  Retirement of rate reduction bonds                                 -              -        (120,949)             -      (120,949)
  Increase in short-term debt                                        -         40,000               -         40,000             -
  Borrowing from The Connecticut Light and Power Company             -        (40,000)              -        (40,000)            -
  Cash dividends on preferred stock                             (5,559)             -               -              -        (5,559)
  Cash dividends on common stock                               (60,110)             -               -              -       (60,110)
  Other financing activities                                      (620)             -               -              -          (620)
                                                           ------------ --------------  --------------  -------------  ------------
Net cash flows used in financing activities                    (66,289)             -        (120,949)             -      (187,238)
                                                           ------------ --------------  --------------  -------------  ------------

Net increase/(decrease) in cash for the year                     5,813           (158)              -              -         5,655
Cash - beginning of year                                             -            158               1              -           159
                                                           ------------ --------------  --------------  -------------  ------------
Cash - end of year                                          $    5,813   $          -    $          1    $         -    $    5,814
                                                           ============ ==============  ==============  =============  ============

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                      $  112,258   $          -    $         -     $         -    $  112,258
                                                           ============ ==============  ==============  =============  ============
  Income taxes                                              $   92,250   $     12,917    $         -     $         -    $  105,167
                                                           ============ ==============  ==============  =============  ============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The Nutmeg Power Company, The Connecticut Steam Company and CL&P Capital L.P.
(b) Not covered by auditors' report.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                  Public Service
                                                    Company of         PSNH           PSNH
                                                   New Hampshire    Funding LLC   Funding LLC 2    Properties, Inc.    Eliminations
                                                   --------------  -------------  --------------   ----------------   --------------
ASSETS
------
Current Assets:
  Cash                                             $           -    $         1    $          1     $        2,735     $          -
  Special deposits                                        30,104              -               -                  -                -
  Receivables, net                                        67,118              -               -                  2                -
  Accounts receivable from affiliated companies           11,525              -               -                102              337
  Unbilled revenues                                       39,220              -               -                  -                -
  Notes receivable from affiliated companies                   -        427,495          37,896                  -          465,390
  Fuel, materials, and supplies, at average cost          54,533              -               -                  -                -
  Derivative assets                                        1,510              -               -                  -                -
  Prepayments and other                                    9,925              -               -                 21                -
                                                  ---------------  -------------  --------------   ----------------   --------------
                                                         213,935        427,496          37,897              2,860          465,727
                                                  ---------------  -------------  --------------   ----------------   --------------

Property, Plant and Equipment:
  Electric utility                                     1,517,313              -               -                201                -
  Other                                                        -              -               -              5,706                -
                                                  ---------------  -------------  --------------   ----------------   --------------
                                                       1,517,313              -               -              5,907                -
    Less:  Accumulated depreciation                      632,684              -               -              2,345                -
                                                  ---------------  -------------  --------------   ----------------   --------------
                                                         884,629              -               -              3,562                -
  Construction work in progress                           37,401              -               -                  -                -
                                                  ---------------  -------------  --------------   ----------------   --------------
                                                         922,030              -               -              3,562                -
                                                  ---------------  -------------  --------------   ----------------   --------------

Deferred Debits and Other Assets:
  Regulatory assets                                      969,434              -               -                  -                -
  Investments in subsidiary companies, at equity           9,789              -               -                  -            9,789
  Other                                                   30,248         26,707           3,305                172              108
                                                  ---------------  -------------  --------------   ----------------   --------------
                                                       1,009,471         26,707           3,305                172            9,897
                                                  ---------------  -------------  --------------   ----------------   --------------

Total Assets                                       $   2,145,436    $   454,203    $     41,202     $        6,594     $    475,624
                                                  ===============  =============  ==============   ================   ==============



                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)


                                                   Consolidated
                                                  ---------------
ASSETS
------
Current Assets:
  Cash                                             $       2,737
  Special deposits                                        30,104
  Receivables, net                                        67,121
  Accounts receivable from affiliated companies           11,291
  Unbilled revenues                                       39,220
  Notes receivable from affiliated companies                   -
  Fuel, materials, and supplies, at average cost          54,533
  Derivative assets                                        1,510
  Prepayments and other                                    9,945
                                                  ---------------
                                                         216,461
                                                  ---------------

Property, Plant and Equipment:
  Electric utility                                     1,517,513
  Other                                                    5,707
                                                  ---------------
                                                       1,523,220
    Less:  Accumulated depreciation                      635,029
                                                  ---------------
                                                         888,191
  Construction work in progress                           37,401
                                                  ---------------
                                                         925,592
                                                  ---------------

Deferred Debits and Other Assets:
  Regulatory assets                                      969,434
  Investments in subsidiary companies, at equity               -
  Other                                                   60,324
                                                  ---------------
                                                       1,029,758
                                                  ---------------

Total Assets                                       $   2,171,811
                                                  ===============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)

                                                  Public Service
                                                    Company of          PSNH          PSNH
                                                   New Hampshire     Funding LLC   Funding LLC 2    Properties, Inc.   Eliminations
                                                  ---------------  -------------  --------------  -----------------   --------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                           $      10,000    $         -    $          -     $            -    $           -
  Notes payable to affiliated companies                  514,290              -               -                  -          465,390
  Accounts payable                                        48,382              -               -                 26                -
  Accounts payable to affiliated companies                14,002            194              17                 34              337
  Accrued taxes                                            2,421              -               -                122                -
  Accrued interest                                         2,358          7,989             547                  -                -
  Unremitted rate reduction bond collections                   -          9,881           1,170                  -           11,051
  Derivative liabilities                                   1,414              -               -                  -                -
  Other                                                   16,682              4               4                  -          (11,051)
                                                  ---------------  -------------  --------------   ----------------   --------------
                                                         609,549         18,068           1,738                182          465,727
                                                  ---------------  -------------  --------------   ----------------   --------------

Rate Reduction Bonds                                           -        433,009          39,213                  -                -
                                                  ---------------  -------------  --------------   ----------------   --------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                      339,038              -               -                  -              108
  Accumulated deferred investment tax credits              2,096              -               -                  -                -
  Deferred contractual obligations                        64,237              -               -                  -                -
  Regulatory liabilities                                 272,081              -               -                  -                -
  Accrued pension                                         44,766              -               -                  -                -
  Other                                                   26,124              -               -                  -                -
                                                  ---------------  -------------  --------------   ----------------   --------------
                                                         748,342              -               -                  -              108
                                                  ---------------  -------------  --------------   ----------------   --------------

Capitalization:
  Long-Term Debt                                         407,285              -               -                  -                -
                                                  ---------------  -------------  --------------   ----------------   --------------

  Common Stockholder's Equity:
    Common stock                                               -              -               -                  1                1
    Capital surplus, paid in                             156,555          3,126             251                  -            3,377
    Retained earnings                                    223,822              -               -              6,411            6,411
    Accumulated other comprehensive loss                    (117)             -               -                  -                -
                                                  ---------------  -------------  --------------   ----------------   --------------
  Common Stockholder's Equity                            380,260          3,126             251              6,412            9,789
                                                  ---------------  -------------  --------------   ----------------   --------------
Total Capitalization                                     787,545          3,126             251              6,412            9,789
                                                  ---------------  -------------  --------------   ----------------   --------------

Total Liabilities and Capitalization               $   2,145,436    $   454,203    $     41,202     $        6,594    $     475,624
                                                  ===============  =============  ==============   ================   ==============





                                                   Consolidated
                                                  ---------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                           $      10,000
  Notes payable to affiliated companies                   48,900
  Accounts payable                                        48,408
  Accounts payable to affiliated companies                13,911
  Accrued taxes                                            2,543
  Accrued interest                                        10,894
  Unremitted rate reduction bond collections                   -
  Derivative liabilities                                   1,414
  Other                                                   27,740
                                                  ---------------
                                                         163,810
                                                  ---------------

Rate Reduction Bonds                                     472,222
                                                  ---------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                      338,930
  Accumulated deferred investment tax credits              2,096
  Deferred contractual obligations                        64,237
  Regulatory liabilities                                 272,081
  Accrued pension                                         44,766
  Other                                                   26,124
                                                  ---------------
                                                         748,234
                                                  ---------------

Capitalization:
  Long-Term Debt                                         407,285
                                                  ---------------

  Common Stockholder's Equity:
    Common stock                                               -
    Capital surplus, paid in                             156,555
    Retained earnings                                    223,822
    Accumulated other comprehensive loss                    (117)
                                                  ---------------
  Common Stockholder's Equity                            380,260
                                                  ---------------
Total Capitalization                                     787,545
                                                  ---------------

Total Liabilities and Capitalization               $   2,171,811
                                                  ===============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                  Public Service
                                                     Company of         PSNH          PSNH
                                                   New Hampshire    Funding LLC   Funding LLC 2    Properties, Inc.    Eliminations
                                                  ---------------  -------------  --------------   ----------------   --------------

Operating Revenues                                 $     888,121    $    60,882    $      9,808     $          723     $     71,349
                                                  ---------------  -------------  --------------   ----------------   --------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power            400,518              -               -                  -                -
    Other                                                143,198         60,882           9,808                 10           71,349
  Maintenance                                             64,872              -               -                  -                -
  Depreciation                                            43,322              -               -                  -                -
  Amortization of regulatory assets, net                  37,861              -               -                  -                -
  Amortization of rate reduction bonds                    40,040              -               -                  -                -
  Taxes other than income taxes                           33,363              -               -                 44                -
                                                  ---------------  -------------  --------------   ----------------   --------------
          Total operating expenses                       763,174         60,882           9,808                 54           71,349
                                                  ---------------  -------------  --------------   ----------------   --------------
Operating Income                                         124,947              -               -                669                -
                                                  ---------------  -------------  --------------   ----------------   --------------

Interest Expense:
  Interest on long-term debt                              15,408              -               -                  -                -
  Interest on rate reduction bonds                        29,081              -               -                  -                -
  Other interest                                             727              -               -                  -                -
                                                  ---------------  -------------  --------------   ----------------   --------------
    Interest expense, net                                 45,216              -               -                  -                -
                                                  ---------------  -------------  --------------   ----------------   --------------

Other (Loss)/Income, Net
  Equity in earnings of subsidiaries                         403              -               -                  -              403
  Other, net                                              (5,000)             -               -                 (3)               -
                                                  ---------------  -------------  --------------   ----------------   --------------
          Other (loss)/income, net                        (4,597)             -               -                 (3)             403
                                                  ---------------  -------------  --------------   ----------------   --------------

Income Before Income Tax Expense                          75,134              -               -                666              403
Income Tax Expense                                        29,510              -               -                263                -
                                                  ---------------  -------------  --------------   ----------------   --------------
Net Income                                         $      45,624    $         -    $          -     $          403     $        403
                                                  ===============  =============  ==============   ================   ==============


                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)



                                                   Consolidated
                                                  ---------------

Operating Revenues                                 $     888,186
                                                  ---------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power            400,518
    Other                                                142,550
  Maintenance                                             64,872
  Depreciation                                            43,322
  Amortization of regulatory assets, net                  37,861
  Amortization of rate reduction bonds                    40,040
  Taxes other than income taxes                           33,407
                                                  ---------------
          Total operating expenses                       762,570
                                                  ---------------
Operating Income                                         125,616
                                                  ---------------

Interest Expense:
  Interest on long-term debt                              15,408
  Interest on rate reduction bonds                        29,081
  Other interest                                             727
                                                  ---------------
    Interest expense, net                                 45,216
                                                  ---------------

Other (Loss)/Income, Net
  Equity in earnings of subsidiaries                           -
  Other, net                                              (5,003)
                                                  ---------------
          Other (loss)/income, net                        (5,003)
                                                  ---------------

Income Before Income Tax Expense                          75,397
Income Tax Expense                                        29,773
                                                  ---------------
Net Income                                         $      45,624
                                                  ===============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                        Public Service
                                          Company of         PSNH           PSNH        Properties,
                                         New Hampshire    Funding LLC   Funding LLC 2      Inc.        Eliminations   Consolidated
                                        ---------------  ------------  --------------  -------------  -------------  --------------

Balance at beginning of period           $     194,998    $        -    $          -    $     6,008    $     6,008    $    194,998

Additions:
  Net income                                    45,624             -               -            403            403          45,624
                                        ---------------  ------------  --------------  -------------  -------------  --------------
                                               240,622             -               -          6,411          6,411         240,622
                                        ---------------  ------------  --------------  -------------  -------------  --------------

Deductions:
  Dividends declared:
    Common stock $55,813.98 per share           16,800             -               -              -              -          16,800
                                        ---------------  ------------  --------------  -------------  -------------  --------------
                                                16,800             -               -              -              -          16,800
                                        ---------------  ------------  --------------  -------------  -------------  --------------

Balance at end of period                 $     223,822    $        -    $          -    $     6,411    $     6,411    $    223,822
                                        ===============  ============  ==============  =============  =============  ==============



                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                                AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                        Public Service
                                          Company of          PSNH          PSNH        Properties,
                                         New Hampshire    Funding LLC   Funding LLC 2      Inc.        Eliminations   Consolidated
                                        ---------------  ------------- --------------  -------------  -------------  --------------

Balance at beginning of period           $     126,937    $     3,126   $        251    $         -    $     3,377    $    126,937

Capital contribution from NU Parent             30,000              -              -              -              -          30,000

Allocation of benefits - ESOP                     (382)             -              -              -              -            (382)
                                        ---------------  ------------- --------------  -------------  -------------  --------------

Balance at end of period                 $     156,555    $     3,126   $        251    $         -    $     3,377    $    156,555
                                        ===============  ============= ==============  =============  =============  ==============




Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                  PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
                         Consolidating Statement of Cash Flows (a)
                                Year Ended December 31, 2003
                                   (Thousands of Dollars)


                                                  Public Service
                                                    Company of         PSNH           PSNH           Properties,
                                                  New Hampshire     Funding LLC   Funding LLC 2         Inc.           Eliminations
                                                  ---------------  -------------  --------------   ----------------   --------------

Operating Activities:
  Net income                                       $      45,624    $         -    $          -     $          403     $        403
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                          43,322              -               -                  -                -
    Deferred income taxes and investment tax
      credits, net                                        (6,667)             -               -                 (3)               -
    Amortization of regulatory assets                     37,861              -               -                  -                -
    Amortization of rate reduction bonds                  40,040              -               -                  -                -
    Amortization of recoverable energy costs              23,388              -               -                  -                -
    Regulatory recoveries                                 10,778              -               -                  -                -
    Net other (uses)/sources of cash                     (30,098)             -               -              1,052                -
    Changes in current assets and liabilities:
      Receivables and unbilled revenues, net              (7,991)             -               -                (30)            (265)
      Fuel, materials and supplies                        (5,351)             -               -                  -                -
      Other current assets (excludes cash)                    57              -               -                175              145
      Accounts payable                                     3,960            (19)             (4)                51              265
      Accrued taxes                                      (63,040)             -               -                121             (145)
      Other current liabilities                            3,850         (6,474)         (8,356)                 -                -
                                                  ---------------  -------------  --------------   ----------------   --------------
Net cash flows provided by/(used in) operating
      activities                                          95,733         (6,493)         (8,360)             1,769              403
                                                  ---------------  -------------  --------------   ----------------   --------------

Investing Activities:
  Investments in plant                                  (105,626)             -               -                  -                -
  NU system Money Pool borrowing                          31,910         32,278           7,712                  -                -
  Buyout of IPP contracts                                (20,437)             -               -                  -                -
  CVEC acquisition special deposit                       (30,104)             -               -                  -                -
  Other investment activities                              1,179          5,387           8,096                  -             (403)
                                                  ---------------  -------------  --------------   ----------------   --------------
Net cash flows (used in)/provided by investing
  activities                                            (123,078)        37,665          15,808                  -             (403)
                                                  ---------------  -------------  --------------   ----------------   --------------

Financing Activities:
  Retirement of rate reduction bonds                           -        (31,172)         (7,448)                 -                -
  Increase in short-term debt                             10,000              -               -                  -                -
  Capital contribution from Northeast Utilities           30,000              -               -                  -                -
  Cash dividends on common stock                         (16,800)             -               -                  -                -
  Other financing activities                                (206)             -               -                  -                -
                                                  ---------------  -------------  --------------   ----------------   --------------
Net cash flows provided by/(used in) financing
  activities                                              22,994        (31,172)         (7,448)                 -                -
                                                  ---------------  -------------  --------------   ----------------   --------------

Net (decrease)/increase in cash for the year              (4,351)             -               -              1,769                -
Cash - beginning of year                                   4,351              1               1                966                -
                                                  ---------------  -------------  --------------   ----------------   --------------
Cash - end of year                                 $           -    $         1    $          1     $        2,735     $          -
                                                  ===============  =============  ==============   ================   ==============

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized             $      45,312    $       270    $         57     $            -     $          -
                                                  ===============  =============  ==============   ================   ==============
  Income taxes                                     $      97,137    $         -    $          -     $           28     $          -
                                                  ===============  =============  ==============   ================   ==============


                  PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
                         Consolidating Statement of Cash Flows (a)
                                Year Ended December 31, 2003
                                   (Thousands of Dollars)




                                                   Consolidated
                                                  ---------------

Operating Activities:
  Net income                                            $ 45,624
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                          43,322
    Deferred income taxes and investment tax
      credits, net                                        (6,670)
    Amortization of regulatory assets                     37,861
    Amortization of rate reduction bonds                  40,040
    Amortization of recoverable energy costs              23,388
    Regulatory recoveries                                 10,778
    Net other (uses)/sources of cash                     (29,046)
    Changes in current assets and liabilities:
      Receivables and unbilled revenues, net              (7,757)
      Fuel, materials and supplies                        (5,351)
      Other current assets (excludes cash)                    87
      Accounts payable                                     3,723
      Accrued taxes                                      (62,774)
      Other current liabilities                          (10,981)
                                                  ---------------
Net cash flows provided by/(used in) operating
      activities                                          82,244
                                                  ---------------

Investing Activities:
  Investments in plant                                  (105,626)
  NU system Money Pool borrowing                          71,900
  Buyout of IPP contracts                                (20,437)
  CVEC acquisition special deposit                       (30,104)
  Other investment activities                             15,066
                                                  ---------------
Net cash flows (used in)/provided by investing
  activities                                             (69,201)
                                                  ---------------

Financing Activities:
  Retirement of rate reduction bonds                     (38,619)
  Increase in short-term debt                             10,000
  Capital contribution from Northeast Utilities           30,000
  Cash dividends on common stock                         (16,800)
  Other financing activities                                (206)
                                                  ---------------
Net cash flows provided by/(used in) financing
  activities                                             (15,625)
                                                  ---------------

Net (decrease)/increase in cash for the year              (2,582)
Cash - beginning of year                                   5,319
                                                  ---------------
Cash - end of year                                 $       2,737
                                                  ===============

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized             $      45,639
                                                  ===============
  Income taxes                                     $      97,165
                                                  ===============








Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

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                                      F-28

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                                Western
                                                              Massachusetts      WMECO
                                                                Electric        Funding
                                                                 Company          LLC         Eliminations   Consolidated
                                                                 -------          ---         ------------   ------------
ASSETS
------
Current Assets:
  Cash                                                         $         -    $         1      $        -    $         1
  Receivables, net                                                  40,103              -               -         40,103
  Accounts receivable from affiliated companies                         34              -              13             20
  Unbilled revenues                                                 10,299              -               -         10,299
  Notes receivable from affiliated companies                             -        132,056         132,056              -
  Materials and supplies, at average cost                            1,584              -               -          1,584
  Prepayments and other                                              1,139              -               -          1,139
                                                              -------------  -------------   -------------  -------------
                                                                    53,159        132,057         132,069         53,146
                                                              -------------  -------------   -------------  -------------

Property, Plant and Equipment:
  Electric utility                                                 612,450              -               -        612,450
    Less:  Accumulated depreciation                                177,803              -               -        177,803
                                                              -------------  -------------   -------------  -------------
                                                                   434,647              -               -        434,647
  Construction work in progress                                     13,124              -               -         13,124
                                                              -------------  -------------   -------------  -------------
                                                                   447,771              -               -        447,771
                                                              -------------  -------------   -------------  -------------

Deferred Debits and Other Assets:
  Regulatory assets                                                268,180              -               -        268,180
  Prepaid pension                                                   75,386              -               -         75,386
  Investments in subsidiary company, at equity                         776              -             776              -
  Other                                                             14,895          4,186               -         19,081
                                                              -------------  -------------   -------------  -------------
                                                                   359,237          4,186             776        362,647
                                                              -------------  -------------   -------------  -------------

Total Assets                                                   $   860,167    $   136,243     $   132,845    $   863,564
                                                              =============  =============   =============  =============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)

                                                                Western
                                                              Massachusetts      WMECO
                                                                Electric        Funding
                                                                 Company          LLC         Eliminations   Consolidated
                                                                 -------          ---         ------------   ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                                       $    10,000    $         -     $         -    $    10,000
  Notes payable to affiliated companies                            163,456              -         132,056         31,400
  Accounts payable                                                  10,173              -               -         10,173
  Accounts payable to affiliated companies                          13,790             14              13         13,789
  Accrued taxes                                                        765              -               -            765
  Accrued interest                                                   1,820            723               -          2,544
  Other                                                              8,015          1,770               -          9,785
                                                              -------------  -------------   -------------  -------------
                                                                   208,019          2,507         132,069         78,456
                                                              -------------  -------------   -------------  -------------

Rate Reduction Bonds                                                     -        132,960               -        132,960
                                                              -------------  -------------   -------------  -------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                                216,547              -               -        216,547
  Accumulated deferred investment tax credits                        3,326              -               -          3,326
  Deferred contractual obligations                                  86,937              -               -         86,937
  Regulatory liabilities                                            27,776              -               -         27,776
  Other                                                              8,357              -               -          8,357
                                                              -------------  -------------   -------------  -------------
                                                                   342,943              -               -        342,943
                                                              -------------  -------------   -------------  -------------

Capitalization:
  Long-Term Debt                                                   157,202              -               -        157,202
                                                              -------------  -------------   -------------  -------------

  Common Stockholder's Equity:
    Common stock                                                    10,866              -               -         10,866
    Capital surplus, paid in                                        69,544            776             776         69,544
    Retained earnings                                               71,677              -               -         71,677
    Accumulated other comprehensive loss                               (84)             -               -            (84)
                                                              -------------  -------------   -------------  -------------
  Common Stockholder's Equity                                      152,003            776             776        152,003
                                                              -------------  -------------   -------------  -------------
Total Capitalization                                               309,205            776             776        309,205
                                                              -------------  -------------   -------------  -------------

Total Liabilities and Capitalization                           $   860,167    $   136,243     $   132,845    $   863,564
                                                              =============  =============   =============  =============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                 AND SUBSIDIARY
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                  Western
                                                                Massachusetts        WMECO
                                                                  Electric          Funding
                                                                  Company             LLC        Eliminations   Consolidated
                                                              -----------------   -------------  ------------   --------------
Operating Revenues                                             $       391,178     $    19,046    $   19,046     $    391,178
                                                              -----------------   -------------  ------------   --------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                          198,985               -             -          198,985
    Other                                                               59,020          19,046        19,046           59,020
  Maintenance                                                           15,289               -             -           15,289
  Depreciation                                                          14,104               -             -           14,104
  Amortization of regulatory assets, net                                41,695               -             -           41,695
  Amortization of rate reduction bonds                                   9,847               -             -            9,847
  Taxes other than income taxes                                         11,844               -             -           11,844
                                                              -----------------   -------------  ------------   --------------
    Total operating expenses                                           350,784          19,046        19,046          350,784
                                                              -----------------   -------------  ------------   --------------
Operating Income                                                        40,394               -             -           40,394
                                                              -----------------   -------------  ------------   --------------

Interest Expense:
  Interest on long-term debt                                             3,860               -             -            3,860
  Interest on rate reduction bonds                                       8,994               -             -            8,994
  Other interest                                                           965               -             -              965
                                                              -----------------   -------------  ------------   --------------
    Interest expense, net                                               13,819               -             -           13,819
                                                              -----------------   -------------  ------------   --------------

Other Income, net                                                        3,167               -             -            3,167
                                                              -----------------   -------------  ------------   --------------

Income Before Income Tax Expense                                        29,742               -             -           29,742
Income Tax Expense                                                      13,530               -             -           13,530
                                                              -----------------   -------------  ------------   --------------
Net Income                                                     $        16,212     $         -    $        -     $     16,212
                                                              =================   =============  ============   ==============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                 AND SUBSIDIARY
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                Western
                                                             Massachusetts
                                                               Electric           WMECO
                                                                Company        Funding LLC     Eliminations     Consolidated
                                                            ----------------   -------------   --------------  ---------------
Balance at beginning of period                               $       77,476     $         -     $          -    $      77,476

Additions:
  Net income                                                         16,212               -                -           16,212
                                                            ----------------   -------------   --------------  ---------------
                                                                     93,688               -                -           93,688
                                                            ----------------   -------------   --------------  ---------------

Deductions:
  Dividends declared:
    Common stock $50.64 per share                                    22,011               -                -           22,011
                                                            ----------------   -------------   --------------  ---------------
                                                                     22,011               -                -           22,011
                                                            ----------------   -------------   --------------  ---------------

Balance at end of period                                     $       71,677     $         -     $          -    $      71,677
                                                            ================   =============   ==============  ===============



                     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                                 AND SUBSIDIARY
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                Western
                                                             Massachusetts
                                                               Electric            WMECO
                                                                Company         Funding LLC     Eliminations     Consolidated
                                                            ----------------   -------------   --------------  ---------------

Balance at beginning of period                               $       69,712     $       776     $        776    $      69,712

Allocation of benefits - ESOP                                          (168)              -                -             (168)
                                                            ----------------   -------------   --------------  ---------------
Balance at end of period                                     $       69,544     $       776     $        776    $      69,544
                                                            ================   =============   ==============  ===============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

              WESTERN MASSACHUSETTS ELECTRIC COMPANY AND SUBSIDIARY
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                   Western
                                                                Massachusetts        WMECO
                                                                  Electric          Funding
                                                                   Company            LLC          Eliminations      Consolidated
                                                               ---------------   --------------   ---------------   ---------------
Operating Activities:
  Net income                                                    $      16,212     $          -     $           -     $      16,212
  Adjustments to reconcile to net cash
   provided by operating activities:
    Depreciation                                                       14,104                -                 -            14,104
    Deferred income taxes and investment tax credits, net             (14,315)               -                 -           (14,315)
    Amortization of regulatory assets                                  41,695                -                 -            41,695
    Amortization of rate reduction bonds                                9,847                -                 -             9,847
    Amortization of recoverable energy costs                              598                -                 -               598
    Prepaid pension                                                    (7,870)               -                 -            (7,870)
    Regulatory overrecoveries                                           6,265                -                 -             6,265
    Net other uses of cash                                            (15,683)               -                 -           (15,683)
    Changes in current assets and liabilities:
      Receivables and unbilled revenues, net                            7,080                -                 -             7,079
      Materials and supplies                                              237                -                 -               237
      Other current assets (excludes cash)                                331                -                 -               330
      Accounts payable                                                     15                -                 -                14
      Accrued taxes                                                    (3,569)               -                 -            (3,569)
      Other current liabilities                                         1,232            1,031                 -             2,266
                                                               ---------------   --------------   ---------------   ---------------
Net cash flows provided by operating activities                        56,179            1,031                 -            57,210
                                                               ---------------   --------------   ---------------   ---------------

Investing Activities:
   Investments in plant                                               (30,386)               -                 -           (30,386)
   NU system money pool (lending)/borrowing                           (64,345)           9,845                 -           (54,500)
   Other investment activities                                          2,471           (1,094)                -             1,377
                                                               ---------------   --------------   ---------------   ---------------
Net cash flows (used in)/provided by investing activities             (92,260)           8,751                 -           (83,509)
                                                               ---------------   --------------   ---------------   ---------------

Financing Activities:
  Issuance of long-term debt                                           55,000                -                 -            55,000
  Retirement of rate reduction bonds                                        -           (9,782)                -            (9,782)
  Increase in short-term debt                                           3,000                -                 -             3,000
  Cash dividends on common stock                                      (22,011)               -                 -           (22,011)
  Other financing activities                                              (30)               -                 -               (30)
                                                               ---------------   --------------   ---------------   ---------------
Net cash flows provided by/(used in) financing activities              35,959           (9,782)                -            26,177
                                                               ---------------   --------------   ---------------   ---------------

Net decrease in cash for the year                                        (122)               -                 -              (122)
Cash - beginning of year                                                  122                1                 -               123
                                                               ---------------   --------------   ---------------   ---------------
Cash - end of year                                              $           -     $          1     $           -     $           1
                                                               ===============   ==============   ===============   ===============

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                          $      13,507     $         53     $           -     $      13,560
                                                               ===============   ==============   ===============   ===============
  Income taxes                                                  $      31,807     $          -     $           -     $      31,807
                                                               ===============   ==============   ===============   ===============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                                 Holyoke         Holyoke
                                                                  Water         Power and
                                                                  Power          Electric
                                                                 Company         Company       Eliminations  Consolidated
                                                                 -------         -------       ------------  ------------
ASSETS
------
Current Assets:
  Cash                                                        $           63    $        18     $       -     $         81
  Receivables, net                                                         5             12             -               17
  Accounts receivable from affiliated companies                        4,049          3,986         3,986            4,049
  Taxes receivable                                                       315              -            52              263
  Fuel, materials, and supplies, at average cost                       7,788              -             -            7,788
  Prepayments and other                                                  176             45             -              221
                                                             ----------------  -------------   -----------   --------------
                                                                      12,396          4,061         4,038           12,419
                                                             ----------------  -------------   -----------   --------------
Property, Plant and Equipment:
  Competitive energy                                                  35,333          1,418             -           36,751
    Less:  Accumulated depreciation                                   33,026          1,096             -           34,122
                                                             ----------------  -------------   -----------   --------------
                                                                       2,307            322             -            2,629
  Construction work in progress                                        3,852             37             -            3,889
                                                             ----------------  -------------   -----------   --------------
                                                                       6,159            359             -            6,518
                                                             ----------------  -------------   -----------   --------------

Deferred Debits and Other Assets:
  Deferred financing costs                                               672              -             -              672
  Prepaid pension                                                      2,515              -             -            2,515
  Investments in subsidiary company, at equity                           383              -           383                -
  Other                                                                1,590             39            39            1,590
                                                             ----------------  -------------   -----------   --------------
                                                                       5,160             39           422            4,777
                                                             ----------------  -------------   -----------   --------------

Total Assets                                                  $       23,715    $     4,459     $   4,460     $     23,714
                                                             ================  =============   ===========   ==============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)

                                                                 Holyoke         Holyoke
                                                                  Water         Power and
                                                                  Power          Electric
                                                                 Company         Company       Eliminations  Consolidated
                                                                 -------         -------       ------------  ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies                       $        1,400    $         -     $       -     $      1,400
  Accounts payable                                                       905              -             -              905
  Accounts payable to affiliated companies                             1,553          4,024         3,986            1,591
  Accrued taxes                                                          186             52            52              186
                                                             ----------------  -------------   -----------   --------------
                                                                       4,044          4,076         4,038            4,082
                                                             ----------------  -------------   -----------   --------------

Deferred Credits and Other Liabilities:
  Accumulated deferred investment tax credits                          1,535              -            39            1,496
  Regulatory liabilities                                                 170              -             -              170
  Other                                                                3,611              3             3            3,611
                                                             ----------------  -------------   -----------   --------------
                                                                       5,316              3            42            5,277
                                                             ----------------  -------------   -----------   --------------

Capitalization:
   Long-Term Debt from parent companies                                9,600            181           181            9,600
                                                             ----------------  -------------   -----------   --------------

  Common Stockholder's Equity:
   Common stock                                                        2,400            485           485            2,400
   Capital surplus, paid in                                            5,966              -             -            5,966
   Accumulated deficit                                                (3,611)          (286)         (286)          (3,611)
                                                             ----------------  -------------   -----------   --------------
  Common Stockholder's Equity                                          4,755            199           199            4,755
                                                             ----------------  -------------   -----------   --------------
Total Capitalization                                                  14,355            380           380           14,355
                                                             ----------------  -------------   -----------   --------------

Total Liabilities and Capitalization                          $       23,715    $     4,459     $   4,460     $     23,714
                                                             ================  =============   ===========   ==============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                 Holyoke          Holyoke
                                                                  Water          Power and
                                                                  Power           Electric
                                                                 Company          Company      Eliminations  Consolidated
                                                             ----------------   -------------  ------------  --------------
Operating Revenues                                            $       41,398     $    41,115    $   40,835    $     41,679
                                                             ----------------   -------------  ------------  --------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                         29,759          40,911        40,835          29,836
    Other                                                              7,798             (27)            -           7,771
  Maintenance                                                          4,486               -             -           4,486
  Depreciation                                                           590              24             -             613
  Amortization                                                            (1)              -             -              (1)
  Taxes other than income taxes                                        1,006              43             -           1,049
                                                             ----------------   -------------  ------------  --------------
          Total operating expenses                                    43,638          40,951        40,835          43,754
                                                             ----------------   -------------  ------------  --------------
Operating(Loss)/ Income                                               (2,240)            164             -          (2,075)
                                                             ----------------   -------------  ------------  --------------

Interest Expense:
  Interest on long-term debt                                              (7)              -             -              (7)
  Other interest                                                         206              19            19             206
                                                             ----------------   -------------  ------------  --------------
         Interest expense, net                                           199              19            19             199
                                                             ----------------   -------------  ------------  --------------

Other Income, Net
  Equity in earnings of subsidiary                                        82               -            82               -
  Other, net                                                              77               -            19              57
                                                             ----------------   -------------  ------------  --------------
          Other income, net                                              159               -           101              57
                                                             ----------------   -------------  ------------  --------------

(Loss)/Income Before Income Tax (Benefit)/Expense                     (2,280)            145            82          (2,217)
Income Tax (Benefit)/Expense                                            (814)             63             -            (751)
                                                             ----------------   -------------  ------------  --------------
Net (Loss)/Income                                             $       (1,466)    $        82    $       82    $     (1,466)
                                                             ================   =============  ============  ==============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                           HOLYOKE WATER POWER COMPANY
                                 AND SUBSIDIARY
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                              Holyoke            Holyoke
                                                               Water            Power and
                                                               Power            Electric
                                                              Company            Company       Eliminations     Consolidated
                                                          -----------------  ----------------  --------------  ----------------
Balance at beginning of period                             $        (2,145)   $         (368)   $       (368)   $       (2,145)

Additions:
  Net (loss)/income                                                 (1,466)               82              82            (1,466)

                                                          -----------------  ----------------  --------------  ----------------
Balance at end of period                                   $        (3,611)   $         (286)   $       (286)   $       (3,611)
                                                          =================  ================  ==============  ================





               HOLYOKE WATER POWER COMPANY
                     AND SUBSIDIARY
 Consolidating Statement of Capital Surplus, Paid In (a)
              Year Ended December 31, 2003
                 (Thousands of Dollars)
                                                              Holyoke            Holyoke
                                                               Water            Power and
                                                               Power            Electric
                                                              Company            Company       Eliminations     Consolidated
                                                          -----------------  ----------------  --------------  ----------------

Balance at beginning of period                             $         5,969    $            -    $          -    $        5,969

Allocation of benefits - ESOP                                           (3)                -               -                (3)

                                                          -----------------  ----------------  --------------  ----------------
Balance at end of period                                   $         5,966    $            -    $          -    $        5,966
                                                          =================  ================  ==============  ================



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                   HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                                   Holyoke
                                                                Holyoke           Power and
                                                              Water Power          Electric
                                                                Company            Company       Eliminations     Consolidated
                                                           ----------------   ---------------  ----------------   -------------
Operating Activities:
  Net (loss)/income                                         $       (1,466)    $          82    $           82     $    (1,466)
  Adjustments to reconcile to net cash
   (used in)/provided by operating activities:
    Depreciation                                                       590                24                 -             614
    Deferred income taxes and investment tax credits, net             (188)               (1)                -            (189)
    Amortization                                                        (1)                -                 -              (1)
    Regulatory refunds                                                (869)                -                 -            (869)
    Net other sources/(uses) of cash                                 1,057              (411)             (407)          1,053
    Changes in current assets and liabilities:
      Receivables and unbilled revenues, net                          (880)             (511)             (856)           (535)
      Fuel, materials and supplies                                    (427)                -                 -            (427)
      Other current assets (excludes cash)                             561               (32)              (35)            565
      Accounts payable                                                (885)              880               856            (862)
      Accrued taxes                                                     24                36                36              24
      Other current liabilities                                        (22)              (12)                -             (34)
                                                           ----------------   ---------------  ----------------   -------------
Net cash flows (used in)/provided by operating activities           (2,506)               55              (324)         (2,127)
                                                           ----------------   ---------------  ----------------   -------------

Investing Activities:
  Competitive energy assets                                         (1,782)              (37)                -          (1,819)
  NU system Money Pool borrowing                                     3,500                 -                 -           3,500
  Other investment activities                                          771                 -               324             447
                                                           ----------------   ---------------  ----------------   -------------
Net cash flows provided by/(used in) investing activities            2,489               (37)              324           2,128
                                                           ----------------   ---------------  ----------------   -------------

Net (decrease)/increase in cash for the year                           (17)               18                 -               1
Cash - beginning of year                                                80                 -                 -              80
                                                           ----------------   ---------------  ----------------   -------------
Cash - end of year                                          $           63      $         18    $            -     $        81
                                                           ================   ===============  ================   =============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $          255     $          19    $           19     $       255
                                                           ================   ===============  ================   =============
  Income taxes                                              $         (973)    $          25    $            -     $      (948)
                                                           ================   ===============  ================   =============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                           YANKEE ENERGY SYSTEM, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                             Yankee
                                                             Energy             Yankee Gas          NorConn
                                                             System,             Services          Properties       Housatonic
                                                              Inc.               Company              Inc.          Corporation
                                                         ----------------   -------------------   -------------  -----------------
ASSETS
------
Current Assets:
  Cash                                                    $            -     $             889     $        45    $             -
  Receivables, net                                                     -                51,613               -                  -
  Accounts receivable from affiliated companies                        2                 8,593              16                100
  Unbilled revenues                                                    -                16,051               -                  -
  Taxes receivable                                                     -                     -               -                 24
  Notes receivable from affiliated companies                       1,700                     -               -                  -
  Fuel, materials, and supplies, at average cost                       -                33,541               -                  -
  Derivative assets                                                    -                 2,962               -                  -
  Prepayments and other                                                -                 6,864               -                  -
                                                         ----------------   -------------------   -------------  -----------------
                                                                   1,702               120,513              61                124
                                                         ----------------   -------------------   -------------  -----------------

Property, Plant and Equipment:
  Gas utility                                                          -               743,991               -                  -
    Less:  Accumulated depreciation                                    -               223,496               -                  -
                                                         ----------------   -------------------   -------------  -----------------
                                                                       -               520,495               -                  -
  Construction work in progress                                        -                41,670               -                  -
                                                         ----------------   -------------------   -------------  -----------------
                                                                       -               562,165               -                  -
                                                         ----------------   -------------------   -------------  -----------------

Deferred Debits and Other Assets:
  Regulatory assets                                                    -                54,765               -                  -
  Goodwill                                                             -               287,591               -                  -
  Prepaid pension                                                      -                41,204               -                  -
  Investments in subsidiary companies, at equity                 520,186                     -               -                  -
  Other                                                            3,687                 2,336           1,827                  -
                                                         ----------------   -------------------   -------------  -----------------
                                                                 523,873               385,896           1,827                  -
                                                         ----------------   -------------------   -------------  -----------------

Total Assets                                              $      525,575     $       1,068,574     $     1,888    $           124
                                                         ================   ===================   =============  =================



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                           YANKEE ENERGY SYSTEM, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                        Yankee        Yankee
                                                        Energy        Energy          R.M.
                                                       Financial     Services       Services
                                                       Services       Company        Company      Eliminations      Consolidated
                                                      -----------  ------------   -------------  ---------------   ---------------

ASSETS
------
Current Assets:
  Cash                                                 $       -    $      444     $         -    $           -     $       1,378
  Receivables, net                                         5,186             -               -                -            56,799
  Accounts receivable from affiliated companies                2             -             173              751             8,135
  Unbilled revenues                                            -             -               -                -            16,051
  Taxes receivable                                             -           301               -              325                 -
  Notes receivable from affiliated companies                   -           100               -            1,800                 -
  Fuel, materials, and supplies, at average cost               -             -               -                -            33,541
  Derivative assets                                            -             -               -                -             2,962
  Prepayments and other                                       11             -             498                -             7,373
                                                      -----------  ------------   -------------  ---------------   ---------------
                                                           5,199           845             671            2,876           126,239
                                                      -----------  ------------   -------------  ---------------   ---------------

Property, Plant and Equipment:
  Gas utility                                                  -             -               -                -           743,991
    Less:  Accumulated depreciation                            -             -               -                -           223,496
                                                      -----------  ------------   -------------  ---------------   ---------------
                                                               -             -               -                -           520,495
  Construction work in progress                                -             -               -                -            41,670
                                                      -----------  ------------   -------------  ---------------   ---------------
                                                               -             -               -                -           562,165
                                                      -----------  ------------   -------------  ---------------   ---------------

Deferred Debits and Other Assets:
  Regulatory assets                                            -             -               -                -            54,765
  Goodwill                                                     -             -               -                -           287,591
  Prepaid pension                                              -             -               -                -            41,204
  Investments in subsidiary companies, at equity               -             -               -          520,186                 -
  Other                                                       75         4,308           6,744            8,529            10,447
                                                      -----------  ------------   -------------  ---------------   ---------------
                                                              75         4,308           6,744          528,715           394,007
                                                      -----------  ------------   -------------  ---------------   ---------------

Total Assets                                           $   5,274    $    5,153     $     7,415    $     531,591     $   1,082,411
                                                      ===========  ============   =============  ===============   ===============

                           YANKEE ENERGY SYSTEM, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)

                                                             Yankee
                                                             Energy             Yankee Gas          NorConn
                                                             System,             Services          Properties       Housatonic
                                                              Inc.               Company              Inc.          Corporation
                                                         ----------------   -------------------   -------------  -----------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                                  $             -    $           20,000    $         -    $             -
  Notes payable to affiliated companies                                 -                67,500          1,100                  -
  Long-term debt - current portion                                      -                   950              -                  -
  Accounts payable                                                    140                30,364              -                315
  Accounts payable to affiliated companies                            108                 5,428              2                  -
  Accrued taxes                                                       135                11,327             46                  -
  Accrued interest                                                      -                 3,361              -                  -
  Derivative liabilities                                                -                   172              -                  -
  Other                                                                 -                23,589              -                  -
                                                          ----------------   -------------------  -------------  -----------------
                                                                      383               162,691          1,148                315
                                                          ----------------   -------------------  -------------  -----------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                                     -                97,529            301                  -
  Accumulated deferred investment tax credits                           -                 6,344              -                  -
  Regulatory liabilities                                                -               111,268              -                  -
  Other                                                                58                25,719              -                  -
                                                          ----------------   -------------------  -------------  -----------------
                                                                       58               240,860            301                  -
                                                          ----------------   -------------------  -------------  -----------------

Capitalization:
  Long-Term Debt                                                        -               151,266              -                  -
                                                          ----------------   -------------------  -------------  -----------------

  Long-Term Debt from NU Parent                                         -                 5,000              -                  -
                                                          ----------------   -------------------  -------------  -----------------

  Common Stockholder's Equity:
   Common stock                                                         -                     5              1                 10
   Capital surplus, paid in                                       484,616               465,723              9                  2
   Retained earnings/accumulated deficit                           40,518                43,029            429               (203)
                                                          ----------------   -------------------  -------------  -----------------
  Common Stockholder's Equity                                     525,134               508,757            439               (191)
                                                          ----------------   -------------------  -------------  -----------------
Total Capitalization                                              525,134               665,023            439               (191)
                                                          ----------------   -------------------  -------------  -----------------

Total Liabilities and Capitalization                       $      525,575     $       1,068,574    $     1,888    $           124
                                                          ================   ===================  =============  =================



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                           YANKEE ENERGY SYSTEM, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)

                                                        Yankee        Yankee
                                                        Energy        Energy          R.M.
                                                       Financial     Services       Services
                                                       Services       Company        Company      Eliminations      Consolidated
                                                      -----------  ------------   -------------  ---------------   ---------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to banks                               $      -     $        -     $         -    $           -     $      20,000
  Notes payable to affiliated companies                   3,600              -               -            1,800            70,400
  Long-term debt - current portion                            -              -               -                -               950
  Accounts payable                                           43              -               -                -            30,863
  Accounts payable to affiliated companies                    9            454               -              751             5,249
  Accrued taxes                                              71              -               -              325            11,255
  Accrued interest                                            -              -               -                -             3,361
  Derivative liabilities                                      -              -               -                -               172
  Other                                                       -              3           2,473                -            26,066
                                                     -----------  -------------   -------------  ---------------   ---------------
                                                          3,723            457           2,473            2,876           168,316
                                                     -----------  -------------   -------------  ---------------   ---------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                           -              -               -            8,529            89,301
  Accumulated deferred investment tax credits                 -              -               -                -             6,344
  Regulatory liabilities                                      -              -               -                -           111,268
  Other                                                       -              5               -                -            25,782
                                                     -----------  -------------   -------------  ---------------   ---------------
                                                              -              5               -            8,529           232,695
                                                     -----------  -------------   -------------  ---------------   ---------------

Capitalization:
  Long-Term Debt                                              -              -               -                -           151,266
                                                     -----------  -------------   -------------  ---------------   ---------------

  Long-Term Debt from NU Parent                               -              -               -                -             5,000
                                                     -----------  -------------   -------------  ---------------   ---------------

  Common Stockholder's Equity:
   Common stock                                               1              1               1               19                 -
   Capital surplus, paid in                               1,241          7,881          13,798          488,652           484,616
   Retained earnings/accumulated deficit                    309         (3,191)         (8,857)          31,515            40,518
                                                     -----------  -------------   -------------  ---------------   ---------------
  Common Stockholder's Equity                             1,551          4,691           4,942          520,186           525,134
                                                     -----------  -------------   -------------  ---------------   ---------------
Total Capitalization                                      1,551          4,691           4,942          520,186           681,400
                                                     -----------  -------------   -------------  ---------------   ---------------

Total Liabilities and Capitalization                  $   5,274    $     5,153     $     7,415    $     531,591     $   1,082,411
                                                     ===========  =============   =============  ===============   ===============

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                            Yankee
                                                            Energy         Yankee Gas        NorConn
                                                            System,         Services        Properties,    Housatonic
                                                             Inc.            Company            Inc.       Corporation
                                                        ---------------  ---------------   ------------  ---------------

Operating Revenues                                       $           -    $     361,449     $      196    $           -
                                                        ---------------  ---------------   ------------  ---------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                        -          216,335              -                -
    Other                                                           82           61,031              6                -
  Maintenance                                                        -            9,256              -                -
  Depreciation                                                       -           22,651             88                -
  Amortization of regulatory assets, net                             -              702              -                -
  Taxes other than income taxes                                      -           25,072              -                -
                                                        ---------------  ---------------   ------------  ---------------
          Total operating expenses                                  82          335,047             94                -
                                                        ---------------  ---------------   ------------  ---------------
Operating (Loss)/Income                                            (82)          26,402            102                -
                                                        ---------------  ---------------   ------------  ---------------

Interest Expense:
  Interest on long-term debt                                         -           12,259              8                -
  Other interest                                                     3              833             14                -
                                                        ---------------  ---------------   ------------  ---------------
    Interest expense, net                                            3           13,092             22                -
                                                        ---------------  ---------------   ------------  ---------------

Other (Loss)/Income, Net
  Equity in loss of subsidiaries                                  (388)               -              -                -
  Other, net                                                        13           (2,374)             2                -
                                                        ---------------  ---------------   ------------  ---------------
          Other (loss)/income, net                                (375)          (2,374)             2                -
                                                        ---------------  ---------------   ------------  ---------------

(Loss)/Income Before Income Tax (Benefit)/Expense                 (460)          10,936             82                -
Income Tax (Benefit)/Expense                                       (35)           3,635             33                -
                                                        ---------------  ---------------   ------------  ---------------

(Loss)/Income before cumulative effect of
    accounting change, net of tax benefit                $        (425)   $       7,301     $       49    $           -
Cumulative effect of accounting change,
    net of tax benefit                                               -                -              -                -
                                                        ---------------  ---------------   ------------  ---------------
Net (Loss)/Income                                        $        (425)   $       7,301     $       49    $           -
                                                        ===============  ===============   ============  ===============


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                           Yankee         Yankee
                                                           Energy         Energy         R.M.
                                                          Financial      Services      Services
                                                           Services       Company        Inc.       Eliminations   Consolidated
                                                        -------------- ------------  ------------  -------------  --------------

Operating Revenues                                       $         28   $        9    $        -    $       196    $    361,486
                                                        -------------- ------------  ------------  -------------  --------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                       -            -             -              -         216,335
    Other                                                         104          455             -            196          61,483
  Maintenance                                                       -            -             -              -           9,256
  Depreciation                                                     40            -             -              -          22,779
  Amortization of regulatory assets, net                            -            -             -              -             702
  Taxes other than income taxes                                     -            -             -              -          25,072
                                                        -------------- ------------  ------------  -------------  --------------
          Total operating expenses                                144          455             -            196         335,627
                                                        -------------- ------------  ------------  -------------  --------------
Operating (Loss)/Income                                          (116)        (446)            -              -          25,859
                                                        -------------- ------------  ------------  -------------  --------------

Interest Expense:
  Interest on long-term debt                                        -            -             -              -          12,267
  Other interest                                                   37            4             -              6             885
                                                        -------------- ------------  ------------  -------------  --------------
    Interest expense, net                                          37            4             -              6          13,152
                                                        -------------- ------------  ------------  -------------  --------------

Other (Loss)/Income, Net
  Equity in loss of subsidiaries                                    -            -             -           (388)              -
  Other, net                                                      326            3        (4,312)             6          (6,348)
                                                        -------------- ------------  ------------  -------------  --------------
          Other (loss)/income, net                                326            3        (4,312)          (382)         (6,348)
                                                        -------------- ------------  ------------  -------------  --------------

(Loss)/Income Before Income Tax (Benefit)/Expense                 173         (447)       (4,312)          (388)          6,359
Income Tax (Benefit)/Expense                                       99         (179)       (1,509)             -           2,043
                                                        -------------- ------------  ------------  -------------  --------------

(Loss)/Income before cumulative effect of
  accounting change, net of tax benefit                  $         74   $     (268)   $   (2,803)   $      (388)   $      4,316
Cumulative effect of accounting change,
  net of tax benefit                                                -            -        (4,741)             -          (4,741)
                                                        -------------- ------------  ------------  -------------  --------------
Net (Loss)/Income                                        $         74   $     (268)   $   (7,544)   $      (388)   $       (425)
                                                        ============== ============  ============  =============  ==============

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                     Yankee
                                                     Energy        Yankee Gas      NorConn
                                                     System,        Services     Properties,     Housatonic
                                                       Inc.          Company         Inc.        Corporation
                                                   -------------  -------------  -------------  --------------

Balance at beginning of period                      $    40,943    $    35,728    $       380    $       (203)

Additions:
  Net (loss)/income                                        (425)         7,301             49               -
                                                   -------------  -------------  -------------  --------------
Balance at end of period                            $    40,518    $    43,029    $       429    $       (203)
                                                   =============  =============  =============  ==============



                 YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
           Consolidating Statement of Capital Surplus, Paid In (a)
                         Year Ended December 31, 2003
                            (Thousands of Dollars)


                                                     Yankee
                                                     Energy        Yankee Gas       NorConn
                                                     System,        Services      Properties,    Housatonic
                                                       Inc.          Company         Inc.        Corporation
                                                   -------------  -------------  -------------  --------------

Balance at beginning of period                      $   484,769    $   465,876    $         9    $          2

Allocation of benefits - ESOP                              (153)          (153)             -               -
                                                   -------------  -------------  -------------  --------------

Balance at end of period                            $   484,616    $   465,723    $         9    $          2
                                                   =============  =============  =============  ==============




Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)



                                                      Yankee          Yankee
                                                      Energy          Energy        R.M.
                                                     Financial       Services     Services
                                                     Services         Company        Inc.       Eliminations     Consolidated
                                                   --------------   -----------  ------------  --------------   --------------

Balance at beginning of period                      $        235     $  (2,923)   $   (1,313)   $     31,903     $     40,943

Additions:
  Net (loss)/income                                           74          (268)       (7,544)           (388)            (425)
                                                   --------------   -----------  ------------  --------------   --------------

Balance at end of period                            $        309     $  (3,191)   $   (8,857)   $     31,515     $     40,518
                                                   ==============   ===========  ============  ==============   ==============




                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)




                                                      Yankee          Yankee
                                                      Energy          Energy         R.M.
                                                     Financial       Services      Services
                                                      Services        Company        Inc.       Eliminations     Consolidated
                                                   --------------   -----------  ------------  --------------   --------------

Balance at beginning of period                      $      1,241     $   7,881    $    13,798   $    488,805     $    484,769

Allocation of benefits - ESOP                                  -             -              -           (153)            (153)
                                                   --------------   -----------  ------------  --------------   --------------

Balance at end of period                            $      1,241     $   7,881    $    13,798   $    488,652     $    484,616
                                                   ==============   ===========  ============  ==============   ==============

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                 Yankee
                                                                 Energy        Yankee Gas        NorConn
                                                                 System,        Services       Properties,        Housatonic
                                                                   Inc.         Company            Inc.           Corporation
                                                             --------------  -------------   ---------------    -----------------

Operating Activities:
  Net (loss)/income                                           $       (425)   $     7,301     $          49      $             -
  Adjustments to reconcile to net cash
   (used in)/provided by operating activities:
    Depreciation                                                         -         22,651                88                    -
    Deferred income taxes and investment tax credits, net               32         11,740               (13)                   -
    Amortization                                                         -            702                 -                    -
    Amortization of recoverable energy costs                             -            697                 -                    -
    Prepaid pension                                                      -          2,126                 -                    -
    Cumulative effect of accounting change                               -              -                 -                    -
    Regulatory refunds                                                   -        (13,940)                -                    -
    Net other (uses)/sources of cash                                  (283)         3,862               (88)                   1
    Changes in current assets and liabilities:
      Receivables and unbilled revenues, net                            36         19,362                 8                 (100)
      Fuel, materials and supplies                                       -        (16,839)                -                    -
      Other current assets (excludes cash)                               -         (2,937)                -                  (24)
      Accounts payable                                                 (59)        (5,487)              (33)                 315
      Accrued taxes                                                     58          2,831               (29)                (278)
      Other current liabilities                                     (1,354)        (1,504)               (7)                   -
                                                             --------------  -------------   ---------------    -----------------
Net cash flows (used in)/provided by operating activities           (1,995)        30,565               (25)                 (86)
                                                             --------------  -------------   ---------------    -----------------

Investing Activities:
  Investments in plant                                                   -        (55,226)                -                    -
  NU system Money Pool (lending)/borrowing                            (412)         1,500             1,381                    -
  Other investment activities                                        1,895              -                89                    -
                                                             --------------  -------------   ---------------    -----------------
Net cash flows provided by/(used in) investing activities            1,483        (53,726)            1,470                    -
                                                             --------------  -------------   ---------------    -----------------

Financing Activities:
  Increase in short-term debt                                            -         20,000                 -                    -
  Reacquisitions and retirements of long-term debt                       -           (950)           (1,400)                   -
  Advance from NU parent                                                 -          5,000                 -                    -
  Cash dividends on common stock                                         -              -                 -                    -
                                                             --------------  -------------   ---------------    -----------------
Net cash flows provided by/(used in) financing activities                -         24,050            (1,400)                   -
                                                             --------------  -------------   ---------------    -----------------

Net (decrease)/increase in cash for the year                          (512)           889                45                  (86)
Cash - beginning of year                                               512              -                 -                   86
                                                             --------------  -------------   ---------------    -----------------
Cash - end of year                                            $          -    $       889     $          45      $             -
                                                             ==============  =============   ===============    =================

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                        $          3    $    13,037     $          29      $             -
                                                             ==============  =============   ===============    =================
  Income taxes                                                $         16    $    (9,848)    $          74      $           283
                                                             ==============  =============   ===============    =================

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                   YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                              Yankee         Yankee
                                                              Energy         Energy           R.M.
                                                             Financial      Services        Services
                                                             Services        Company          Inc.      Eliminations   Consolidated
                                                           -------------   ------------  -------------  ------------- -------------

Operating Activities:
  Net (loss)/income                                         $        74     $     (268)   $    (2,803)   $      (388)  $     4,316
  Adjustments to reconcile to net cash
   (used in)/provided by operating activities:
    Depreciation                                                     40              -              -              -        22,779
    Deferred income taxes and investment tax credits, net            13            170         (1,509)             -        10,433
    Amortization                                                      -              -              -              -           702
    Amortization of recoverable energy costs                          -              -              -              -           697
    Prepaid pension                                                   -              -              -              -         2,126
    Cumulative effect of accounting change                            -              -         (4,741)             -        (4,741)
    Regulatory refunds                                                -              -              -              -       (13,940)
    Net other (uses)/sources of cash                                (20)             -         (3,267)          (153)          357
    Changes in current assets and liabilities:
      Receivables and unbilled revenues, net                       (586)           454              -            401        18,774
      Fuel, materials and supplies                                    -              -              -              -       (16,839)
      Other current assets (excludes cash)                           (1)          (113)          (498)          (137)       (3,437)
      Accounts payable                                              (38)           (34)             -           (401)       (4,935)
      Accrued taxes                                                  53              -              -            137         2,499
      Other current liabilities                                       -             (4)         2,473         (1,354)          959
                                                           -------------   ------------  -------------  ------------- -------------
Net cash flows (used in)/provided by operating activities          (465)           205        (10,345)        (1,895)       19,750
                                                           -------------   ------------  -------------  ------------- -------------

Investing Activities:
  Investments in plant                                                -              -              -              -       (55,226)
  NU system Money Pool (lending)/borrowing                          400           (869)             -              -         2,000
  Other investment activities                                        21          1,108         10,345          1,895        11,562
                                                           -------------   ------------  -------------  ------------- -------------
Net cash flows provided by/(used in) investing activities           421            239         10,345          1,895       (41,664)
                                                           -------------   ------------  -------------  ------------- -------------

Financing Activities:
  Increase in short-term debt                                         -              -              -              -        20,000
  Reacquisitions and retirements of long-term debt                    -              -              -              -        (2,350)
  Advance from NU parent                                              -              -              -              -         5,000
  Cash dividends on common stock                                      -              -              -              -             -
                                                           -------------   ------------  -------------  ------------- -------------
Net cash flows provided by/(used in) financing activities             -              -              -              -        22,650
                                                           -------------   ------------  -------------  ------------- -------------

Net (decrease)/increase in cash for the year                        (44)           444              -              -           736
Cash - beginning of year                                             44              -              -              -           642
                                                           -------------   ------------  -------------  ------------- -------------
Cash - end of year                                          $         -     $      444    $         -    $         -   $     1,378
                                                           =============   ============  =============  ============= =============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $        37     $        4    $         -    $         6   $    13,104
                                                           =============   ============  =============  ============= =============
  Income taxes                                              $        32     $     (541)   $         -    $         -   $    (9,984)
                                                           =============   ============  =============  ============= =============

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                                                    Northeast
                                                                                   Generation
                                                                                    Services          Select
                                                         NU          Northeast       Company       Energy, Inc.         Mode 1
                                                    Enterprises,     Generation  (consolidated)   (consolidated)    Communications,
                                                        Inc.          Company          (b)             (b)               Inc.
                                                   ---------------  ------------ --------------- ----------------  -----------------
ASSETS
 Current Assets:
   Cash                                            $            -   $    12,863  $        1,227  $           906   $              -
   Unrestricted cash from counterparties                        -             -               -           46,496                  -
   Special deposits                                             -             -               -           17,005                  -
   Receivables, net                                         1,200             -          18,206          388,860                  -
   Accounts receivable from affiliated companies                -        12,988           3,851          161,803                  -
   Unbilled revenues                                            -             -           4,647           48,703                  -
   Taxes receivable                                            88             -               -           25,975              1,554
   Notes receivable from affiliated companies              16,500        10,000               -                -              3,600
   Fuel, materials, and supplies, at average cost               -         2,311             269                -                  -
   Derivative assets                                            -             -               -          181,352                  -
   Prepaid option premiums                                      -             -               -           16,742                  -
   Prepayments and other                                       10           749             965           27,234                  -
                                                   ---------------  ------------ --------------- ----------------  -----------------
                                                           17,798        38,911          29,165          915,076              5,154
                                                   ---------------  ------------ --------------- ----------------  -----------------

Property, Plant and Equipment:
    Competitive energy                                          -       821,230           4,382           14,846              1,025
       Less:  Accumulated depreciation                          -        29,290           1,493           12,148                135
                                                   ---------------  ------------ --------------- ----------------  -----------------
                                                                -       791,940           2,889            2,698                890
    Construction work in progress                               -        11,620             667            6,167                  -
                                                   ---------------  ------------ --------------- ----------------  -----------------
                                                                -       803,560           3,556            8,865                890
                                                   ---------------  ------------ --------------- ----------------  -----------------

Deferred Debits and Other Assets:
   Accumulated deferred income taxes                          996             -               -                -                559
   Goodwill                                                     -             -          10,182            3,200                  -
   Purchased intangible assets, net                             -             -           4,480           14,426                  -
   Prepaid pension                                              -             -             975              395                  -
   Investments in subsidiary companies, at equity       1,250,443             -               -                -                  -
   Long-term accounts receivable                                -             -               -            6,194                  -
   Long-term contracts asset                                    -             -               -           39,339                  -
   Other                                                    7,500        38,939           1,649                -              9,861
                                                   ---------------  ------------ --------------- ----------------  -----------------
                                                        1,258,939        38,939          17,286           63,554             10,420
                                                   ---------------  ------------ --------------- ----------------  -----------------

 Total Assets                                      $    1,276,737   $   881,410  $       50,007  $       987,495   $         16,464
                                                   ===============  ============ =============== ================  =================


 Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

 (a) Not covered by auditors' report.
 (b) See supporting statements.

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                       Select
                                                       Energy
                                                    Services, Inc.
                                                    (consolidated)  Woods Network
                                                        (b)         Services, Inc.   Eliminations     Consolidated
                                                   --------------   --------------  --------------   -------------
ASSETS
 Current Assets:
   Cash                                            $       1,524    $         401   $           -    $     16,921
   Unrestricted cash from counterparties                       -                -               -          46,496
   Special deposits                                       32,011                -               -          49,016
   Receivables, net                                       27,391            1,884               -         437,541
   Accounts receivable from affiliated companies               -                -          15,700         162,942
   Unbilled revenues                                           -                -               -          53,349
   Taxes receivable                                            -                -             671          26,945
   Notes receivable from affiliated companies                  -              500          30,600               -
   Fuel, materials, and supplies, at average cost            330              177               -           3,087
   Derivative assets                                           -                -               -         181,352
   Prepaid option premiums                                     -                -          16,742               -
   Prepayments and other                                   3,542                -         (16,742)         49,243
                                                   --------------   --------------  --------------   -------------
                                                          64,798            2,962          46,971       1,026,892
                                                   --------------   --------------  --------------   -------------

Property, Plant and Equipment:
    Competitive energy                                     7,572              146               -         849,202
       Less:  Accumulated depreciation                     4,707               39               -          47,810
                                                   --------------   --------------  --------------   -------------
                                                           2,865              107               -         801,392
    Construction work in progress                              -                -               -          18,453
                                                   --------------   --------------  --------------   -------------
                                                           2,865              107               -         819,845
                                                   --------------   --------------  --------------   -------------

Deferred Debits and Other Assets:
   Accumulated deferred income taxes                           -                -           1,556               -
   Goodwill                                               17,973            1,041               -          32,395
   Purchased intangible assets, net                            -            4,050               -          22,956
   Prepaid pension                                             -                -               -           1,370
   Investments in subsidiary companies, at equity              -                -       1,250,443               -
   Long-term accounts receivable                               -                -           6,194               -
   Long-term contracts asset                                   -                -          39,339               -
   Other                                                  98,410                -         (52,486)        208,845
                                                   --------------   --------------  --------------   -------------
                                                         116,383            5,091       1,245,046         265,566
                                                   --------------   --------------  --------------   -------------

 Total Assets                                      $     184,046    $       8,160   $   1,292,017    $  2,112,303
                                                   ==============   ==============  ==============   =============

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)

                                                                                    Northeast
                                                                                   Generation
                                                                                    Services          Select
                                                         NU          Northeast       Company       Energy, Inc.         Mode 1
                                                    Enterprises,     Generation   (consolidated)  (consolidated)    Communications,
                                                        Inc.          Company          (b)             (b)               Inc.
                                                   ---------------  ------------ --------------- ----------------  -----------------
LIABILITIES AND CAPITALIZATION
 Current Liabilities:
   Notes payable to affiliated companies           $            -   $         -  $       11,300  $        52,200   $              -
   Long-term debt - current portion                             -        31,500               -                -                  -
   Accounts payable                                            53         2,266           8,078          479,041                264
   Accounts payable to affiliated companies                    72         1,274           3,301           20,925                 13
   Accrued taxes                                                -           446              22                -                  -
   Accrued interest                                             -         6,783               -               27                  -
   Derivative liabilities                                       -             -               -          104,961                  -
   Unearned option premiums                                     -             -               -           12,244                  -
   Other                                                        -           310           1,781           85,716                  -
                                                   ---------------  ------------ --------------- ----------------  -----------------
                                                              125        42,579          24,482          755,114                277
                                                   ---------------  ------------ --------------- ----------------  -----------------

 Deferred Credits and Other Liabilities:
   Accumulated deferred income taxes                            -        42,863             415           16,769                  -
   Other                                                        -            19           2,361            8,711              1,536
                                                   ---------------  ------------ --------------- ----------------  -----------------
                                                                -        42,882           2,776           25,480              1,536
                                                   ---------------  ------------ --------------- ----------------  -----------------

 Capitalization:
  Long-Term Debt                                                -       357,500               -                -                  -
                                                   ---------------  ------------ --------------- ----------------  -----------------

  Long-Term Debt from parent companies                          -             -           9,450          164,699                  -
                                                   ---------------  ------------ --------------- ----------------  -----------------

  Common Stockholder's Equity:
    Common stock                                                -             -               -                -                  -
    Capital surplus, paid in                            1,382,880       408,095          15,455          286,224             31,857
    (Accumulated deficit)/Retained earnings              (130,220)       31,766          (2,143)        (269,386)           (17,206)
    Accumulated other comprehensive income/(loss)          23,952        (1,412)            (13)          25,364                  -
                                                   ---------------  ------------ --------------- ----------------  -----------------
  Common Stockholder's Equity                           1,276,612       438,449          13,299           42,202             14,651
                                                   ---------------  ------------ --------------- ----------------  -----------------
Total Capitalization                                    1,276,612       795,949          22,749          206,901             14,651
                                                   ---------------  ------------ --------------- ----------------  -----------------


Total Liabilities and Capitalization               $    1,276,737   $   881,410  $       50,007  $       987,495   $         16,464
                                                   ===============  ============ =============== ================  =================


 Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

 (a) Not covered by auditors' report.
 (b) See supporting statements.

                              NU ENTERPRISES, INC.
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)


                                                      Select
                                                      Energy
                                                   Services, Inc.
                                                   (consolidated)   Woods Network
                                                        (b)         Services, Inc.   Eliminations     Consolidated
                                                   --------------   --------------  --------------   -------------
LIABILITIES AND CAPITALIZATION
 Current Liabilities:
   Notes payable to affiliated companies           $       1,250    $           -   $      30,600    $     34,150
   Long-term debt - current portion                        7,033                -               -          38,533
   Accounts payable                                        6,725              459               -         496,886
   Accounts payable to affiliated companies                2,368               25           8,420          19,558
   Accrued taxes                                             618               12             671             427
   Accrued interest                                        1,595                -               -           8,405
   Derivative liabilities                                      -                -               -         104,961
   Unearned option premiums                                    -                -          12,245               -
   Other                                                  10,144               24         (12,245)        110,219
                                                   --------------   --------------  --------------   -------------
                                                          29,733              520          39,691         813,139
                                                   --------------   --------------  --------------   -------------

 Deferred Credits and Other Liabilities:
   Accumulated deferred income taxes                         759              161           1,556          59,411
   Other                                                       -               19             327          12,320
                                                   --------------   --------------  --------------   -------------
                                                             759              180           1,883          71,731
                                                   --------------   --------------  --------------   -------------

 Capitalization:
  Long-Term Debt                                         118,019                -               -         475,518
                                                   --------------   --------------  --------------   -------------

  Long-Term Debt from parent companies                         -            4,400             250         178,299
                                                   --------------   --------------  --------------   -------------

  Common Stockholder's Equity:
    Common stock                                               -                -               1               -
    Capital surplus, paid in                              25,029            2,650       1,472,293         679,897
    (Accumulated deficit)/Retained earnings               10,506              410        (246,053)       (130,220)
    Accumulated other comprehensive income/(loss)              -                -          23,952          23,939
                                                   --------------   --------------  --------------   -------------
  Common Stockholder's Equity                             35,535            3,060       1,250,193         573,616
                                                   --------------   --------------  --------------   -------------
Total Capitalization                                     153,554            7,460       1,250,443       1,227,433
                                                   --------------   --------------  --------------   -------------


Total Liabilities and Capitalization               $     184,046    $       8,160   $   1,292,017    $  2,112,303
                                                   ==============   ==============  ==============   =============

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                                             Northeast
                                                                                             Generation
                                                                                              Services       Select
                                                              NU            Northeast         Company      Energy, Inc.
                                                         Enterprises,       Generation     (consolidated) (consolidated)
                                                             Inc.            Company            (b)             (b)
                                                        ----------------  ---------------  -------------  --------------

Operating Revenues                                      $             -   $      143,814   $    102,354   $   2,344,593
                                                        ----------------  ---------------  -------------  --------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                         -                -          2,089       2,308,173
    Other                                                           760           13,621         46,356          81,140
  Maintenance                                                         -           12,374         54,588               6
  Depreciation                                                        -            9,784            551           8,012
  Amortization                                                        -                -             39           3,710
  Taxes other than income taxes                                       7            9,391          1,816           3,444
                                                        ----------------  ---------------  -------------  --------------
          Total operating expenses                                  767           45,170        105,439       2,404,485
                                                        ----------------  ---------------  -------------  --------------
Operating (Loss)/Income                                            (767)          98,644         (3,085)        (59,892)
                                                        ----------------  ---------------  -------------  --------------

Interest Expense:
  Interest on long-term debt                                          -           33,187              -               -
  Other interest                                                      3              108            917           8,911
                                                        ----------------  ---------------  -------------  --------------
          Interest expense, net                                       3           33,295            917           8,911
                                                        ----------------  ---------------  -------------  --------------

Other (Loss)/Income, Net
  Equity in loss of subsidiaries                                 (2,343)               -              -               -
  Other, net                                                         34              478            821          (1,174)
                                                        ----------------  ---------------  -------------  --------------
          Other (loss)/income, net                               (2,309)             478            821          (1,174)
                                                        ----------------  ---------------  -------------  --------------

(Loss)/Income Before Income Tax (Benefit)/Expense                (3,079)          65,827         (3,181)        (69,977)
Income Tax (Benefit)/Expense                                       (304)          27,320         (1,029)        (26,372)
                                                        ----------------  ---------------  -------------  --------------

Net (Loss)/Income                                       $        (2,775)  $       38,507   $     (2,152)  $     (43,605)
                                                        ================  ===============  =============  ==============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)



                                                                       Select Energy
                                                           Mode 1      Services, Inc.
                                                     Communications,   (consolidated)   Woods Network
                                                           Inc.             (b)         Services, Inc.   Eliminations   Consolidated
                                                     ---------------   --------------   --------------   ------------   ------------

Operating Revenues                                   $           194   $     150,217    $      16,474    $   171,291    $ 2,586,355
                                                     ----------------  --------------   --------------   ------------   ------------

Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                      -               -                -        143,474      2,166,788
    Other                                                        129         138,674            1,339         15,452        266,568
  Maintenance                                                      -             621           14,382         12,365         69,606
  Depreciation                                                    38           1,294               47          4,406         15,320
  Amortization                                                     -               -                -              -          3,749
  Taxes other than income taxes                                   27           2,681               82              -         17,448
                                                     ----------------  --------------   --------------   ------------   ------------
          Total operating expenses                               194         143,270           15,850        175,697      2,539,479
                                                     ----------------  --------------   --------------   ------------   ------------
Operating (Loss)/Income                                            -           6,947              624         (4,406)        46,876
                                                     ----------------  --------------   --------------   ------------   ------------

Interest Expense:
  Interest on long-term debt                                       -               -                -              -         33,187
  Other interest                                                   1           5,941              300              -         16,180
                                                     ----------------  --------------   --------------   ------------   ------------
          Interest expense, net                                    1           5,941              300              -         49,367
                                                     ----------------  --------------   --------------   ------------   ------------

Other (Loss)/Income, Net
  Equity in loss of subsidiaries                                   -               -                -         (2,343)             -
  Other, net                                                      10           6,585               (1)         4,406          2,347
                                                     ----------------  --------------   --------------   ------------   ------------
          Other (loss)/income, net                                10           6,585               (1)         2,063          2,347
                                                     ----------------  --------------   --------------   ------------   ------------

(Loss)/Income Before Income Tax (Benefit)/Expense                  9           7,591              323         (2,343)          (144)
Income Tax (Benefit)/Expense                                    (139)          3,019              136              -          2,631
                                                     ----------------  --------------   --------------   ------------   ------------

Net (Loss)/Income                                    $           148   $       4,572    $         187    $    (2,343)   $    (2,775)
                                                     ================  ==============   ==============   ============   ============

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)



                                                                                     Northeast
                                                                                     Generation
                                                                                      Services         Select
                                                       NU           Northeast         Company       Energy, Inc.
                                                  Enterprises,      Generation     (consolidated)  (consolidated)
                                                      Inc.           Company            (b)             (b)
                                                 ---------------   -------------   -------------  -----------------

Balance at beginning of period                   $     (127,445)   $     32,259    $          9   $       (225,781)

Additions:
  Net (loss)/income                                      (2,775)         38,507          (2,152)           (43,605)
                                                 ---------------   -------------   -------------  -----------------
                                                       (130,220)         70,766          (2,143)          (269,386)
                                                 ---------------   -------------   -------------  -----------------

Deductions:
  Dividends declared:
    Common stock $6,500,000 per share                         -          39,000               -                  -
                                                 ---------------   -------------   -------------  -----------------
                                                              -          39,000               -                  -
                                                 ---------------   -------------   -------------  -----------------

Balance at end of period                         $     (130,220)   $     31,766    $     (2,143)  $       (269,386)
                                                 ===============   =============   =============  =================



                      NU ENTERPRISES, INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                                                     Northeast
                                                                                     Generation
                                                                                      Services        Select
                                                       NU           Northeast         Company       Energy, Inc.
                                                  Enterprises,      Generation     (consolidated)  (consolidated)
                                                      Inc.           Company            (b)             (b)
                                                 ---------------   -------------   -------------  -----------------

Balance at beginning of period                   $    1,365,959    $    408,098    $     15,549   $        249,337

Capital contributions from:
    NU Enterprises, Inc.                                      -               -               -             37,000
    Northeast Utilities                                  17,200               -               -                  -

Allocation of benefits - ESOP                              (279)             (3)            (94)              (113)
                                                 ---------------   -------------   -------------  -----------------

Balance at end of period                         $    1,382,880    $    408,095    $     15,455   $        286,224
                                                 ===============   =============   =============  =================



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                                  Select Energy
                                                     Mode 1       Services, Inc.
                                                 Communications,  (consolidated)   Woods Network
                                                      Inc.              (b)        Services, Inc.  Eliminations  Consolidated
                                                 ---------------  --------------   --------------  ------------  ------------

Balance at beginning of period                   $      (17,354)  $       5,934    $         223   $  (204,710)  $  (127,445)

Additions:
  Net (loss)/income                                         148           4,572              187        (2,343)       (2,775)
                                                 ---------------  --------------   --------------  ------------  ------------
                                                        (17,206)         10,506              410      (207,053)     (130,220)
                                                 ---------------  --------------   --------------  ------------  ------------

Deductions:
  Dividends declared:
    Common stock $6,500,000 per share                         -               -                -        39,000             -
                                                 ---------------  --------------   --------------  ------------  ------------
                                                              -               -                -        39,000             -
                                                 ---------------  --------------   --------------  ------------  ------------

Balance at end of period                         $      (17,206)  $      10,506    $         410   $  (246,053)  $  (130,220)
                                                 ===============  ==============   ==============  ============  ============



                      NU ENTERPRISES, INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                                  Select Energy
                                                     Mode 1       Services, Inc.
                                                 Communications,  (consolidated)   Woods Network
                                                      Inc.              (b)        Services, Inc.  Eliminations  Consolidated
                                                 ---------------  --------------   --------------  ------------  ------------

Balance at beginning of period                   $       29,357   $      25,096    $       2,650   $ 1,433,070   $   662,976

Capital contributions from:
    NU Enterprises, Inc.                                  2,500               -                -        39,500             -
    Northeast Utilities                                       -               -                -             -        17,200

Allocation of benefits - ESOP                                 -             (67)               -          (277)         (279)
                                                 ---------------  --------------   --------------  ------------  ------------

Balance at end of period                         $       31,857   $      25,029    $       2,650   $ 1,472,293   $   679,897
                                                 ===============  ==============   ==============  ============  ============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                                                      Northeast
                                                                                                     Generation
                                                                                                      Services
                                                           NU                 Northeast                Company
                                                      Enterprises,            Generation           (consolidated)
                                                          Inc.                 Company                   (b)
                                                  --------------------   --------------------   -------------------

Operating Activities:
  Net (loss)/income                                $           (2,775)    $           38,507     $          (2,152)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                    -                  9,784                   551
    Deferred income taxes and investment
      tax credits, net                                              -                 21,681                   735
    Amortization                                                    -                      -                    39
    Prepaid pension                                                 -                      -                   (49)
    Net other (uses)/sources of cash                             (270)                   685                  (254)
    Changes in current assets and liabilities:
      Unrestricted cash from counterparties                         -                      -                     -
      Receivables and unbilled revenues, net                   (1,200)                   577                  (709)
      Fuel, materials and supplies                                  -                   (147)                   53
      Other current assets (excludes cash)                        (25)                 1,618                 1,723
      Accounts payable                                             86                    262                 2,123
      Accrued taxes                                                 -                   (447)                   22
      Other current liabilities                                13,256                   (195)                  (83)
                                                  --------------------   --------------------   -------------------
Net cash flows provided by/(used in) operating
  activities                                                    9,072                 72,325                 1,999
                                                  --------------------   --------------------   -------------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                           -                      -                     -
    Competitive energy assets                                       -                (11,133)                    -
                                                  --------------------   --------------------   -------------------
  Cash flows used for investments in plant                          -                (11,133)                    -
  NU system Money Pool lending                                (15,200)                     -                (2,200)
  Other investment activities                                 (11,136)                  (577)                 (829)
                                                  --------------------   --------------------   -------------------
Net cash flows used in investing activities                   (26,336)               (11,710)               (3,029)
                                                  --------------------   --------------------   -------------------

Financing Activities:
  Issuance of long-term debt                                        -                      -                     -
  Reacquisitions and retirements of
    long-term debt                                                  -                (27,000)                    -
  Advances from parent                                              -                      -                     -
  Cash dividends on common shares                                   -                (39,000)                    -
  Capital contributions                                        17,200                      -                     -
                                                  --------------------   --------------------   -------------------
Net cash flows provided by/(used in)
  financing activities                                         17,200                (66,000)                    -
                                                  --------------------   --------------------   -------------------

Net (decrease)/increase in cash for the year                      (64)                (5,385)               (1,030)
Cash - beginning of year                                           64                 18,248                 2,257
                                                  --------------------   --------------------   -------------------
Cash - end of year                                 $                -     $           12,863     $           1,227
                                                  ====================   ====================   ===================

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized             $                -     $           34,261     $             895
                                                  ====================   ====================   ===================
  Income taxes                                     $             (282)    $            5,608     $          (3,705)
                                                  ====================   ====================   ===================

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

                      NU ENTERPRISES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                                   Select
                                                   Select                          Energy        Woods
                                                Energy, Inc.       Mode 1      Services, Inc.   Network
                                               (consolidated) Communications,  (consolidated)  Services,
                                                    (b)             Inc.             (b)          Inc.    Eliminations  Consolidated
                                               -------------- ---------------  --------------  ---------  ------------  ------------

Operating Activities:
  Net (loss)/income                             $    (43,605)  $         148    $      4,572    $   187    $   (2,343)   $   (2,775)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                       8,012              38           1,294         47         4,406        15,320
    Deferred income taxes and investment
      tax credits, net                               (16,752)          5,619              65        161             -        11,510
    Amortization                                       3,710               -               -          -             -         3,749
    Prepaid pension                                    1,489               -               -          -             -         1,440
    Net other (uses)/sources of cash                  (9,425)           (193)        (44,681)      (607)       (8,393)      (46,355)
    Changes in current assets and liabilities:
      Unrestricted cash from counterparties          (29,606)              -               -          -             -       (29,606)
      Receivables and unbilled revenues, net         (32,134)             11          (7,676)       699        (1,434)      (38,997)
      Fuel, materials and supplies                         -               -               1       (125)            -          (217)
      Other current assets (excludes cash)           (42,912)           (111)         (1,850)         4         3,118       (44,671)
      Accounts payable                                69,846            (549)          2,418       (278)        5,144        68,764
      Accrued taxes                                  (22,245)              -             268       (102)       (3,118)      (19,386)
      Other current liabilities                       94,560              (1)          3,976        (15)       13,256        98,243
                                               -------------- ---------------  --------------  ---------  ------------  ------------
Net cash flows provided by/(used in) operating
  activities                                         (19,062)          4,962         (41,613)       (29)       10,636        17,019
                                               -------------- ---------------  --------------  ---------  ------------  ------------

Investing Activities:
  Investments in plant:
    Electric, gas and other utility plant                  -              (1)              -          -             -            (1)
    Competitive energy assets                         (3,765)              -            (990)         -             -       (15,888)
                                               -------------- ---------------  --------------  ---------  ------------  ------------
  Cash flows used for investments in plant            (3,765)             (1)           (990)         -             -       (15,889)
  NU system Money Pool lending                      (165,000)         (2,600)         (5,200)      (500)            -      (190,700)
  Other investment activities                              -          (4,861)         (3,750)         -       (11,136)      (10,017)
                                               -------------- ---------------  --------------  ---------  ------------  ------------
Net cash flows used in investing activities         (168,765)         (7,462)         (9,940)      (500)      (11,136)     (216,606)
                                               -------------- ---------------  --------------  ---------  ------------  ------------

Financing Activities:
  Issuance of long-term debt                               -               -          63,368          -             -        63,368
  Reacquisitions and retirements of
    long-term debt                                         -               -         (10,955)         -             -       (37,956)
  Advances from parent                               144,000               -               -          -             -       144,000
  Cash dividends on common shares                          -               -               -          -       (39,000)            -
  Capital contributions                               37,000           2,500               -          -        39,500        17,200
                                               -------------- ---------------  --------------  ---------  ------------  ------------
Net cash flows provided by/(used in)
  financing activities                               181,000           2,500          52,413          -           500       186,612
                                               -------------- ---------------  --------------  ---------  ------------  ------------

Net (decrease)/increase in cash for the year          (6,827)              -             860       (529)            -       (12,975)
Cash - beginning of year                               7,733               -             664        930             -        29,896
                                               -------------- ---------------  --------------  ---------  ------------  ------------
Cash - end of year                              $        906   $           -    $      1,524    $   401    $        -    $   16,921
                                               ============== ===============  ==============  =========  ============  ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized          $      8,511   $           -    $       (788)   $   300    $        -    $   43,179
                                               ============== ===============  ==============  =========  ============  ============
  Income taxes                                  $     36,307   $      (5,646)   $      2,793    $   (25)   $        -    $   35,048
                                               ============== ===============  ==============  =========  ============  ============

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)


                                                           Northeast                                          Woods
                                                           Generation           NGS          E. S. Boulos   Electrical
                                                        Services Company   Mechanical, Inc.    Company       Co., Inc.
                                                        ----------------   ---------------   -----------   -----------
ASSETS
------
Current Assets:
  Cash                                                  $           527     $          10    $      691     $       -
  Receivables, net                                                5,833                 -         8,599         3,774
  Accounts receivable from affiliated companies                   3,869                 -           294             -
  Unbilled revenues                                               1,353                 -         3,014           280
  Taxes receivable                                                  557                 -             -             -
  Fuel, materials, and supplies, at average cost                      3                 -           203            62
  Prepayments and other                                             961                 -             -             5
                                                        ----------------   ---------------  ------------   -----------
                                                                 13,103                10        12,801         4,121
                                                        ----------------   ---------------  ------------   -----------
Property, Plant and Equipment:
  Competitive energy                                              2,997                 -         1,131           254
    Less: Accumulated depreciation                                1,055                 -           382            56
                                                        ----------------   ---------------  ------------   -----------
                                                                  1,942                 -           749           198
  Construction work in progress                                     668                 -             -             -
                                                        ----------------   ---------------  ------------   -----------
                                                                  2,610                 -           749           198
                                                        ----------------   ---------------  ------------   -----------
Deferred Debits and Other Assets:
  Accumulated deferred income taxes                                 156                 -             -             -
  Goodwill                                                            -                 -         6,963         3,218
  Purchased intangible assets, net                                    -                 -            30         4,450
  Prepaid pension                                                   975                 -             -             -
  Investments in subsidiary companies, at equity                 20,710                 -             -             -
  Other                                                           1,604                 -            45             -
                                                        ----------------   ---------------  ------------   -----------
                                                                 23,445                 -         7,038         7,668
                                                        ----------------   ---------------  ------------   -----------

Total Assets                                            $        39,158     $          10    $   20,588     $  11,987
                                                        ================   ===============  ============   ===========



                                                        Eliminations  Consolidated
                                                       ------------- --------------
ASSETS
------
Current Assets:
  Cash                                                  $        -   $       1,227
  Receivables, net                                               -          18,206
  Accounts receivable from affiliated companies                312           3,851
  Unbilled revenues                                              -           4,647
  Taxes receivable                                             557               -
  Fuel, materials, and supplies, at average cost                 -             269
  Prepayments and other                                          -             965
                                                        -----------  --------------
                                                               869          29,165
                                                        -----------  --------------
Property, Plant and Equipment:
  Competitive energy                                             -           4,382
    Less: Accumulated depreciation                               -           1,493
                                                        -----------  --------------
                                                                 -           2,889
  Construction work in progress                                  -             667
                                                        -----------  --------------
                                                                 -           3,556
                                                        -----------  --------------

Deferred Debits and Other Assets:

  Accumulated deferred income taxes                            156               -
  Goodwill                                                       -          10,182
  Purchased intangible assets, net                               -           4,480
  Prepaid pension                                                -             975
  Investments in subsidiary companies, at equity            20,710               -
  Other                                                          -           1,649
                                                        ----------- ---------------
                                                            20,866          17,286
                                                        ----------- ---------------
Total Assets                                            $   21,735    $     50,007
                                                        =========== ===============



Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)

                                                Northeast                                       Woods
                                                Generation           NGS        E. S. Boulos   Electrical
                                             Services Company  Mechanical, Inc.   Company       Co., Inc.  Eliminations Consolidated
                                             ----------------  ----------------  ----------   -----------  ------------ ------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies      $        10,500   $            -    $        -    $      800  $         -   $   11,300
  Advance from parent, non-interest bearing                -                -         2,948           250        3,198            -
  Accounts payable                                     4,934                -         1,943         1,200            -        8,078
  Accounts payable to affiliated companies             2,701                2           855            55          312        3,301
  Accrued taxes                                            -                -           424           156          557           22
  Other                                                1,532                -           198            51            -        1,781
                                            -----------------  ---------------  ------------   ----------- ------------ ------------
                                                      19,667                2         6,368         2,512        4,067       24,482
                                            -----------------  ---------------  ------------   ----------- ------------ ------------
Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                        -                -           348           223          156          415
  Other                                                1,192                -           850           319            -        2,361
                                            -----------------  ---------------  ------------   ----------- ------------ ------------
                                                       1,192                -         1,198           542          156        2,776
                                            -----------------  ---------------  ------------   ----------- ------------ ------------

Capitalization:
   Long-Term Debt from NU Parent                       5,000                -             -         4,450            -        9,450
                                            -----------------  ---------------  ------------   ----------- ------------ ------------
  Common Stockholder's Equity:
    Common stock                                           -                -             -             -            -            -
    Capital surplus, paid in                          15,455               10         7,539         5,000       12,549       15,455
    (Accumulated deficit)/Retained earnings           (2,143)              (2)        5,483          (517)       4,963       (2,143)
    Accumulated other comprehensive loss                 (13)               -             -             -            -          (13)
                                            -----------------  ---------------  ------------   ----------- ------------ ------------
  Common Stockholder's Equity                         13,299                8        13,022         4,483       17,512       13,299
                                            -----------------  ---------------  ------------   ----------- ------------ ------------
Total Capitalization                                  18,299                8        13,022         8,933       17,512       22,749
                                            -----------------  ---------------  ------------   ----------- ------------ ------------

Total Liabilities and Capitalization         $        39,158    $          10    $   20,588    $   11,987  $    21,735   $   50,007
                                            =================  ===============  ============   =========== ============ ============





Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                          Northeast                                                   Woods
                                                         Generation                NGS           E. S. Boulos       Electrical
                                                      Services Company       Mechanical, Inc.       Company          Co., Inc.
                                                     -------------------   ------------------  ---------------    --------------
Operating Revenues                                   $           58,538     $              -    $      34,773     $       9,459
                                                     -------------------   ------------------  ---------------   ---------------
Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                     2,089                    -                -                 -
    Other                                                        44,027                    -            1,255             1,490
  Maintenance                                                    12,188                    -           34,215             8,185
  Depreciation                                                      229                    -              178               144
  Amortization                                                       39                    -                -                 -
  Taxes other than income taxes                                   1,761                    -               55                 -
                                                     -------------------   ------------------  ---------------   ---------------
          Total operating expenses                               60,333                    -           35,703             9,819
                                                     -------------------   ------------------  ---------------   ---------------
Operating Loss                                                   (1,795)                   -             (930)             (360)
                                                     -------------------   ------------------  ---------------   ---------------

Interest Expense, net                                               591                    -                -               326
                                                     -------------------   ------------------  ---------------   ---------------
Other (Loss)/Income, Net
  Equity in loss of subsidiaries                                 (1,047)                   -                -                 -
  Other, net                                                        749                    -               68                 3
                                                     -------------------   ------------------  ---------------   ---------------
          Other (loss)/income, net                                 (298)                   -               68                 3
                                                     -------------------   ------------------  ---------------   ---------------
Loss Before Income Tax  Benefit                                  (2,684)                   -             (862)             (683)
Income Tax Benefit                                                 (532)                   -             (224)             (274)
                                                     -------------------   ------------------  ---------------   ---------------
Net Loss                                              $          (2,152)    $              -    $        (638)    $        (409)
                                                     ===================   ==================  ===============   ===============



                                                     Eliminations     Consolidated
                                                     -------------   ---------------
Operating Revenues                                    $       416     $      102,354
                                                     -------------   ---------------
Operating Expenses:
  Operation-
    Fuel, purchased and net interchange power                   -             2,089
    Other                                                     416            46,356
  Maintenance                                                   -            54,588
  Depreciation                                                  -               551
  Amortization                                                  -                39
  Taxes other than income taxes                                 -             1,816
                                                     -------------   ---------------
          Total operating expenses                            416           105,439
                                                     -------------   ---------------
Operating Loss                                                  -            (3,085)
                                                     -------------   ---------------
Interest Expense, net                                           -               917
                                                     -------------   ---------------
Other (Loss)/Income, Net
  Equity in loss of subsidiaries                           (1,047)                -
  Other, net                                                    -               821
                                                     -------------   ---------------
          Other (loss)/income, net                         (1,047)              821
                                                     -------------   ---------------
Loss Before Income Tax  Benefit                            (1,047)           (3,181)
Income Tax Benefit                                              -            (1,029)
                                                     -------------   ---------------
Net Loss                                              $    (1,047)    $      (2,152)
                                                     =============   ===============




Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                     Northeast                                              Woods
                                    Generation             NGS          E. S. Boulos     Electrical
                                 Services Company     Mechanical Inc.     Company         Co., Inc     Eliminations  Consolidated
                                -------------------  ---------------- ---------------  --------------  ------------- -------------
Balance at beginning of period   $               9    $          (2)   $       6,121    $       (108)   $     6,010   $         9

Additions:
  Net loss                                  (2,152)               -             (638)           (409)        (1,047)       (2,152)

                                ------------------   ---------------  ---------------  --------------  ------------- -------------
Balance at end of period         $          (2,143)   $          (2)   $       5,483    $       (517)   $     4,963   $    (2,143)
                                ===================  ===============  ===============  ==============  ============= =============



                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                     Northeast                                             Woods
                                    Generation             NGS          E. S. Boulos    Electrical
                                 Services Company    Mechanical Inc.      Company         Co., Inc      Eliminations  Consolidated
                                ------------------- ----------------  ---------------  --------------  ------------- --------------
Balance at beginning of period   $          15,549   $           10    $       7,539    $      5,000    $    12,549   $    15,549

Allocation of benefits - ESOP                  (94)               -                -               -              -           (94)

                                ------------------  ----------------  ---------------  --------------  ------------- --------------
Balance at end of period         $          15,455   $           10    $       7,539    $      5,000    $    12,549   $    15,455
                                ==================  ================  ===============  ==============  ============= ==============





Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

                      NORTHEAST GENERATION SERVICES COMPANY
                                AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                               Northeast            NGS                         Woods
                                                               Generation        Mechanical,   E.S. Boulos   Electrical,
                                                            Services Company         Inc.        Company         Inc.
                                                            ----------------    -------------  -----------  ------------
 Operating Activities:

   Net loss                                                  $       (2,152)    $          -    $    (638)   $      (409)
   Adjustments to reconcile to net cash provided by/
    (used in) operating activities:
     Depreciation                                                       229                -          178            144
     Deferred income taxes and investment tax credits, net              159                -          354            223
     Amortization                                                        39                -            -              -
     Prepaid pension                                                    (49)               -            -              -
     Net other sources/(uses) of cash                                   351                -         (780)           175
     Changes in current assets and liabilities:
       Receivables and unbilled revenues, net                            75                -        1,836         (2,605)
       Fuel, materials and supplies                                       2                -           20             32
       Other current assets (excludes cash)                           1,132                -            -            143
       Accounts payable                                               3,200                -       (1,493)           401
       Accrued taxes                                                      -                -          364            156
       Other current liabilities                                        306                -         (490)            51
                                                            ----------------   --------------  ------------ -------------
 Net cash flows provided by/(used in) operating activities            3,292                -         (649)        (1,689)
                                                            ----------------   --------------  ------------ -------------
 Investing Activities:
   NU system Money Pool (lending)/borrowing                          (3,000)               -            -            800
   Other investment activities                                          234                -          (16)
                                                            ----------------   --------------  ------------ -------------
 Net cash flows (used in)/provided by investing activities           (2,766)               -          (16)           800
                                                            ----------------   --------------  ------------ -------------
 Net increase/(decrease) in cash for the year                           526                -         (665)          (889)
 Cash - beginning of year                                                 1               10        1,356            890
                                                            ----------------   --------------  ------------ -------------
 Cash - end of year                                          $          527     $         10    $     691    $         1
                                                            ================   ==============  ============ =============
 Supplemental Cash Flow Information:
 Cash paid/(refunded) during the year for:
   Interest, net of amounts capitalized                      $          569     $          -    $       -    $       326
                                                            ================   ==============  ============ =============
   Income taxes                                              $       (2,443)    $          1    $    (520)   $      (743)
                                                            ================   ==============  ============ =============



                                                              Eliminations      Consolidated
                                                            ----------------   --------------

 Operating Activities:
   Net loss                                                 $        (1,047)    $     (2,152)
   Adjustments to reconcile to net cash provided by/
    (used in) operating activities:
     Depreciation                                                         -              551
     Deferred income taxes and investment tax credits, net                -              735
     Amortization                                                         -               39
     Prepaid pension                                                      -              (49)
     Net other sources/(uses) of cash                                    (1)            (254)
     Changes in current assets and liabilities:
       Receivables and unbilled revenues, net                            14             (709)
       Fuel, materials and supplies                                       -               53
       Other current assets (excludes cash)                            (446)           1,723
       Accounts payable                                                 (14)           2,123
       Accrued taxes                                                    498               22
       Other current liabilities                                        (51)             (83)
                                                            ----------------   --------------
 Net cash flows provided by/(used in) operating activities           (1,047)           1,999
                                                            ----------------   --------------

Investing Activities:
   NU system Money Pool (lending)/borrowing                               -           (2,200)
   Other investment activities                                        1,047             (829)
                                                            ----------------   --------------
Net cash flows (used in)/provided by investing activities             1,047           (3,029)
                                                            ----------------   --------------

 Net increase/(decrease) in cash for the year                             -           (1,030)
 Cash - beginning of year                                                 -            2,257
                                                            ----------------   --------------
 Cash - end of year                                         $             -     $      1,227
                                                           =================   ==============

 Supplemental Cash Flow Information:
 Cash paid/(refunded) during the year for:
   Interest, net of amounts capitalized                     $             -     $        895
                                                           =================   ==============
   Income taxes                                             $             -     $     (3,705)
                                                           =================   ==============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                       SELECT ENERGY, INC. AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                                Select        Select Energy
                                                              Energy, Inc.    New York, Inc.   Eliminations  Consolidated
                                                           -----------------  ---------------  ------------  -------------
ASSETS
------
Current Assets:
  Cash                                                      $             -    $         906    $        -    $       906
  Unrestricted cash from counterparties                              39,455            7,041             -         46,496
  Special deposits                                                   12,994            4,011             -         17,005
  Receivables, net                                                  330,758           58,102             -        388,860
  Accounts receivable from affiliated companies                     173,878            4,024        16,099        161,803
  Unbilled revenues                                                  48,703                -             -         48,703
  Taxes receivable                                                   30,944                -         4,969         25,975
  Notes receivable from affiliated companies                              -           11,000        11,000              -
  Derivative assets                                                 168,987           12,365             -        181,352
  Prepaid option premiums                                            12,469            4,273             -         16,742
  Prepayments and other                                              13,820           13,414             -         27,234
                                                           -----------------  ---------------  ------------  -------------
                                                                    832,008          115,136        32,068        915,076
                                                           -----------------  ---------------  ------------  -------------

Property, Plant and Equipment:
  Competitive energy                                                 14,192              654             -         14,846
     Less: Accumulated depreciation                                  11,779              369             -         12,148
                                                           -----------------  ---------------  ------------  -------------
                                                                      2,413              285             -          2,698
  Construction work in progress                                       6,167                -             -          6,167
                                                           -----------------  ---------------  ------------  -------------
                                                                      8,580              285             -          8,865
                                                           -----------------  ---------------  ------------  -------------

Deferred Debits and Other Assets:
  Goodwill                                                                -            3,200             -          3,200
  Purchased intangible assets, net                                   14,426                -             -         14,426
  Prepaid pension                                                     1,421                -         1,026            395
  Long-term accounts receivable                                       6,194                -             -          6,194
  Long-term contracts asset                                          39,339                -             -         39,339
  Investments in subsidiary company, at equity                       37,999                -        37,999              -
  Other                                                                 100                -           100              -
                                                           -----------------  ---------------  ------------  -------------
                                                                     99,479            3,200        39,125         63,554
                                                           -----------------  ---------------  ------------  -------------

Total Assets                                                $       940,067    $     118,621   $    71,193    $   987,495
                                                           =================  ===============  ============  =============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       SELECT ENERGY, INC. AND SUBSIDIARY
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)

                                                                Select        Select Energy
                                                             Energy, Inc.     New York, Inc.   Eliminations  Consolidated
                                                           -----------------  ---------------  ------------  -------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies                     $        63,200    $           -   $    11,000    $    52,200
  Accounts payable                                                  449,494           29,547             -        479,041
  Accounts payable to affiliated companies                           24,538           12,487        16,100         20,925
  Accrued taxes                                                           -            4,969         4,969              -
  Accrued interest                                                       27                -             -             27
  Derivative liabilities                                            103,161            1,800             -        104,961
  Unearned option premiums                                           12,244                -             -         12,244
  Other                                                              76,189            9,527             -         85,716
                                                           -----------------  ---------------  ------------  -------------
                                                                    728,853           58,330        32,069        755,114
                                                           -----------------  ---------------  ------------  -------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                                  10,653            6,116             -         16,769
  Deferred pension costs                                                  -            1,026         1,026              -
  Other                                                               8,359              451            99          8,711
                                                           -----------------  ---------------  ------------  -------------
                                                                     19,012            7,593         1,125         25,480
                                                           -----------------  ---------------  ------------  -------------

Capitalization:
  Long-Term Debt from NU Parent                                     150,000           14,699             -        164,699
                                                           -----------------  ---------------  ------------  -------------

  Common Stockholder's Equity:
    Common stock                                                          -               10            10              -
    Capital surplus, paid in                                        286,224            9,957         9,957        286,224
    (Accumulated deficit)/Retained earnings                        (269,386)          22,753        22,753       (269,386)
    Accumulated other comprehensive income                           25,364            5,279         5,279         25,364
                                                           -----------------  ---------------  ------------  -------------
  Common Stockholder's Equity                                        42,202           37,999        37,999         42,202
                                                           -----------------  ---------------  ------------  -------------
Total Capitalization                                                192,202           52,698        37,999        206,901
                                                           -----------------  ---------------  ------------  -------------

Total Liabilities and Capitalization                        $       940,067    $     118,621   $    71,193    $   987,495
                                                           =================  ===============  ============  =============



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                               SELECT ENERGY, INC.
                                 AND SUBSIDIARY
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                    Select        Select Energy
                                                                 Energy, Inc.     New York, Inc.    Eliminations   Consolidated
                                                                ----------------  ---------------   ------------  ----------------

Operating Revenues                                               $    2,149,828    $     380,628     $  185,863    $    2,344,593
                                                                ----------------  ---------------   ------------  ----------------

Operating Expenses:
  Operation-
    Purchased power, net interchange power
       and capacity                                                   2,124,909          369,126        185,863         2,308,173
    Other                                                                71,800            9,341              -            81,140
  Maintenance                                                                 6                -              -                 6
  Depreciation                                                            8,012                -              -             8,012
  Amortization                                                            3,710                -              -             3,710
  Taxes other than income taxes                                           5,089           (1,645)             -             3,444
                                                                ----------------  ---------------   ------------  ----------------
          Total operating expenses                                    2,213,526          376,822        185,863         2,404,485
                                                                ----------------  ---------------   ------------  ----------------
Operating (Loss)/Income                                                 (63,698)           3,806              -           (59,892)
                                                                ----------------  ---------------   ------------  ----------------

Interest Expense, Net                                                     8,417              494              -             8,911
                                                                ----------------  ---------------   ------------  ----------------

Other Income/(Loss), Net
  Equity in earnings of subsidiary                                        2,850                -          2,850                 -
  Other, net                                                             (1,422)             248              -            (1,174)
                                                                ----------------  ---------------   ------------  ----------------
          Other income/(loss), net                                        1,428              248          2,850            (1,174)
                                                                ----------------  ---------------   ------------  ----------------

(Loss)/Income Before Income Tax (Benefit)/Expense                       (70,687)           3,560          2,850           (69,977)
Income Tax (Benefit)/Expense                                            (27,082)             710              -           (26,372)
                                                                ----------------  ---------------   ------------  ----------------
Net (Loss)/Income                                                $      (43,605)   $       2,850     $    2,850    $      (43,605)
                                                                ================  ===============   ============  ================


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                               SELECT ENERGY, INC.
                                 AND SUBSIDIARY
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                                  Select         Select Energy
                                                               Energy, Inc.      New York, Inc.   Eliminations   Consolidated
                                                              ----------------   ---------------  ------------   --------------

Balance at beginning of period                                 $     (225,781)    $      19,903    $   19,903     $   (225,781)

Additions:
  Net (loss)/income                                                   (43,605)            2,850         2,850          (43,605)

                                                              ----------------   ---------------  ------------   --------------
Balance at end of period                                       $     (269,386)    $      22,753    $   22,753     $   (269,386)
                                                              ================   ===============  ============   ==============





                               SELECT ENERGY, INC.
                                 AND SUBSIDIARY
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)


                                                                  Select         Select Energy
                                                               Energy, Inc.      New York, Inc.   Eliminations   Consolidated
                                                              ----------------   ---------------  ------------   --------------

Balance at beginning of period                                 $      249,337     $       9,976    $    9,976     $    249,337

Capital contributions from:
  NU Enterprises, Inc.                                                 37,000                 -             -           37,000

Allocation of benefits - ESOP                                            (113)              (19)          (19)            (113)

                                                              ----------------   ---------------  ------------   --------------
Balance at end of period                                       $      286,224     $       9,957    $    9,957     $    286,224
                                                              ================   ===============  ============   ==============





Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                        SELECT ENERGY INC. AND SUBSIDIARY
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)



                                                                                   Select Energy
                                                                      Select         New York,
                                                                   Energy, Inc.         Inc.         Eliminations     Consolidated
                                                                  -------------   ----------------   --------------  --------------
 Operating Activities:
   Net (loss)/income                                               $   (43,605)    $        2,850     $      2,850    $    (43,605)
   Adjustments to reconcile to net cash (used in)/
    provided by operating activities:
     Depreciation                                                        8,012                  -                -           8,012
     Deferred income taxes and investment tax credits, net             (10,603)            (6,149)               -         (16,752)
     Amortization                                                        3,710                  -                -           3,710
     Prepaid pension                                                       836                  -             (652)          1,489
     Net other (uses)/sources of cash                                  (15,289)             6,497              632          (9,425)
     Changes in current assets and liabilities:
       Unrestricted cash from counterparties                           (26,910)            (2,696)               -         (29,606)
       Receivables and unbilled revenues, net                          (18,641)           (22,349)          (8,856)        (32,134)
       Other current assets (excludes cash)                            (61,159)            15,377           (2,872)        (42,912)
       Accounts payable                                                 66,239             12,464            8,857          69,846
       Accrued taxes                                                   (19,838)             2,562            4,969         (22,245)
       Other current liabilities                                        91,813              1,618           (1,128)         94,560
                                                                  -------------   ----------------   --------------  --------------
 Net cash flows (used in)/provided by operating activities             (25,435)            10,174            3,800         (19,062)
                                                                  -------------   ----------------   --------------  --------------

 Investing Activities:
   Competitive energy assets                                            (3,765)                 -                -          (3,765)
   NU system Money Pool lending                                       (154,000)           (11,000)               -        (165,000)
   Other investment activities                                          (3,800)                 -           (3,800)              -
                                                                  -------------   ----------------   --------------  --------------
 Net cash flows used in investing activities                          (161,565)           (11,000)          (3,800)       (168,765)
                                                                  -------------   ----------------   --------------  --------------

 Financing Activities:
   Advance from (repayment to) NU parent                               150,000             (6,000)               -         144,000
   Capital contributions                                                37,000                  -                -          37,000
                                                                  -------------   ----------------   --------------  --------------
 Net cash flows provided by/(used in) financing activities             187,000             (6,000)               -         181,000
                                                                  -------------   ----------------   --------------  --------------

 Net decrease in cash for the year                                           -             (6,826)               -          (6,827)
 Cash - beginning of year                                                    -              7,732                -           7,733
                                                                  -------------   ----------------   --------------  --------------
 Cash - end of year                                                $         -     $          906     $          -    $        906
                                                                  =============   ================   ==============  ==============

 Supplemental Cash Flow Information:
 Cash paid during the year for:
   Interest, net of amounts capitalized                            $     8,017     $          494     $          -    $      8,511
                                                                  =============   ================   ==============  ==============
   Income taxes                                                    $    34,911     $        1,396     $          -    $     36,307
                                                                  =============   ================   ==============  ==============


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                 SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)


                                                       Select Energy    Select Energy        Reeds Ferry          HEC/Tobyhanna
                                                       Services, Inc.   Contracting, Inc.   Supply Co., Inc.   Energy Project, Inc.
                                                       --------------   -----------------   ----------------   --------------------
ASSETS
------
Current Assets:
  Cash                                                  $      1,043     $           475     $            5     $                 -
  Special deposits                                            27,697                   -                  -                   4,314
  Receivables, net                                             9,121              17,502                  1                     766
  Accounts receivable from affiliated companies               19,013                   -                109                       -
  Other material and supplies, at average cost                     -                 330                  -                       -
  Prepayments and other                                        2,303               1,240                  -                       -
                                                       --------------   -----------------   ----------------   ---------------------
                                                              59,177              19,547                115                   5,080
                                                       --------------   -----------------   ----------------   ---------------------

Property, Plant and Equipment:
  Competitive energy                                           2,899               4,674                  -                       -
    Less:  Accumulated depreciation                            2,038               2,669                  -                       -
                                                       --------------   -----------------   ----------------   ---------------------
                                                                 861               2,005                  -                       -
                                                       --------------   -----------------   ----------------   ---------------------

Deferred Debits and Other Assets:
  Goodwill                                                       505              17,220                247                       -
  Investments in subsidiary companies, at equity              22,233                   -                  -                       -
  Other                                                       72,715                   -                  -                  27,916
                                                       --------------   -----------------   ----------------   ---------------------
                                                              95,453              17,220                247                  27,916
                                                       --------------   -----------------   ----------------   ---------------------

Total Assets                                            $    155,491     $        38,772     $          362     $            32,996
                                                       ==============   =================   ================   =====================


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                 SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                                     Assets
                                December 31, 2003
                             (Thousands of Dollars)

                                                          HEC/CJTS
                                                           Energy
                                                         Center LLC       Eliminations        Consolidated
                                                       --------------   -----------------   ----------------
ASSETS
------
Current Assets:
  Cash                                                  $          1     $             -     $        1,524
  Special deposits                                                 -                   -             32,011
  Receivables, net                                                 -                   -             27,391
  Accounts receivable from affiliated companies                    -              19,122                  -
  Other material and supplies, at average cost                     -                   -                330
  Prepayments and other                                            -                   -              3,542
                                                       --------------   -----------------   ----------------
                                                                   1              19,122             64,798
                                                       --------------   -----------------   ----------------

Property, Plant and Equipment:
  Competitive energy                                               -                   -              7,572
    Less:  Accumulated depreciation                                -                   -              4,707
                                                       --------------   -----------------   ----------------
                                                                   -                   -              2,865
                                                       --------------   -----------------   ----------------

Deferred Debits and Other Assets:
  Goodwill                                                         -                   -             17,973
  Investments in subsidiary companies, at equity                   -              22,233                  -
  Other                                                            -               2,220             98,410
                                                       --------------   -----------------   ----------------
                                                                   -              24,453            116,383
                                                       --------------   -----------------   ----------------

Total Assets                                            $          1     $        43,575     $      184,046
                                                       ==============   =================   ================

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)


                                                       Select Energy      Select Energy       Reeds Ferry          HEC/Tobyhanna
                                                       Services, Inc.   Contracting, Inc.   Supply Co., Inc.   Energy Project, Inc.
                                                       --------------   -----------------   ----------------   ---------------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies                 $      1,250     $         3,790     $            -     $                 -
  Long-term debt - current portion                             6,456                   -                  -                     577
  Accounts payable                                             2,696               4,029                  -                       -
  Accounts payable to affiliated companies                     4,804               9,172                404                   7,109
  Accrued taxes                                                  355                 238                  -                      25
  Accrued interest                                               903                   -                  -                     693
  Other                                                        8,845                 981                  -                     318
                                                       --------------   -----------------   ----------------   ---------------------
                                                              25,309              18,210                404                   8,722
                                                       --------------   -----------------   ----------------   ---------------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                                -               1,276                  -                       -
  Other                                                            -               1,704                  -                       -
                                                       --------------   -----------------   ----------------   ---------------------
                                                                   -               2,980                  -                       -
                                                       --------------   -----------------   ----------------   ---------------------

Capitalization:
  Long-Term Debt                                              94,647                   -                  -                  23,372
                                                       --------------   -----------------   ----------------   ---------------------

  Common Stockholder's Equity:
    Common stock                                                   -                   -                  4                       -
    Capital surplus, paid in                                  25,029              15,080                  3                       -
    Retained earnings/(accumulated deficit)                   10,506               2,502                (49)                    902
                                                       --------------   -----------------   ----------------   ---------------------
    Common Stockholder's Equity                               35,535              17,582                (42)                    902
                                                       --------------   -----------------   ----------------   ---------------------
Total Capitalization                                         130,182              17,582                (42)                 24,274
                                                       --------------   -----------------   ----------------   ---------------------

Total Liabilities and Capitalization                    $    155,491     $        38,772     $          362     $            32,996
                                                       ==============   =================   ================   =====================




Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                 SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                         Consolidating Balance Sheet (a)
                         Capitalization and Liabilities
                                December 31, 2003
                             (Thousands of Dollars)

                                                          HEC/CJTS
                                                           Energy
                                                         Center LLC       Eliminations        Consolidated
                                                       --------------   -----------------   ----------------
LIABILITIES AND CAPITALIZATION
------------------------------
Current Liabilities:
  Notes payable to affiliated companies                 $          -     $         3,790     $        1,250
  Long-term debt - current portion                                 -                   -              7,033
  Accounts payable                                                 -                   -              6,725
  Accounts payable to affiliated companies                         -              19,122              2,368
  Accrued taxes                                                    -                   -                618
  Accrued interest                                                 -                   -              1,595
  Other                                                            -                   -             10,144
                                                       --------------   -----------------   ----------------
                                                                   -              22,912             29,733
                                                       --------------   -----------------   ----------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                                -                 517                759
  Other                                                            -               1,704                  -
                                                       --------------   -----------------   ----------------
                                                                   -               2,221                759
                                                       --------------   -----------------   ----------------

Capitalization:
  Long-Term Debt                                                   -                   -            118,019
                                                       --------------   -----------------   ----------------

  Common Stockholder's Equity:
    Common stock                                                   -                   4                  -
    Capital surplus, paid in                                      12              15,095             25,029
    Retained earnings/(accumulated deficit)                      (11)              3,343             10,506
                                                       --------------   -----------------   ----------------
    Common Stockholder's Equity                                    1              18,442             35,535
                                                       --------------   -----------------   ----------------
Total Capitalization                                               1              18,442            153,554
                                                       --------------   -----------------   ----------------

Total Liabilities and Capitalization                    $          1     $        43,575     $      184,046
                                                       ==============   =================   ================

    SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
        Consolidating Statement of Income (a)
             Year Ended December 31, 2003
                (Thousands of Dollars)

                                                       Select Energy    Select Energy        Reeds Ferry          HEC/Tobyhanna
                                                       Services, Inc.   Contracting, Inc.   Supply Co., Inc.   Energy Project, Inc.
                                                       --------------   -----------------   ----------------   ---------------------

Operating Revenues                                      $     79,647     $        71,293     $        1,177     $                 -
                                                       --------------   -----------------   ----------------   ---------------------

Operating Expenses:
  Operation                                                   73,522              65,874              1,177                       -
  Maintenance                                                     15                 606                  -                       -
  Depreciation                                                   255               1,039                  -                       -
  Taxes other than income taxes                                  529               2,152                  -                       -
                                                       --------------   -----------------   ----------------   ---------------------
          Total operating expenses                            74,321              69,671              1,177                       -
                                                       --------------   -----------------   ----------------   ---------------------
Operating Income                                               5,326               1,622                  -                       -
                                                       --------------   -----------------   ----------------   ---------------------

Interest Expense, Net                                          3,870                 179                  -                   1,892
                                                       --------------   -----------------   ----------------   ---------------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries                           1,040                   -                  -                       -
  Other, net                                                   4,344                 (39)                 -                   2,280
                                                       --------------   -----------------   ----------------   ---------------------
          Other income/(loss), net                             5,384                 (39)                 -                   2,280
                                                       --------------   -----------------   ----------------   ---------------------

Income Before Income Tax Expense                               6,840               1,404                  -                     388
Income Tax Expense                                             2,268                 558                  -                     193
                                                       --------------   -----------------   ----------------   ---------------------
Net Income                                              $      4,572     $           846     $            -     $               195
                                                       ==============   =================   ================   =====================



Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                 SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                      Consolidating Statement of Income (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                          HEC/CJTS
                                                           Energy
                                                         Center LLC       Eliminations        Consolidated
                                                       --------------   -----------------   ----------------

Operating Revenues                                      $          -     $         1,900     $      150,217
                                                       --------------   -----------------   ----------------

Operating Expenses:
  Operation                                                        -               1,900            138,674
  Maintenance                                                      -                   -                621
  Depreciation                                                     -                   -              1,294
  Taxes other than income taxes                                    -                   -              2,681
                                                       --------------   -----------------   ----------------
          Total operating expenses                                 -               1,900            143,270
                                                       --------------   -----------------   ----------------
Operating Income                                                   -                   -              6,947
                                                       --------------   -----------------   ----------------

Interest Expense, Net                                              -                   -              5,941
                                                       --------------   -----------------   ----------------

Other Income/(Loss), Net
  Equity in earnings of subsidiaries                               -               1,040                  -
  Other, net                                                       -                   -              6,585
                                                       --------------   -----------------   ----------------
          Other income/(loss), net                                 -               1,040              6,585
                                                       --------------   -----------------   ----------------

Income Before Income Tax Expense                                   -               1,040              7,591
Income Tax Expense                                                 -                   -              3,019
                                                       --------------   -----------------   ----------------
Net Income                                              $          -     $         1,040     $        4,572
                                                       ==============   =================   ================

                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                       Select Energy    Select Energy        Reeds Ferry          HEC/Tobyhanna
                                                       Services, Inc.   Contracting, Inc.   Supply Co., Inc.   Energy Project, Inc.
                                                       --------------   -----------------   ----------------   ---------------------

Balance at beginning of period                          $      5,934     $         1,656     $          (49)    $               707

Additions:
  Net income                                                   4,572                 846                  -                     195

                                                       --------------   -----------------   ----------------   ---------------------
Balance at end of period                                $     10,506     $         2,502     $          (49)    $               902
                                                       ==============   =================   ================   =====================


                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                       Select Energy    Select Energy        Reeds Ferry          HEC/Tobyhanna
                                                       Services, Inc.   Contracting, Inc.   Supply Co., Inc.   Energy Project, Inc.
                                                       --------------   -----------------   ----------------   ---------------------

Balance at beginning of period                          $     25,096     $        15,124     $            3     $                 -

Allocation of benefits - ESOP                                    (67)                (44)                 -                       -

                                                       --------------   -----------------   ----------------   ---------------------
Balance at end of period                                $     25,029     $        15,080     $            3     $                 -
                                                       ==============   =================   ================   =====================


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
                Consolidating Statement of Retained Earnings (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                          HEC/CJTS
                                                           Energy
                                                         Center LLC       Eliminations        Consolidated
                                                       --------------   -----------------   ----------------

Balance at beginning of period                          $        (11)    $         2,303     $        5,934

Additions:
  Net income                                                       -               1,040              4,572

                                                       --------------   -----------------   ----------------
Balance at end of period                                $        (11)    $         3,343     $       10,506
                                                       ==============   =================   ================



                  SELECT ENERGY SERVICES INC. AND SUBSIDIARIES
             Consolidating Statement of Capital Surplus, Paid In (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                          HEC/CJTS
                                                           Energy
                                                         Center LLC       Eliminations        Consolidated
                                                       --------------   -----------------   ----------------

Balance at beginning of period                          $         12     $        15,139     $       25,096

Allocation of benefits - ESOP                                      -                 (44)               (67)

                                                       --------------   -----------------   ----------------
Balance at end of period                                $         12     $        15,095     $       25,029
                                                       ==============   =================   ================


                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                       Select Energy    Select Energy        Reeds Ferry          HEC/Tobyhanna
                                                       Services, Inc.   Contracting, Inc.   Supply Co., Inc.   Energy Project, Inc.
                                                       --------------   -----------------   ----------------   ---------------------

 Operating Activities:
   Net income                                           $      4,572     $           846     $            -     $               195
   Adjustments to reconcile to net cash (used in)/
    provided by operating activities:
     Depreciation                                                255               1,039                  -                       -
     Deferred income taxes and investment tax credits,
       net                                                      (147)                212                  -                       -
     Net other (uses)/sources of cash                        (43,705)             (1,937)                 -                     915
     Changes in current assets and liabilities:
       Receivables and unbilled revenues, net                (10,041)             (3,670)               (32)                    131
       Other materials and supplies                                -                   1                  -                       -
       Other current assets (excludes cash)                     (831)               (676)                 -                       -
       Accounts payable                                        2,619               4,939                 32                     764
       Accrued taxes                                             355                (315)                 -                    (116)
       Other current liabilities                               4,494                (427)                 -                     (90)
                                                       --------------   -----------------   ----------------   ---------------------
 Net cash flows (used in)/provided by operating
   activities                                                (42,429)                 12                  -                   1,799
                                                       --------------   -----------------   ----------------   ---------------------

 Investing Activities:
   Competitive energy assets                                    (990)                  -                  -                       -
   NU system Money Pool lending                               (5,200)                  -                  -                       -
   Other investment activities                                (3,989)                  -                  -                    (757)
                                                       --------------   -----------------   ----------------   ---------------------
 Net cash flows used in investing activities                 (10,179)                  -                  -                    (757)
                                                       --------------   -----------------   ----------------   ---------------------

 Financing Activities:
   Issuance of long-term debt                                 63,368                   -                  -                       -
   Reacquisitions and retirements of long-term debt           (9,913)                  -                  -                  (1,042)
                                                       --------------   -----------------   ----------------   ---------------------
 Net cash flows provided by/(used in) financing
   activities                                                 53,455                   -                  -                  (1,042)
                                                       --------------   -----------------   ----------------   ---------------------

 Net increase in cash for the year                               847                  12                  -                       -
 Cash - beginning of year                                        196                 463                  5                       -
                                                       --------------   -----------------   ----------------   ---------------------
 Cash - end of year                                     $      1,043     $           475     $            5     $                 -
                                                       ==============   =================   ================   =====================

 Supplemental Cash Flow Information:
 Cash (refunded)/paid during the year for:
   Interest, net of amounts capitalized                 $       (788)    $             -     $            -     $                 -
                                                       ==============   =================   ================   =====================
   Income taxes                                         $      1,723     $           736     $            2     $               332
                                                       ==============   =================   ================   =====================


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.

                  SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES
                    Consolidating Statement of Cash Flows (a)
                          Year Ended December 31, 2003
                             (Thousands of Dollars)

                                                          HEC/CJTS
                                                           Energy
                                                         Center LLC       Eliminations        Consolidated
                                                       --------------   -----------------   ----------------

 Operating Activities:
   Net income                                           $         -      $         1,040     $        4,572
   Adjustments to reconcile to net cash (used in)/
    provided by operating activities:
     Depreciation                                                  -                   -              1,294
     Deferred income taxes and investment tax credits,
       net                                                         -                   -                 65
     Net other (uses)/sources of cash                              -                 (43)           (44,681)
     Changes in current assets and liabilities:
       Receivables and unbilled revenues, net                      -              (5,938)            (7,676)
       Other materials and supplies                                -                   -                  1
       Other current assets (excludes cash)                        -                 344             (1,850)
       Accounts payable                                            -               5,938              2,418
       Accrued taxes                                               -                (344)               268
       Other current liabilities                                   -                   -              3,976
                                                       --------------   -----------------   ----------------
 Net cash flows (used in)/provided by operating
   activities                                                      -                 997            (41,613)
                                                       --------------   -----------------   ----------------

 Investing Activities:
   Competitive energy assets                                       -                   -               (990)
   NU system Money Pool lending                                    -                  (1)            (5,200)
   Other investment activities                                     -                (996)            (3,750)
                                                       --------------   -----------------   ----------------
 Net cash flows used in investing activities                       -                (997)            (9,940)
                                                       --------------   -----------------   ----------------

 Financing Activities:
   Issuance of long-term debt                                      -                   -             63,368
   Reacquisitions and retirements of long-term debt                -                   -            (10,955)
                                                       --------------   -----------------   ----------------
 Net cash flows provided by/(used in) financing
   activities                                                      -                   -             52,413
                                                       --------------   -----------------   ----------------

 Net increase in cash for the year                                 -                   -                860
 Cash - beginning of year                                          1                   -                664
                                                       --------------   -----------------   ----------------
 Cash - end of year                                     $          1     $             -     $        1,524
                                                       ==============   =================   ================

 Supplemental Cash Flow Information:
 Cash (refunded)/paid during the year for:
   Interest, net of amounts capitalized                 $          -     $             -     $         (788)
                                                       ==============   =================   ================
   Income taxes                                         $          -     $             -     $        2,793
                                                       ==============   =================   ================

                          NOTES TO FINANCIAL STATEMENTS


NU Reference is made to "Notes to Consolidated Financial Statements" contained on pages 52 through 77 in NU's 2003 Annual Report to shareholders, which information is incorporated herein by reference.

CL&P Reference is made to "Notes to Consolidated Financial Statements" contained on pages 21 through 35 in CL&P's 2003 Annual Report, which information is incorporated herein by reference.

PSNH Reference is made to "Notes to Consolidated Financial Statements" contained on pages 19 through 31 in PSNH's 2003 Annual Report, which information is incorporated herein by reference.

WMECO Reference is made to "Notes to Consolidated Financial Statements" contained on pages 19 through 31 in WMECO's 2003 Annual Report, which information is incorporated herein by reference.

                                    EXHIBITS


The following exhibits are incorporated by reference to the indicated SEC file number, unless a single asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith. A # further indicates that the exhibit is filed under cover of Form SE.

EXHIBIT
NUMBER                                               DESCRIPTION

A.       ANNUAL REPORTS

         Annual Reports filed under the Securities Exchange Act of 1934

         A.1   2003 Annual Report on Form 10-K for NU.  (File No. 1-5324)

         A.2   2003 Annual Report on Form 10-K for CL&P.  (File No. 0-11419)

         A.3   2003 Annual Report on Form 10-K for PSNH.  (File No. 1-6392)

         A.4   2003 Annual Report on Form 10-K for WMECO.  (File No. 0-7624)

B. CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

         B.1        Northeast Utilities

                    B.1.1     Declaration of Trust of NU, as
                              amended through May 13, 2003.
                              (Exhibit 4.1 to NU Form S-8 filed
                              June 11, 2003, File No. 333-106008).

         B.2        The Connecticut Light and Power Company

                    B.2.1     Certificate of Incorporation of
                              CL&P, restated to March 22, 1994.
                              (Exhibit 3.2.1, 1993 NU Form 10-K,
                              File No. 1-5324)

                    B.2.2     Certificate of Amendment to
                              Certificate of Incorporation of
                              CL&P, dated December 26, 1996.
                              (Exhibit 3.2.2, 1996 NU Form 10-K,
                              File No. 1-5324)

                    B.2.3     Certificate of Amendment to
                              Certificate of Incorporation of
                              CL&P, dated April 27, 1998. (Exhibit
                              3.2.3, 1998 NU Form 10-K, File No.
                              1-5324)

                    B.2.4     By-Laws of CL&P, as amended to
                              January 1, 1997. (Exhibit 3.2.3,
                              1996 NU Form 10-K, File No. 1-5324)

         B.3        Public Service Company of New Hampshire

                    B.3.1 Articles of Incorporation, as amended to May 16, 1991. (Exhibit 3.3.1, 1993
                              NU Form 10-K, File No. 1-5324)

                    B.3.2     By-Laws of PSNH, as amended to
                              November 1, 1993. (Exhibit 3.3.2,
                              1993 NU Form 10-K, File No. 1-5324)

         B.4        Western Massachusetts Electric Company

                    B.4.1     Articles of Organization of WMECO,
                              restated to February 23, 1995.
                              (Exhibit 3.4.1, 1994 NU Form 10-K,
                              File No. 1-5324)

                    B.4.2     By-Laws of WMECO, as amended to May
                              1, 2000. (Exhibit 3.1, 2000 NU Form
                              10-Q for the Quarter Ended June 30,
                              2000, File No. 1-5324)

         B.5        North Atlantic Energy Corporation

                    B.5.1     Articles of Incorporation of NAEC
                              dated September 20, 1991. (Exhibit
                              3.5.1, 1993 NU Form 10-K, File No.
                              1-5324)

                    B.5.2 Articles of Amendment dated October 16, 1991, and June 2, 1992, to
                              Articles of Incorporation of NAEC.
                              (Exhibit 3.5.2, 1993 NU Form 10-K,
                              File No. 1-5324)

                    B.5.3     By-Laws of NAEC, as amended to June
                              1, 2000. (Exhibit 3.1, 2000 NU Form
                              10-Q for the Quarter Ended September
                              30, 2000, File No. 1-5324)

         B.6        The Quinnehtuk Company

                    B.6.1     Articles of Organization of The
                              Quinnehtuk Company dated December
                              14, 1928, and Articles of Amendment
                              dated December 18, 1930. (Exhibit
                              B.6.1, 1997 NU Form U5S, File No.
                              1-5324)

                    B.6.2     Amendment to Certificate of
                              Incorporation of The Quinnehtuk
                              Company dated June 10, 1975.
                              (Exhibit B.6.2, 1993 NU Form U5S,
                              File No. 1-5324)

                    B.6.3 By-Laws of The Quinnehtuk Company as amended to February 11, 1998.
                              (Exhibit B.6.3, 1997 NU Form U5S,
                              File No. 1-5324)

         B.7        The Rocky River Realty Company

                    B.7.1     Certificate of Incorporation, as
                              amended, of The Rocky River Realty
                              Company. (Exhibit 1.9, 1977 NU Form
                              U5S, File No. 30-246)

                    B.7.2     Certificate of Amendment to Certificate
                              of Incorporation of The Rocky River
                              Realty Company, dated December 26, 1996.
                              (Exhibit B.7.2, 1996 NU U5S, File No. 1-5324)

                    B.7.3 Certificate of Amendment to Certificate of Incorporation of the Rocky River Realty Company, dated April 27, 1998. (Exhibit B.7.3, 1997 NU Form U5S, File No. 1-5324)

                    B.7.4 By-Laws of The Rocky River Realty Company, as to February 11, 1998. (Exhibit B.7.4, 1997 NU Form U5S, File No. 1-5324)

         B.8        Electric Power, Incorporated

                    B.8.1     Charter of Electric Power,
                              Incorporated dated January 1, 1955.
                              (Exhibit B.9, 1983 NU Form U5S, File
                              No. 30-246)

                    B.8.2     Amendment to Charter of Electric
                              Power, Incorporated (Special Act No.
                              133, Volume XXXI, page 103, approved
                              June 11, 1963). (Exhibit B.9.1, 1983
                              NU Form U5S, File No. 30-246)

                    B.8.3     Certificate of Amendment to
                              Certificate of Incorporation of
                              Electric Power, Incorporated, dated
                              December 26, 1996. (Exhibit B.10.3,
                              1996 NU Form U5S, File No. 1-5324)

                    B.8.4     By-Laws of Electric Power,
                              Incorporated as amended to February
                              15, 1952. (Exhibit B.9.2, 1983 NU
                              Form U5S, File No. 30-246)

         B.9        The Nutmeg Power Company

                    B.9.1     Certificate of Organization of The
                              Nutmeg Power Company dated July 19,
                              1954. (Exhibit B.11, 1983 NU Form
                              U5S, File No. 30-246)

                    B.9.2     Certificate of Amendment to the
                              Certificate of Incorporation of
                              The Nutmeg Power Company, dated
                              December 26, 1996. B.11.2, 1996
                              NU Form U5S, File No. 1-5324)

                    B.9.3     By-Laws of The Nutmeg Power Company
                              as amended to January 1, 1997.
                              (Exhibit B.11.3, 1996 NU Form U5S,
                              File No. 1-5324)

         B.10       The Connecticut Steam Company

                    B.10.1    Certificate of Incorporation of
                              The Connecticut Steam Company dated
                              May 13, 1965, including Special Act
                              No. 325, an Act Incorporating The
                              Connecticut Steam Company (Special
                              Acts 1963, Senate Bill No. 704,
                              approved June 24, 1963). (Exhibit
                              B.12, 1983 NU Form U5S, File No.
                              30-246)

                    B.10.2    Certificate of Amendment to
                              Certificate of Incorporation of The
                              Connecticut Steam Company,
                              dated December 26, 1996. (Exhibit
                              B.12.2, 1996 NU Form U5S, File No.
                              1-5324)

                    B.10.3    By-Laws of the Connecticut Steam
                              Company, as amended to June 26,
                              1998. (Exhibit B.10.4, 2002 NU Form
                              U5S, File No. 30-246)

         B.11       Holyoke Water Power Company

                    B.11.1    Articles of Organization of Holyoke
                              Water Power Company, as amended.
                              (Exhibit 1.8, 1977 NU Form U5S, File
                              No. 30-246)

                    B.11.2    By-Laws of Holyoke Water Power
                              Company, as amended to February 11,
                              1998. (Exhibit B.14.2,1997 NU Form
                              U5S, File No. 1-5324)

         B.12       Holyoke Power and Electric Company

                    B.12.1 Articles of Organization of Holyoke Power and Electric Company dated December 5, 1925. (Exhibit B.15, 1983 NU Form U5S, File No. 30-246)

                    B.12.2    Chapter 147 of the Massachusetts
                              Acts of 1926 amending the Charter of
                              Holyoke Power and Electric Company,
                              as recorded with the Office of the
                              Secretary of the Commonwealth on
                              March 29, 1926. (Exhibit B.15.1,
                              1983 NU Form U5S, File No. 30-246)

                    B.12.3 By-Laws of Holyoke Power and Electric Company, as amended to February 11, 1998. (Exhibit B.15.3, 1997 NU U5S, File No. 1-5324)

B.13           Northeast Utilities Service Company

                    B.13.1    Certificate of Incorporation of
                              Northeast Utilities Service Company,
                              as amended to February 20, 1974.
                              (Exhibit B.16, 1983 NU Form U5S,
                              File No. 30-246)

                    B.13.2 Certificate of Amendment to Certificate of Incorporation of Northeast Utilities Service Company, dated December 26, 1996. (Exhibit B.16.2, 1996 NU Form U5S, File No. 1-5324)

                    B.13.3 Certificate of Amendment to Certificate of Incorporation of Northeast Utilities Service Company, dated April 27, 1998. (Exhibit B.16.3, 1997 NU Form U5S, File No. 1-5324)

                    B.13.4 By-Laws of Northeast Utilities Service Company as amended to January 1, 1997. (Exhibit B.16.3, 1996 NU Form U5S, File No. 1-5324)

         B.14       Northeast Nuclear Energy Company

                    B.14.1    Certificate of Incorporation of
                              Northeast Nuclear Energy Company as
                              amended to April 24, 1974. (Exhibit
                              B.17, 1983 NU Form U5S, File No.
                              30-246)

                    B.14.2 Certificate of Amendment to Certificate of Incorporation of Northeast Nuclear Energy Company, dated December 26, 1996. (Exhibit B.17.2, 1996 NU Form U5S, File No. 1-5324)

                    B.14.3 Certificate of Amendment to Certificate of Incorporation of Northeast Nuclear Energy Company, dated April 27, 1998. (Exhibit B.17.3, 1997 NU Form U5S, File No. 1-5324)

                    B.14.4    By-Laws of Northeast Nuclear Energy
                              Company, as amended to June 1, 2000.
                              (Exhibit B.14.5, 2000 NU Form U5S,
                              File No. 1-5324)

         B.15       NU Enterprises, Inc.

                    B.15.1    Certificate of Incorporation of NU
                              Enterprises, Inc. dated December 28,
                              1998. (Exhibit B.15.1, 1999 NU Form
                              U5S, File No. 1-5324)

                    B.15.2    By-Laws of NU Enterprises, Inc., as
                              amended to June 1, 2000. (Exhibit
                              B.16.3, 2000 NU Form U5S, File No.
                              1-5324)

         B.16       Select Energy Services, Inc.

                    B.16.1 Articles of Organization of HEC Inc. dated June 19, 1990. (Exhibit B.19,
                              1990 NU Form U5S, File No. 30-246)

*                   B.16.2    Amendment to Articles of Organization
                              of HEC, Inc. dated May 25, 2001.

                    B. 16.3   By-Laws of HEC Inc., as amended,
                              June 30, 1999. (Exhibit B.16.2, 1999
                              NU Form U5S, File No. 1-5324)

         B.17       Select Energy Contracting, Inc. F/K/A HEC
                    International Corporation

*                   B.17.1    Restated Articles of Organization
                              of Select Energy Contracting, Inc.
                              F/K/A HEC International Corporation
                              dated April 20, 2000.

                    B.17.2    By-Laws of Select Energy
                              Contracting, Inc. F/K/A HEC
                              International Corporation dated July
                              9, 1999. Exhibit B.17.3, 1999 NU
                              Form U5S, File No. 1-5324)


         B.18       HEC/Tobyhanna Energy Project, Inc.

                    B.18.1 Articles of Organization of HEC/Tobyhanna Energy Project, Inc. dated September 28, 1999. (Exhibit B.19.1, 1999 NU Form U5S,
                              File No. 1-5324)

                    B.18.2    By-Laws of HEC/Tobyhanna Energy
                              Project, Inc., dated September 28,
                              1999. (Exhibit B.19.2, 1999 NU Form
                              U5S, File No. 1-5324)

         B.19       Reeds Ferry Supply Co., Inc.

                    B.19.1    Articles of Agreement of Reeds
                              Ferry Supply Co., Inc., dated June
                              25, 1964. (Exhibit B.20.1, 1999 NU
                              Form U5S, File No. 1-5324)

                    B.19.2    By-Laws of Reeds Ferry Supply Co.,
                              Inc., as Amended and Restated
                              August 4, 1999. (Exhibit B.20.2, 1999
                              NU Form U5S, File No. 1-5324)

         B.20       North Atlantic Energy Service Corporation

                    B.20.1    Articles of Incorporation; and
                              Certificate of Amendment of North
                              Atlantic Energy Service Corporation
                              dated June 1, 1992. (Exhibit B.21,
                              1992 NU Form U5S, File No. 30-246)

                    B.20.2    By-Laws of North Atlantic Energy
                              Service Corporation, as amended to
                              June 1, 2000. (Exhibit B.21.3, 2000
                              NU Form U5S, File No. 1-5324)

         B.21       Connecticut Yankee Atomic Power Company

                    B.21.1    Certificate of Incorporation of
                              Connecticut Yankee Atomic Power
                              Company and amendments dated to
                              November 20, 1964. (Exhibit B.20.1,
                              1993 NU Form U5S, File No. 1-5324)

                    B.21.2 Certificate of Amendment to Certificate of Incorporation of Connecticut Yankee Atomic Power Company, dated December 26, 1996. (Exhibit B.22.2, 1996 NU Form U5S,
                              File No.  1-5324)

                    B.21.3    Certificate of Amendment to
                              Certificate of Incorporation of
                              Connecticut Yankee Atomic Power
                              Company, dated October 15, 1998.
                              (Exhibit B.22.3, 1998 NU U5S, File
                              No. 1-5324)

                    B.21.4 By-Laws of Connecticut Yankee Atomic Power Company, as amended to March
                              31, 1999. (Exhibit B.22.4, 1998 NU
                              U5S, File No. 1-5324)

         B.22       Properties, Inc.

                    B.22.1 Articles of Agreement of Properties, Inc. as amended to June 1, 1983.
                              (Exhibit B.21.1, 1993 NU Form U5S,
                              File No. 1-5324)

                    B.22.2 By-Laws of Properties, Inc., amended and restated as of February 7, 1996. (Exhibit B.23.2, 1995 NU Form U5S,
                              File No. 1-5324)

         B.23       Charter Oak Energy, Inc.

                    B.23.1    Certificate of Incorporation of
                              Charter Oak Energy, Inc., dated
                              September 28, 1988.  (Exhibit B.16,
                              1989 NU Form U5S, File No. 30-246)

                    B.23.2    Certificate of Amendment to
                              Certificate of Incorporation of
                              Charter Oak Energy, Inc., dated
                              December 26, 1996. (Exhibit B.25.2,
                              1996 NU Form U5S, File No. 1-5324)

                    B.23.3    Certificate of Amendment to
                              Certificate of Incorporation of
                              Charter Oak Energy Inc., dated
                              April 27, 1998.  (Exhibit B.25.3,
                              1997 NU Form U5S, File No. 1-5324)

                    B.23.4    By-Laws of Charter Oak Energy,
                              Inc., as amended to June 1, 2000.
                              (Exhibit B.24.5, 2000 NU Form U5S,
                              File No. 1-5324)

         B.24       New England Hydro-Transmission Corporation

                    B.24.1    Articles of Incorporation, (Exhibit
                              B.8a, 1986 New England Electric
                              System U5S, File No. 30-33)

                    B.24.2 Articles of Amendment of New England Hydro-Transmission Corporation dated
                              January 18, 1989, (Exhibit B.10a,
                              1988  New England Electric System U5S,
                              File No. 1-3346).

                    B.24.3 By-Laws of New England Hydro-Transmission Corporation dated March 17, 1998. (Exhibit
                              B. 16.b, 1998 New England Electric System
                              U5S, File No. 1-3346)

         B.25       New England Hydro-Transmission Electric Company

                    B.25.1 Restated Articles of Organization of New England Hydro-Transmission
                              Electric Company dated January 13,
                              1989. (Exhibit B.11a, 1988 New
                              England Electric System U5S, File
                              No. 30-33)

                    B.25.2    By-Laws of New England
                              Hydro-Transmission Electric Company
                              dated March 17, 1998. (Exhibit
                              B.17.b, 1998 New England Electric
                              System U5S File No.
                              1-3346)

         B.26       CL&P Capital, L.P.

                    B.26.1    Amended and Restated Limited
                              Partnership Agreement of CL&P
                              Issuing Partnership dated as of
                              January 23, 1995. (Exhibit A.1, to
                              CL&P 35-CERT, File No. 70-8451,
                              filed January 31, 1995)

         B.27       ERI/HEC EFA-Med, LLC

                    B.27.1    Certificate of Formation of ERI/HEC
                              EFA-Med, LLC, dated September 15,
                              2000.  (Exhibit B.31.1, 2000 NU Form
                              U5S, File No. 1-5324)

                    B.27.2    Operating Agreement of ERI/HEC
                              EFA-Med, LLC, dated September 22,
                              2000. (Exhibit B.31.2, 2000 NU Form
                              U5S, File No. 1-5324)

         B.28       Mode 1 Communications, Inc.

                    B.28.1    Certificate of Incorporation of
                              Mode 1 Communications, Inc. dated
                              March 26, 1996. (Exhibit B.34.1,
                              1996 NU Form U5S, File No. 1-5324)

                    B.28.2    Certificates of Amendment to
                              Certificate of Incorporation of Mode
                              1 Communications, Inc., dated
                              December 26, 1996 and February 4,
                              1997. (Exhibit B.34.2, 1996 NU Form
                              U5S, File No. 1-5324)

                    B.28.3    Certificate of Amendment to Certificate
                              of Incorporation of Mode l Communications, Inc., dated April 27, 1998. (Exhibit B.34.3, 1997 NU Form U5S, File No. 1-5324)

                    B.28.4    By-Laws of Mode 1 Communications, Inc.,
                              as amended to January 1, 1997. (Exhibit
                              B.34.4, 1996 NU Form U5S, File No. 1-5324)

         B.29       Select Energy, Inc.

                    B.29.1 Certificate of Incorporation of Select Energy, Inc. dated September 26, 1996. (Exhibit B.40.1, 1996 NU Form U5S,
                              File No. 1-5324)

                    B.29.2 Certificates of Amendment to Certificate of Incorporation of Select Energy, Inc., dated December 26, 1996 and April 25, 1997. (Exhibit B.40.2, 1996 NU Form U5S, File
                              No. 1-5324)

                    B.29.3 Certificate of Amendment to Certificate of Incorporation of Select Energy, Inc., dated April 27, 1998. (Exhibit B.40.3, 1997 NU Form U5S, File No. 1-5324)

                    B.29.4    By-Laws of Select Energy, Inc., as
                              amended to June 1, 2000. (Exhibit B.33.5,
                              2000 NU Form U5S, File No. 1-5324)

         B.30       Northeast Generation Company

                    B.30.1    Certificate of Incorporation of
                              Northeast Generation Company, dated
                              December 28, 1998. (Exhibit B.34.1,
                              1999 NU Form U5S, File No. 1-5324)

                    B.30.2    By-Laws of Northeast Generation
                              Company, as amended to June 1, 2000.
                              (Exhibit B.34.3, 2000 NU Form U5S,
                              File No. 1-5324)

         B.31       Northeast Generation Services Company

                    B.31.1    Certificate of Incorporation of
                              Northeast Generation Services
                              Company, dated December 28, 1998.
                              (Exhibit B.35.1, 1999 NU Form U5S,
                              File No. 1-5324)

                    B.31.2    By-Laws of Northeast Generation
                              Services Company, as amended to June
                              1, 2000. (Exhibit B.35.3, 2000 NU
                              Form U5S, File No. 1-5324)

         B.32       CL&P Receivables Corporation

                    B.32.1 Certificate of Incorporation of CL&P Receivables Corporation, dated
                              September 5, 1997. (Exhibit B.41.1,
                              1997 NU Form U5S, File No. 1-5324)

                    B.32.2 Bylaws of CL&P Receivables Corporation, dated September 12, 1997. (Exhibit
                              B.41.2, 1997 NU Form U5S, File
                              No. 1-5324)

         B.33       Yankee Energy System, Inc.

                    B.33.1    Certificate of Incorporation of
                              Yankee Energy System, Inc., F/K/A
                              NU Acquisition Corp., dated
                              February 15, 2000. (Exhibit B.38.1,
                              2000 NU Form U5S, File No. 1-5324)

                    B.33.2    Certificate of Merger of Yankee
                              Energy System, Inc. with and into
                              NU Acquisition Corp., dated as of
                              March 1, 2000 (Exhibit B.38.2,
                              2000 NU Form U5S, File No. 1-5324)

                    B.33.3    By-Laws of Yankee Energy System,
                              Inc., as amended to March 1,2000.
                              (Exhibit B.38.3, 2000 NU Form U5S,
                              File No. 1-5324)

         B.34       NorConn Properties, Inc.

                    B.34.1    Certificate of Incorporation of
                              NorConn Properties, Inc., dated
                              May 10, 1988. (Exhibit B.39.1,
                              2000 NU Form U5S, File No. 1-5324)

                    B.34.2 By-Laws of NorConn Properties, Inc., as in effect on March, 1, 2000.
                              (Exhibit B.39.2, 2000 NU Form U5S,
                              File No. 1-5324)

         B.35       R. M. Services, Inc.

                    B.35.1    Certificate of Incorporation of
                              R. M. Services, Inc. dated November
                              17, 1994. (Exhibit B.40.1, 2000 NU
                              Form U5S, File No. 1-5324)

                    B.35.2    Certificate of Amendment of
                              Certificate of Incorporation of R. M.
                              Services, Inc., dated June 28, 2001.
                              (Exhibit B.40.2, 2001 NU Form U5S,
                              File No. 30-246).

                    B.35.3    By-Laws of R. M. Services, Inc., as
                              in effect on March 1, 2000. (Exhibit
                              B.40.2, 2000 NU Form U5S, File No.
                              1-5324)

         B.36       Yankee Energy Financial Services Company

                    B.36.1 Certificate of Incorporation of Yankee Energy Financial Services Company, dated September 1, 1992. (Exhibit B.41.1, 2000 NU Form U5S, File No. 1-5324)

                    B.36.2    By-Laws of Yankee Energy Financial
                              Services Company, as in effect on
                              March 1, 2000. (Exhibit B.41.2,
                              2000 NU Form U5S, File No. 1-5324)

         B.37       Yankee Energy Services Company

                    B.37.1    Certificate of Incorporation of
                              Yankee Energy Services Company,
                              dated June 30, 1993. (Exhibit
                              B.42.1, 2000 NU Form U5S, File No.
                              1-5324)

                    B.37.2    Certificate of Amendment to
                              Certificate of Incorporation of
                              Yankee Energy Services Company,
                              dated January 20, 1995. (Exhibit
                              B.42.2, 2000 NU Form U5S, File
                              No. 1-5324)

                    B.37.3    By-Laws of Yankee Energy Services
                              Company, as in effect on March 1,
                              2000. (Exhibit B.42.3, 2000 NU Form
                              U5S, File No. 1-5324)

         B.38       Yankee Gas Services Company

                    B.38.1    Certificate of Incorporation of
                              Yankee Gas Services Company, F/K/A
                              Mohawk Gas Company, (Special Act No.
                              218, January 1955 session, approved
                              May 26, 1955). (Exhibit B.43.1, 2000
                              NU Form U5S, File No. 1-5324)

                    B.38.2    Certificate of Amendment to the
                              Certificate of Incorporation of
                              Yankee Gas Services Company, dated
                              May 26, 1989. (Exhibit B.43.2, 2000
                              NU Form U5S, File No. 1-5324)


                    B.38.3    Certificate of Amendment to the
                              Certificate of Incorporation of
                              Yankee Gas Services Company, dated
                              June 27, 1989. (Exhibit B.43.3, 2000
                              NU Form U5S, File No. 1-5324)

                    B.38.4    By-Laws of Yankee Gas Services
                              Company, as in effect on March 1,
                              2000. (Exhibit B.43.4, 2000 NU Form
                              U5S, File No. 1-5324)

         B.39       Housatonic Corporation

                    B.39.1    Certificate of Incorporation of
                              Housatonic Corporation, dated
                              October 16, 1987. (Exhibit B.44.1,
                              2000 NU Form U5S, File No. 1-5324)

                    B.39.2    Certificate of Amendment to the
                              Certificate of Incorporation of
                              Housatonic Corporation, dated
                              January 10, 1989. (Exhibit B.44.2,
                              2000 NU Form U5S, File No. 1-5324)

                    B.39.3    By-Laws of Housatonic Corporation,
                              as in effect on March 1, 2000.
                              (Exhibit B.44.3, 2000 NU Form U5S,
                              File No. 1-5324)

         B.40       E. S. Boulos Company

                    B.40.1    Certificate of Incorporation of
                              E. S. Boulos Company, F/K/A NGS
                              Acquisition Sub, Inc., dated January
                              10, 2001. (Exhibit B.46.1, 2001 NU
                              Form U5S, File No. 30-246)

                    B.40.2    Certificate of Amendment of
                              Incorporation of E. S. Boulos
                              Company dated January 22, 2001.
                              (Exhibit B.46.2, 2001 NU Form U5S,
                              File No. 30-246)

                    B.40.3    By-Laws of E. S. Boulos Company,
                              as amended to January 22, 2001.
                              (Exhibit B.46.3, 2001 NU Form U5S,
                              File No. 30-246)

         B.41       NGS Mechanical, Inc.

                    B.41.1    Certificate of Incorporation of
                              NGS Mechanical, Inc., dated January
                              24, 2001. (Exhibit B.47.1, 2001 NU
                              Form U5S, File No. 30-246)

                    B.41.2    By-Laws of NGS Mechanical, Inc.
                              dated as of January 25, 2001.
                              (Exhibit B.47.2, 2001 NU Form U5S,
                              File No. 30-246)

         B.42       Select Energy New York, Inc.

                    B.42.1    Certificate of Incorporation of
                              Select Energy New York, Inc., F/K/A
                              Plum Street Energy Marketing, Inc.
                              and Niagara Mohawk Energy Marketing,
                              Inc., dated February 13, 1996.
                              (Exhibit B.48.1, 2001 NU Form U5S,
                              File No. 30-246)

                    B.42.2    Certificate of Amendment of
                              Incorporation of Select Energy New
                              York, Inc., dated August 21, 1998.
                              (Exhibit B.48.2, 2001 NU Form U5S,
                              File No. 30-246)

                    B.42.3    Certificate of Amendment of
                              Incorporation of Select Energy New
                              York, Inc., dated November 21, 2001.
                              (Exhibit B.48.3, 2001 NU Form U5S,
                              File No. 30-246)

                    B.42.4    By-Laws of Select Energy New York,
                              Inc., as in effect on November 30,
                              2001. (Exhibit B.48.4, 2001 NU Form
                              U5S, File No. 30-246)

         B.43       CL&P Funding LLC

                    B.43.1    Certificate of Formation of CL&P
                              Funding LLC dated January 3, 2001.
                              (Exhibit 3.1, CL&P Funding LLC Form
                              S-3, dated January 18, 2001, File
                              No. 333-53866)

                    B.43.2 Limited Liability Company Agreement of CL&P Funding LLC made and effective as of January 3, 2001 and amended and restated as of March 30, 2001. (Exhibit 3.2, CL&P Funding LLC Form S-3, Amendment No. 2, dated March 26, 2001, File No. 333-53866)

         B.44       PSNH Funding LLC

                    B.44.1    Certificate of Formation of PSNH
                              Funding LLC dated January 24, 2001.
                              (Exhibit 3.1, PSNH Funding LLC Form
                              S-3 (Amendment No. 2), dated April
                              18, 2001, File No. 333-55830)

                    B.44.2 Limited Liability Company Agreement of PSNH Funding LLC made and effective as of January 24, 2001 and as amended and restated as of April 25, 2001. (Exhibit 3.2, PSNH Funding LLC Form 8-K, dated April 25, 2001, File No. 333-55830)

         B.45       PSNH Funding LLC 2

                    B.45.1    Certificate of Formation of PSNH
                              Funding LLC 2 dated December 10,
                              2001. (Exhibit 3.1, PSNH Funding LLC
                              2 Form S-3, dated December 28, 2001,
                              File No. 333-76040)

                    B.45.2 Limited Liability Company Agreement of PSNH Funding LLC 2 dated as of December 10, 2001. (Exhibit 3.2, PSNH Funding LLC 2 Form S-3
                              (Amendment No. 2), dated January 14,
                              2002, File No. 333-76040)

         B.46       WMECO Funding LLC

                    B.46.1    Certificate of Formation of WMECO
                              Funding LLC dated March 28, 2001.
                              (Exhibit 3.1, WMECO Funding LLC Form
                              S-3, dated April 18, 2001, File No.
                              333-59118)

                    B.46.2 Limited Liability Company Agreement of WMECO Funding LLC made and effective as of March 28, 2001 and as amended and restated as of May 17, 2001. (Exhibit 3.2, WMECO
                              Funding LLC Form S-3, Amendment No.
                              2, dated May 7, 2001, File No.
                              333-59118)

         B.47       Woods Electrical Co., Inc.

                    B.47.1    Certificate of Incorporation of
                              Woods Electrical Co., Inc., F/K/A
                              NGS Acquisition, Inc., dated July
                              18, 2002. (Exhibit B.47.1, 2002 NU
                              Form U5S, File No. 30-246)

                    B.47.2    Certificate of Amendment of
                              Incorporation of Woods Electrical
                              Co., Inc., dated August 1, 2002.
                              (Exhibit B.47.2, 2002 NU Form U5S,
                              File No. 30-246)

                    B.47.3    By-Laws of Woods Electrical Co.,
                              Inc., as amended to August 9, 2002.
                              (Exhibit B.47.3, 2002 NU Form U5S,
                              File No. 30-246)

         B.48       Woods Network Services, Inc.

                    B.48.1    Certificate of Incorporation of
                              Woods Network Services, Inc., F/K/A
                              NGS Telecommunications, Inc. dated
                              July 18, 2002. (Exhibit B.48.1, 2002
                              NU Form U5S, File No. 30-246)

                    B.48.2    Certificate of Amendment of
                              Incorporation of Woods Network
                              Services, Inc., dated August 1,
                              2002. (Exhibit B.48.2, 2002 NU Form
                              U5S, File No. 30-246)

                    B.48.3    By-Laws of Woods Network Services,
                              Inc., as amended to August 9, 2002.
                              (Exhibit B.48.3, 2002 NU Form U5S,
                              File No. 30-246)

         B.49       Greenport Power, LLC

*                   B.49.1    Articles of Organization of
                              Greenport Power, LLC, dated December
                              17, 2002.

*                   B.49.2    Operating Agreement of Greenport
                              Power, LLC dated February 10, 2003.

         B.50       HEC/CJTS Energy Center LLC

*                   B.50.1    Certificate of Formation of HEC/CJTS
                              Energy Center LLC dated March 2,
                              2001.

*                   B.50.2    Limited Liability Company Agreement
                              of HEC/CJTS Energy Center LLC,
                              effective as of 3/2/2001.

         B.51       Maine Yankee Atomic Power Company

                    B.51.1 Certificate of Organization of Maine Yankee Atomic Power Company, as amended through September 18, 1992. (Exhibit 15a to National Grid
                              Transco PLC U5S filed July 29, 2003,
                              File No. 030-00354)

                    B.51.2 By-Laws of Maine Yankee Atomic Power Company, as amended through November 25, 1996. (Exhibit 15b to National Grid Transco PLC U5S filed July 29, 2003, File No. 030-00354)

         B.52       Yankee Atomic Electric Company

                    B.52.1    Articles of Organization of Yankee
                              Atomic Electric Company, as amended
                              through May 30, 2001. (Exhibit 17a
                              to National Grid Transco PLC U5S
                              filed July 29, 2003, File No.
                              030-00354)

                    B.52.2    By-Laws of Yankee Atomic Electric
                              Company as, amended through December
                              9, 1988. (Exhibit 17b to National
                              Grid Transco PLC U5S filed July 29,
                              2003, File No. 030-00354)

C.(a)    INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
         INDENTURES

         C.1        Northeast Utilities

                    C.1.1     Indenture dated as of December 1,
                              1991, between Northeast Utilities
                              and IBJ Schroder Bank & Trust
                              Company, with respect to the
                              issuance of Debt Securities.
                              (Exhibit 4.1.1, 1991 NU Form 10-K,
                              File No. 1-5324)

                    C.1.2 First Supplemental Indenture, dated as of December 1, 1991, between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series A Notes. (Exhibit 4.1.2, 1991 NU Form 10-K,
                              File No. 1-5324)

                    C.1.3 Second Supplemental Indenture, dated as of March 1, 1992, between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of 8.38% Amortizing Notes. (Exhibit 4.1.3, 1992 NU Form 10-K, File No. 1-5324)

                    C.1.4 Indenture between NU and The Bank of New York, as Trustee, dated as of April 1, 2002 (Exhibit A-3 to 35 CERT filed April 9, 2002, File No. 70-9755)

                    C.1.6 First Supplemental Indenture between NU and The Bank of New York, as Trustee, dated as of April 1, 2002 relating to the $263M of Senior Notes, Series A, due 2012. (Exhibit A-4 to 35 CERT filed April 9, 2002, File No. 70-9535)

                    C.1.7 Second Supplemental Indenture dated as of June 1, 2003, between NU and the Bank of New York as Trustee, relating to $150M of Senior Notes, Series B, due 2008. (Exhibit A-1.3 to NU 35-CERT filed June 6, 2003, File No. 70-10051)

                    C.1.8     Credit Agreement among Northeast
                              Utilities, the Banks Named Therein,
                              Union Bank of California, N.A.

                              as Administrative Agent and Bank One,
                              N.A., as Fronting Bank, dated as of
                              November 10, 2003. (Exhibit B-5 to NU
                              35-CERT filed November 17, 2003, File
                              No. 70-9755)

                    C.1.9 Rights Agreement dated as of February 23, 1999, between Northeast
                              Utilities and Northeast Utilities
                              Service Company, as Rights Agent.
                              (Exhibit 1 to NU's Registration
                              Statement on Form 8-A, filed on
                              April 12, 1999, File No. 001-05324).

                              C.1.9.1   Amendment to Rights Agreement.
                                        (Exhibit 3 to NU Form 8-K dated
                                        October 13, 1999, File No. 1-5324).

                              C.1.9.2 Second Amendment to Rights Agreement. (Exhibit B-3 to NU 35-CERT, dated February 1, 2002, File No.
                                        070-09463).

         C.2        The Connecticut Light and Power Company

                    C.2.1     Indenture of Mortgage and Deed of
                              Trust between CL&P and Bankers Trust
                              Company, Trustee, dated as of May 1,
                              1921. (Composite including all
                              twenty-four amendments to May 1,
                              1967.) (Exhibit 4.1.1, 1989 NU Form
                              10-K, File No. 1-5324)

                    C.2.2     Supplemental Indenture to the
                              Composite May 1, 1921 Indenture of
                              Mortgage and Deed of Trust between
                              CL&P and Bankers Trust Company,
                              dated as of June 1, 1994. (Exhibit
                              4.2.15, 1994 NU Form 10-K, File No.
                              1-5324)

                    C.2.3     Supplemental Indenture to the
                              Composite May 1, 1921 Indenture of
                              Mortgage and Deed of Trust between
                              CL&P and Bankers Trust Company,
                              dated as of October 1, 1994.
                              (Exhibit 4.2.16, 1994 NU Form
                              10-K, File No. 1-5324)

                    C.2.4     Financing Agreement between
                              Industrial Development Authority of
                              the State of New Hampshire and CL&P
                              (Pollution Control Bonds, 1986
                              Series) dated as of December 1,
                              1986. (Exhibit C.1.47, 1986 NU Form
                              U5S, File No. 30-246)

                    C.2.5     Financing Agreement between
                              Industrial Development Authority of
                              the State of New Hampshire and CL&P
                              (Pollution Control Bonds, 1988
                              Series) dated as of October 1, 1988.
                              (Exhibit C.1.55, 1988 NU Form U5S,
                              File No. 30-246)

                    C.2.6     Loan and Trust Agreement among
                              Business Finance Authority of the
                              State of New Hampshire and CL&P
                              (Pollution Control Bonds, 1992
                              Series A) dated as of December 1,
                              1992. (Exhibit C.2.33, 1992 NU Form
                              U5S, File No. 30-246)

                    C.2.7     Loan Agreement between Connecticut
                              Development Authority and CL&P
                              (Pollution Control Bonds - Series A,
                              Tax Exempt Refunding) dated as of
                              September 1, 1993. (Exhibit 4.2.21,
                              1993 NU Form 10-K, File No. 1-5324)

                    C.2.8     Loan Agreement between Connecticut
                              Development Authority and CL&P
                              (Pollution Control Bonds - Series B,
                              Tax Exempt Refunding) dated as of
                              September 1, 1993. (Exhibit 4.2.22,
                              1993 NU Form 10-K, File No. 1-5324)

                    C.2.9 Amended and Restated Loan Agreement between Connecticut Development
                              Authority and CL&P (Pollution
                              Control Revenue Bond - 1996A Series)
                              dated as of May 1, 1996 and Amended
                              and Restated as of January 1, 1997.
                              (Exhibit 4.2.24, 1996 NU Form 10-K,
                              File No. 1-5324)

                              C.2.9.1   Amended and Restated Indenture of
                                        Trust between Connecticut
                                        Development Authority and the
                                        Trustee (CL&P Pollution Control
                                        Revenue Bond-1996A Series), dated as
                                        of May 1, 1996, and Amended and
                                        Restated as of January 1, 1997.
                                        (Exhibit 4.2.24.1, 1996 NU Form
                                        10-K, File No. 1-5324)

                              C.2.9.2   Standby Bond Purchase Agreement
                                        among CL&P, Bank of New York as
                                        Purchasing Agent and the Banks named
                                        therein, dated October 24, 2000.
                                        (Exhibit 4.2.24.2, 2000 NU Form
                                        10-K, File No. 1-5324)

                              C.2.9.3   AMBAC Municipal Bond Insurance
                                        Policy issued by the Connecticut
                                        Development Authority (CL&P
                                        Pollution Control Revenue Bond-1996A
                                        Series), effective January 23, 1997.
                                        (Exhibit 4.2.24.3, 1996 NU Form
                                        10-K, File No. 1-5324)

                              C.2.9.4 Amendment No. 2 to the Standby Bond Purchase Agreement dated as of September 9, 2002, among CL&P, The Bank of New York, and the Participating Banks referred to therein. (Exhibit 4.2.7.4, 2002 NU Form 10-Q for the Quarter Ended September 30, 2002, File No. 1-5324)

                              C.2.9.5   Compensation and Multiannual Mode
                                        Agreement among the Connecticut
                                        Development Authority and BNY
                                        Capital Markets, Inc. dated
                                        September 23, 2003 (Exhibit 4.2.7.5,
                                        2003 NU Form 10-Q for the Quarter
                                        Ended September 30, 2003, File No.
                                        1-5324)

                    C.2.10    Amended and Restated Receivables
                              Purchase and Sale Agreement dated as
                              of March 30, 2001 (CL&P and CL&P
                              Receivables Corporation (CRC))
                              (Exhibit 10.1, 2001 NU 10-Q for the
                              Quarter Ended September 30, 2001
                              (File No. 1-5324))

                              C.2.10.1  Amendment No. 2 to the Amended and
                                        Restated Receivables Purchase and
                                        Sale Agreement, dated as of July 10,
                                        2002 (CL&P and CL&P Receivables
                                        Corporation (CRC)). (Exhibit
                                        4.2.8.1, 2002 NU Form 10-K, File No.
                                        1-5324)

                              C.2.10.2  Amendment No. 3 to the Amended and
                                        Restated Receivables Purchase and
                                        Sale Agreement, dated as of July 9,
                                        2003 (Exhibit 4.2.8.2, 2003 NU Form
                                        10-Q for the Quarter Ended September
                                        30, 2003, File No. 1-5324)

                    C.2.11    Purchase and Contribution Agreement
                              (CL&P and CRC), dated as of
                              September 30, 1997 (Exhibit 10.49.1,
                              1997 NU Form 10-K, File No. 1-5324)


                              C.2.11.1 Amendment No. 2 to the Purchase and Contribution Agreement between CL&P and CRC dated as of March 30, 2001. (Exhibit 4.2.9.1, 2002 NU Form 10-K,
                                        File No. 1-5324)

                    C.2.12 Credit Agreement among WMECO, CL&P, PSNH, Yankee Gas, the Banks Named Therein and Citibank, N.A. as
                              Administrative Agent, dated as of
                              November 10, 2003. (Exhibit B-6 to
                              NU 35-CERT filed November 17, 2003,
                              File No. 70-9755).

         C.3        Public Service Company of New Hampshire

                    C.3.1 First Mortgage Indenture dated as of August 15, 1978, between PSNH and First Fidelity Bank, National
                              Association, New Jersey, Trustee.
                              (Composite including all amendments
                              to May 16, 1991)(Exhibit 4.4.1, 1992
                              NU Form 10-K, File No. 1-5324)

                              C.3.1.1 Tenth Supplemental Indenture dated as of May 1, 1991 between PSNH and
                                        First Fidelity Bank, National
                                        Association. (Exhibit 4.1, PSNH
                                        Current Report on Form 8-K dated
                                        February 10, 1992, File No. 1-6392)

                              C.3.1.2   Twelfth Supplemental Indenture
                                        dated as of December 1, 2001 between
                                        PSNH and First Union National Bank
                                        (Exhibit 4.3.1.2, 2001 NU Form 10-K,
                                        File No. 1- 5324)

                    C.3.2 Series D (Taxable New Issue) Amended and Restated PCRB Loan and Trust Agreement dated as of April 1, 1999. (Exhibit 4.3.6, 1999 NU Form 10-K,
                              File No. 1-5324)

                    C.3.3 Series E (Taxable New Issue) Amended and Restated PCRB Loan and Trust Agreement dated as of April 1, 1999. (Exhibit 4.3.7, 1999 NU Form 10-K,
                              File No. 1-5324)

                    C.3.4     Series A Loan and Trust Agreement
                              among Business Finance Authority of
                              the State of New Hampshire and PSNH
                              and State Street Bank and Trust
                              Company, as Trustee (Tax Exempt
                              Pollution Control Bonds) dated as of
                              October 1, 2001. (Exhibit 4.3.4,
                              2001 NU Form 10-K, File No. 1-5324)

                    C.3.5     Series B Loan and Trust Agreement
                              among Business Finance Authority of
                              the State of New Hampshire and PSNH
                              and State Street Bank and Trust
                              Company, as Trustee (Tax Exempt
                              Pollution Control Bonds) dated as of
                              October 1, 2001. (Exhibit 4.3.5,
                              2001 NU Form 10-K, File No. 1-5324)

                    C.3.6     Series C Loan and Trust Agreement
                              among Business Finance Authority of
                              the State of New Hampshire and PSNH
                              and State Street Bank and Trust
                              Company, as Trustee (Tax Exempt
                              Pollution Control Bonds) dated as of
                              October 1, 2001. (Exhibit 4.3.6,
                              2001 NU Form 10-K, File No. 1-5324)

                    C.3.7 Credit Agreement among WMECO, CL&P, PSNH, Yankee Gas, the Banks Named Therein and Citibank, N.A. as
                              Administrative Agent, dated as of
                              November 10, 2003. (Exhibit B-6 to
                              NU 35-CERT filed November 17, 2003,
                              File No. 70-9755)

         C.4        Western Massachusetts Electric Company

                    C.4.1     Loan Agreement between Connecticut
                              development Authority and WMECO
                              Pollution Control Bonds - Series A,
                              Tax Exempt Refunding) dated as of
                              September 1, 1993. (Exhibit 4.4.13,
                              1993 NU Form 10-K, File No. 1-5324)

                    C.4.2     Indenture Agreement between WMECO
                              and the Bank of New York, as
                              Trustee, dated as of September 1,
                              2003 (Exhibit 99.2, WMECO Form 8-K
                              filed October 8, 2003, File No.
                              0-7624)

                              C.4.2.1   First Supplemental Indenture
                                        Agreement between WMECO and the Bank
                                        of New York, as Trustee, dated as
                                        of September 1, 2003 (Exhibit 99.3,
                                        WMECO Form 8-K filed October 8, 2003,
                                        File No. 0-7624)

                    C.4.3 Credit Agreement among WMECO, CL&P, PSNH, Yankee Gas, the Banks Named Therein and Citibank, N.A. as
                              Administrative Agent, dated as of
                              November 10, 2003. (Exhibit B-6 to
                              NU 35-CERT filed November 17, 2003,
                              File No. 0-9755)

         C.5        Northeast Generation Company

                    C.5.1     Indenture Mortgage, dated as of
                              October 18, 2001 between NGC and The
                              Bank of New York, as trustee
                              (Exhibit 4.1 to NGC Registration
                              Statement on Form S-4 dated December
                              6, 2001, File No. 333-74636)

                              C.5.1.1   First Supplemental Indenture
                                        Mortgage, dated as of October 18,
                                        2001 between NGC and The Bank of
                                        New York, as trustee (Exhibit
                                        4.2 to NGC Registration Statement
                                        S-4 dated December 6, 2001, File
                                        No. 333-74636)

         C.6        The Rocky River Realty Company

                    C.6.1 Note Agreement dated April 14, 1992, by and between The Rocky River Realty Company (RRR) and Purchasers named therein (Connecticut General Life Insurance Company, Life
                              Insurance Company of North America,
                              INA Life Insurance Company of New
                              York, Life Insurance Company of
                              Georgia), with respect to RRR's sale
                              of $15 million of guaranteed senior
                              secured notes due 2007 and $28
                              million of guaranteed senior secured
                              notes due 2017. (Exhibit 10.52, 1992
                              NU Form 10-K, File No. 1-5324)

                    C.6.2     Amendment to Note Agreement, dated
                              September 26, 1997. (Exhibit 10.3.1,
                              1997 NU Form 10-K, File No. 1-5324)

                    C.6.3     Note Guaranty dated April 14, 1992
                              by Northeast Utilities pursuant to
                              Note Agreement dated April 14, 1992,
                              between RRR and Note Purchasers, for
                              the benefit of The Connecticut
                              National Bank as Trustee, the
                              Purchasers and the owners of the
                              notes. (Exhibit 10.52.1, 1992 NU
                              Form 10-K, File No. 1-5324)

                    C.6.4     Extension of Note Guaranty, dated
                              September 26, 1997. (Exhibit
                              10.31.2.1, 1997 NU Form 10-K, File
                              No. 1-5324)

                    C.6.5     Assignment of Leases, Rents and
                              Profits, Security Agreement and
                              Negative Pledge, dated as of April
                              14, 1992, among RRR, NUSCO and The
                              Connecticut National Bank as
                              Trustee, securing notes sold by RRR
                              pursuant to April 14, 1992, Note
                              Agreement. (Exhibit 10.52.2, 1992 NU
                              Form 10-K, File No. 1-5324)

                    C.6.6 Modification of and Confirmation of Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of
                              September 26, 1997. (Exhibit
                              10.31.3.1, 1997 NU Form 10-K, File
                              No. 1-5324)

                    C.6.7     Purchase and Sale Agreement, dated
                              July 28, 1997, by and between RRR
                              and the Sellers and Purchasers named
                              therein. (Exhibit 10.31.4, 1997 NU
                              Form 10-K, File No. 1-5324)

                    C.6.8     Purchase and Sale Agreement, dated
                              September 26, 1997, by and between
                              RRR and the Purchaser named therein.
                              (Exhibit 10.31.5, 1997 NU Form 10-K,
                              File No. 1-5324)

         C.7        CL&P Receivables Corporation

                    C.7.1     Amended and Restated Receivables
                              Purchase and Sale Agreement dated as
                              of March 30, 2001 (CL&P and CL&P
                              Receivables Corporation (CRC))
                              (Exhibit 10.1, 2001 NU 10-Q for the
                              Quarter Ended September 30, 2001
                              (File No.
                              1-5324)

                              C.7.1.1   Amendment No. 2 to the Amended and
                                        Restated Receivables Purchase and Sale
                                        Agreement, dated as of July 10,
                                        2002 (CL&P and CL&P Receivables
                                        Corporation (CRC)). (Exhibit
                                        4.2.8.1, 2002 NU Form 10-K, File
                                        No. 1-5324)

                              C.7.1.2   Amendment No. 3 to the Amended and
                                        Restated Receivables Purchase and Sale
                                        Agreement, dated as of July 9, 2003
                                        (Exhibit 4.2.8.2, 2003 NU Form 10-Q
                                        for the Quarter Ended September
                                        30, 2003, File No. 1-5324)

                    C.7.2     Purchase and Contribution Agreement
                              (CL&P and CL&P Receivables
                              Corporation), dated as of September
                              30, 1997 (Exhibit 10.49.1, 1997 NU
                              Form 10-K, File No. 1-5324)

                              C.7.2.1 Amendment No. 2 to the Purchase and Contribution Agreement between
                                        CL&P and CRC dated as of March 30,
                                        2001. (Exhibit 4.2.9.1, 2002 NU
                                        Form 10-K, File No. 1-5324)

         C.8        HEC/Tobyhanna Energy Project, Inc.

                    C.8.1 Trust Indenture & Security Agreement Relating to an Energy Savings
                              Performance Contract Project dated
                              as of September 30, 1999 (Exhibit
                              C.11.1, 2000 NU Form U5S, File No.
                              1-5324)

         C.9        Yankee Gas Services Company

                    C.9.1     Indenture of Mortgage and Deed of
                              Trust dated as of July 1, 1989
                              between Yankee Gas Services Company
                              (Yankee Gas) and The Connecticut
                              National Bank (Mortgage) (Exhibit
                              No. 4.2, Yankee Gas Form 10 dated
                              April 14, 1989, File No. 0-17605)

                    C.9.2 First Supplemental Indenture, dated as of April 1, 1992, to Mortgage (Exhibit No. 4.11, Yankee Energy Form S-3 filed October 2, 1992, Reg. No. 33-52750)

                    C.9.3 Second Supplemental Indenture, dated as of December 1, 1992, to Mortgage (Exhibit No. 10.2, 1992 Yankee Energy System, Inc. (Yankee Energy) Form 10-K, File No. 0-17605)

                    C.9.4 Third Supplemental Indenture, dated as of June 1, 1995, to Mortgage (Exhibit No. 4.14, 1995 Yankee Energy Form 10-K, File No. 0-10721)

                    C.9.5 Fourth Supplemental Indenture, dated as of April 1, 1997, to Mortgage
                              (Exhibit No. 15, 1997 Yankee Energy
                              Form 10-K, File No. 0-10721)

                    C.9.6     Fifth Supplemental Indenture, dated
                              as of January 1, 1999, to Mortgage
                              (Exhibit C.13.6, 2000 NU Form U5S,
                              File No. 1-5324)

                    C.9.7 Bond Purchase Agreement dated as of July 1, 1989, relating to $119 million aggregate principal amount of First Mortgage Bonds, Series A (Exhibit 4.3, Yankee Gas Form 10 dated April 14, 1989, File No. 0-17605)

                              C.9.7.1 First Amendment, dated as of April 10, 1990, to Bond Purchase Agreement (Exhibit C.13.7.1, 2000 NU Form U5S, File No. 1-5324)

                    C.9.8 Bond Purchase Agreement, dated as of April 1, 1992, relating to $20 million aggregate principal amount of First Mortgage Bonds, Series B (Exhibit No. 4.12, Yankee Energy Form S-3 filed October 2, 1992, Reg. No. 33-52750)

                    C.9.9 Bond Purchase Agreement, dated as of December 1, 1992, relating to $20 million aggregate principal amount of First Mortgage Bonds, Series C (Exhibit No. 10.4, 1992 Yankee Energy Form 10-K, File No. 0-17605)

                    C.9.10 Bond Purchase Agreement, dated as of April 1, 1997, relating to $30 million aggregate principal amount of First Mortgage Bonds, Series E (Exhibit No. 4.16, 1997 Yankee Energy Form 10-K, File No. 0-10721)

                    C.9.11 Bond Purchase Agreement, dated as of January 1, 1999, relating to $50 million aggregate principal amount of First Mortgage Bonds (Exhibit No. C.13.11, NU Form U5S, File No. 1-5324)

                    C.9.12 Credit Agreement among WMECO, CL&P, PSNH, Yankee Gas, the Banks Named Therein and Citibank, N.A. as
                              Administrative Agent, dated as of
                              November 10, 2003. (Exhibit B-6 to
                              NU 35-CERT filed November 17, 2003,
                              File No. 70-9755).

         C.10       NorConn Properties, Inc.

                    C.10.1 Term Loan Agreement between NorConn Properties, Inc. and Fleet National Bank of Connecticut dated as of February 1, 1996. (Exhibit C.13.1, 2001 NU Form U5S, File No. 30-246)

C.(b) AGREEMENTS RELATING TO ACQUISITION OF SECURITIES AND UTILITY ASSETS

D.       Tax Allocation Agreement

         D.1 Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990. (Exhibit D, 1994 NU Form U5S, File No. 30-246)

         D.2 First Amendment, dated as of October 26, 1998, to the Amended and Restated Tax Allocation Agreement dated as of January 1, 1990. (Exhibit D, Amendment No. 2 to 1997 NU Form U5S, File No. 30-246)

         D.3 Second Amendment, dated as of March 1, 2000, to the Amended and Restated Tax Allocation Agreement dated as of January 1, 1990 (Exhibit D.3, 2000 NU Form U5S, File No. 30-246)

G.       Organizational Chart - EWG

         Northeast Utilities (Parent Company)

         -     NU Enterprises, Inc. (100% owned by NU)
         -     Northeast Generation Company (EWG, 100% owned by NU
               Enterprises, Inc.)

H.       EWG Financial Statements

                       THIS PAGE INTENTIONALLY LEFT BLANK

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

BALANCE SHEETS



--------------------------------------------------------------------------------------------------------------------
At December 31,                                                                      2003                 2002
--------------------------------------------------------------------------------------------------------------------
                                                                                       (Thousands of Dollars)
ASSETS
------

Current Assets:
  Cash and cash equivalents                                                      $      12,863       $      18,248
  Accounts receivable                                                                        -               1,441
  Accounts receivable from affiliated companies                                         12,988              12,124
  Taxes receivable                                                                           -               1,587
  Notes receivable from affiliated companies                                            10,000              10,000
  Materials and supplies, at average cost                                                2,311               2,164
  Prepayments and other                                                                    749                 780
                                                                                 --------------      --------------
                                                                                        38,911              46,344
                                                                                 --------------      --------------

Property, Plant and Equipment:
  Competitive energy                                                                   821,230             799,585
     Less: Accumulated depreciation                                                     29,290              19,379
                                                                                 --------------      --------------
                                                                                       791,940             780,206
  Construction work in progress                                                         11,620              21,085
                                                                                 --------------      --------------
                                                                                       803,560             801,291
                                                                                 --------------      --------------


Deferred Debits and Other Assets:
  Special deposits                                                                      30,204              29,627
  Other                                                                                  8,735              10,149
                                                                                 --------------      --------------
                                                                                        38,939              39,776
                                                                                 --------------      --------------





Total Assets                                                                     $     881,410       $     887,411
                                                                                 ==============      ==============


The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

BALANCE SHEETS


-------------------------------------------------------------------------------------------------------------------
At December 31,                                                                     2003                  2002
-------------------------------------------------------------------------------------------------------------------
                                                                                      (Thousands of Dollars)

LIABILITIES AND CAPITALIZATION
------------------------------

Current Liabilities:
  Long-term debt - current portion                                            $         31,500      $       27,000
  Accounts payable                                                                       2,266               1,559
  Accounts payable to affiliated companies                                               1,274               1,719
  Accrued taxes                                                                            446                 893
  Accrued interest                                                                       6,783               7,070
  Other                                                                                    329                 484
                                                                              -----------------      --------------
                                                                                        42,598              38,725
                                                                              -----------------      --------------

Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes                                                     42,863              21,005
                                                                              -----------------      --------------

Capitalization:
  Long-Term Debt                                                                       357,500             389,000
                                                                              -----------------      --------------

  Common Stockholder's Equity:
    Common stock, $1 par value - authorized
      20,000 shares; 6 shares outstanding
      in 2003 and 2002                                                                       -                   -
    Capital surplus, paid in                                                           408,095             408,098
    Retained earnings                                                                   31,766              32,259
    Accumulated other comprehensive loss                                                (1,412)             (1,676)
                                                                              -----------------      --------------
  Common Stockholder's Equity                                                          438,449             438,681
                                                                              -----------------      --------------

Total Capitalization                                                                   795,949             827,681
                                                                              -----------------      --------------



Commitments and Contingencies (Note 3)


Total Liabilities and Capitalization                                          $        881,410       $     887,411
                                                                              =================      ==============



The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H

NORTHEAST GENERATION COMPANY

STATEMENTS OF INCOME


-------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                     2003                2002
-------------------------------------------------------------------------------------------------------------------
                                                                                      (Thousands of Dollars)


Operating Revenues                                                            $        143,814       $     131,897
                                                                              -----------------      --------------

Operating Expenses:
  Operation -
    Operation and maintenance                                                           25,995              25,126
  Depreciation and amortization                                                          9,784              14,091
  Taxes other than income taxes                                                          9,391               9,825
                                                                              -----------------      --------------
     Total operating expenses                                                           45,170              49,042
                                                                              -----------------      --------------
Operating Income                                                                        98,644              82,855

Interest Expense:
  Interest on long-term debt                                                            33,187              33,203
  Other interest                                                                           108                  13
                                                                              -----------------      --------------
     Interest expense, net                                                              33,295              33,216
                                                                              -----------------      --------------
Other Income, Net                                                                          478                 774
                                                                              -----------------      --------------
Income Before Income Tax Expense                                                        65,827              50,413
Income Tax Expense                                                                      27,320              20,007
                                                                              -----------------      --------------
Net Income                                                                    $         38,507       $      30,406
                                                                              =================      ==============

STATEMENTS OF COMPREHENSIVE INCOME
Net Income                                                                    $         38,507       $      30,406
                                                                              -----------------      --------------
Other comprehensive income, net of tax:
  Qualified cash flow hedging instruments                                                  264                 265
                                                                              -----------------      --------------
Comprehensive Income                                                          $         38,771       $      30,671
                                                                              =================      ==============



The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H
NORTHEAST GENERATION COMPANY

STATEMENTS OF STOCKHOLDER'S EQUITY


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Accumulated
                                              Common Stock             Capital                          Other
                                        -----------------------        Surplus,       Retained      Comprehensive
                                          Shares        Amount         Paid In        Earnings      (Loss)/Income         Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                     (Thousands of Dollars, except share information)
Balance at January 1, 2002                      6     $        -     $  408,099     $    11,853     $     (1,941)    $     418,011

    Net income for 2002                                                                  30,406                             30,406
    Cash dividends on common stock                                                      (10,000)                           (10,000)
    Allocation of benefits - ESOP                                            (1)                                                (1)
    Other comprehensive income                                                                               265               265
                                        ----------    -----------    -----------    ------------    -------------    --------------
Balance at December 31, 2002                    6              -        408,098          32,259           (1,676)          438,681

    Net income for 2003                                                                  38,507                             38,507
    Cash dividends on common stock                                                      (39,000)                           (39,000)
    Allocation of benefits - ESOP                                            (3)                                                (3)
    Other comprehensive income                                                                               264               264
                                        ----------    -----------    -----------    ------------    -------------    --------------
Balance at December 31, 2003                    6     $        -     $  408,095     $    31,766     $     (1,412)    $     438,449
                                        ==========    ===========    ===========    ============    =============    ==============



The accompanying notes are an integral part of these financial statements.

ITEM 10. EXHIBIT H.

NORTHEAST GENERATION COMPANY

STATEMENTS OF CASH FLOWS


---------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                                        2003                  2002
---------------------------------------------------------------------------------------------------------------------------
                                                                                          (Thousands of Dollars)

Operating Activities:
Net income                                                                      $          38,507        $        30,406
Adjustments to reconcile to net cash flows
  provided by operating activities:
    Depreciation and amortization                                                           9,784                 14,091
    Deferred income taxes                                                                  21,681                 19,031
    Other sources of cash                                                                   1,591                  1,974
    Other uses of cash                                                                       (923)                (3,399)
Changes in current assets and liabilities:
  Accounts receivable                                                                         577                 (2,923)
  Materials and supplies                                                                     (147)                  (371)
  Other current assets (excludes cash)                                                      1,618                  2,242
  Accounts payable                                                                            262                    222
  Accrued taxes                                                                              (447)                    99
  Other current liabilities                                                                  (178)                  (348)
                                                                                ------------------       ----------------
Net cash flows provided by operating activities                                             72,325                 61,024
                                                                                ------------------       ----------------

Investing Activities:
  Investments in competitive energy plant                                                 (11,133)               (14,266)
  NU system Money Pool lending                                                                  -                   (100)
  Investment in special deposits                                                             (577)                  (506)
                                                                                ------------------       ----------------
Net cash flows used in investing activities                                               (11,710)               (14,872)
                                                                                ------------------       ----------------

Financing Activities:
  Retirement of long-term debt                                                            (27,000)               (24,000)
  Cash dividends on common stock                                                          (39,000)               (10,000)
                                                                                ------------------       ----------------
Net cash flows used in financing activities                                               (66,000)               (34,000)
                                                                                ------------------       ----------------
Net (decrease)/increase in cash and cash equivalents                                       (5,385)                12,152
Cash and cash equivalents - beginning of year                                              18,248                  6,096
                                                                                ------------------       ----------------
Cash and cash equivalents - end of year                                         $          12,863        $        18,248
                                                                                ==================       ================


Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized of $1,058 in 2003 and $2,085 in 2002     $          34,261        $        36,145
                                                                                ==================       ================

  Income taxes                                                                  $           5,608        $        (1,435)
                                                                                ==================       ================


The accompanying notes are an integral part of these financial statements.